Exhibit 10.1

LEASE

between

HWA 1290 III LLC, HWA 1290 IV LLC and HWA 1290 V LLC, collectively,

Landlord,

and

FUBOTV INC.,

Tenant.

1290 Avenue of the Americas

New York, New York 10104

as of February 23, 2021

ii

4.12.	Public Health Emergency Protocol.	38

Article 5 ELECTRICITY		38
5.1.	Capacity.	38
5.2.	Electricity for the Building.	39
5.3.	Submetering.	39
5.4.	Termination of Electric Service.	41

Article 6 INITIAL CONDITION OF THE PREMISES		42
6.1.	Condition of Premises.	42
6.2.	Landlord’s Work.	42
6.3.	Tenant’s Contribution to the Cost of Landlord’s Premises Work.	47
6.4.	Payment of Architect Fees.	49
6.5.	Notices to Tenant regarding Landlord’s Work.	50

Article 7 ALTERATIONS		51
7.1.	General.	51
7.2.	Basic Alterations and Minor Alterations.	52
7.3.	Approval Process.	53
7.4.	Performance of Alterations.	54
7.5.	Financial Integrity.	56
7.6.	Effect on Building.	58
7.7.	Time for Performance of Alterations.	58
7.8.	Removal of Alterations and Tenant’s Property.	59
7.9.	Contractors and Supervision.	60
7.10.	Window Coverings.	61
7.11.	Furniture, Fixtures and Equipment Allowance.	62
7.12.	Air-Cooled HVAC Installations.	62

Article 8 REPAIRS		62
8.1.	Landlord’s Repairs.	62
8.2.	Tenant’s Repairs.	63
8.3.	Certain Limitations.	63
8.4.	Overtime.	64

Article 9 ACCESS; LANDLORD’S CHANGES		64
9.1.	Access.	64
9.2.	Landlord’s Obligation to Minimize Interference.	65
9.3.	Reserved Areas.	66
9.4.	Ducts, Pipes and Conduits.	66
9.5.	Keys.	66
9.6.	Landlord’s Changes.	66

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		67
10.1.	Unavoidable Delays.	67
10.2.	Interruption of Services.	68
10.3.	Rent Credit.	69

Article 11 REQUIREMENTS		69
11.1.	Tenant’s Obligation to Comply with Requirements.	69

iii

11.2.	Landlord’s Obligation to Comply with Requirements.	71
11.3.	Tenant’s Right to Contest Requirements.	71
11.4.	Certificate of Occupancy.	72

Article 12 QUIET ENJOYMENT		72
12.1.	Quiet Enjoyment.	72

Article 13 SUBORDINATION		72
13.1.	Subordination.	72
13.2.	Terms of Nondisturbance Agreements.	73
13.3.	Attornment.	75
13.4.	Amendments to this Lease.	75
13.5.	Tenant’s Estoppel Certificate.	76
13.6.	Landlord’s Estoppel Certificate.	76
13.7.	Rights to Cure Landlord’s Default.	76
13.8.	Zoning Lot Merger Agreement.	77
13.9.	Tenant’s Financial Statements.	77

Article 14 INSURANCE		78
14.1.	Tenant’s Insurance.	78
14.2.	Landlord’s Insurance.	79
14.3.	Mutual Waiver of Subrogation.	80
14.4.	Evidence of Insurance.	80
14.5.	No Concurrent Insurance.	81
14.6.	Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.	81

Article 15 CASUALTY		81
15.1.	Notice.	81
15.2.	Landlord’s Restoration Obligations.	81
15.3.	Rent Abatement.	82
15.4.	Landlord’s Termination Right.	83
15.5.	Tenant’s Termination Right.	83
15.6.	Termination Rights at End of Term.	84
15.7.	No Other Termination Rights.	85

Article 16 CONDEMNATION		85
16.1.	Effect of Condemnation.	85
16.2.	Condemnation Award.	86
16.3.	Temporary Taking.	87

Article 17 ASSIGNMENT AND SUBLETTING		87
17.1.	General Limitations.	87
17.2.	Landlord’s Expenses.	88
17.3.	Recapture Procedure.	89
17.4.	Certain Transfer Rights.	93
17.5.	Preliminary Approval.	96
17.6.	Deemed Approval.	97
17.7.	Transfer Taxes.	97

iv

17.8.	Transfer Profit.	97
17.9.	Permitted Transfers.	99
17.10.	Special Occupants.	101
17.11.	Existing Cushman Restriction.	101

Article 18 TENANT’S RIGHT OF FIRST OFFER TO LEASE		102
18.1.	Right of First Offer.	102
18.2.	Option Notice.	103
18.3.	Option Procedure.	104
18.4.	Certain Limitations.	104
18.5.	Lease Provisions Apply.	106
18.6.	Delivery.	107

Article 19 TENANT’S RIGHT TO LEASE ADDITIONAL SPACE		108
19.1.	Additional Space.	108
19.2.	Option.	109
19.3.	Certain Limitations.	109
19.4.	Lease Provisions Apply.	110
19.5.	Delivery.	111

Article 20 RENEWAL		112
20.1.	Renewal Option.	112
20.2.	Lease Provisions Apply.	113

Article 21 FAIR MARKET RENT		113
21.1.	Certain Definitions.	113
21.2.	Fair Market Rent Assumptions.	114
21.3.	Fair Market Procedure.	114

Article 22 DEFAULT		115
22.1.	Events of Default.	115
22.2.	Termination.	117

Article 23 TENANT’S INSOLVENCY		117
23.1.	Assignments pursuant to the Bankruptcy Code.	117
23.2.	Replacement Lease.	119
23.3.	Insolvency Events.	119
23.4.	Effect of Stay.	120
23.5.	Rental for Bankruptcy Purposes.	121

Article 24 REMEDIES AND DAMAGES		121
24.1.	Certain Remedies.	121
24.2.	No Redemption.	122
24.3.	Calculation of Damages.	122

Article 25 LANDLORD’S EXPENSES AND LATE CHARGES		123
25.1.	Landlord’s Costs.	123
25.2.	Tenant’s Costs.	124
25.3.	Interest on Late Payments.	124

v

Article 26 SECURITY		125
26.1.	Security Deposit.	125
26.2.	Landlord’s Rights.	125
26.3.	Return of Security.	126
26.4.	Transfer of Letter of Credit.	126
26.5.	Renewal of Letter of Credit.	126
26.6.	Adjustments to the Security Amount.	127

Article 27 END OF TERM		128
27.1.	End of Term.	128
27.2.	Holdover.	128

Article 28 NO WAIVER		129
28.1.	No Surrender.	129
28.2.	No Waiver by Landlord.	129
28.3.	No Waiver by Tenant.	130

Article 29 JURISDICTION		130
29.1.	Governing Law.	130
29.2.	Submission to Jurisdiction.	130
29.3.	Waiver of Trial by Jury; Counterclaims.	131

Article 30 NOTICES		131
30.1.	Addresses; Manner of Delivery.	131

Article 31 BROKERAGE		132
31.1.	Broker.	132

Article 32 INDEMNITY		133
32.1.	Tenant’s Indemnification of the Landlord Indemnitees.	133
32.2.	Landlord’s Indemnification of the Tenant Indemnitees.	134
32.3.	Indemnification Procedure.	135

Article 33 LANDLORD’S CONSENTS; ARBITRATION		136
33.1.	Certain Limitations.	136
33.2.	Expedited Arbitration.	136

Article 34 ADDITIONAL PROVISIONS		137
34.1.	Tenant’s Property Delivered to Building Employees.	137
34.2.	Not Binding Until Execution.	137
34.3.	No Third Party Beneficiaries.	138
34.4.	Extent of Landlord’s Liability.	138
34.5.	Extent of Tenant’s Liability.	138
34.6.	Survival.	138
34.7.	Recording.	138
34.8.	Entire Agreement.	139
34.9.	Counterparts and Electronic Signature.	139
34.10.	Exhibits.	139
34.11.	Gender; Plural.	139
34.12.	Divisibility.	139
34.13.	Vault Space.	139
34.14.	Adjacent Excavation.	139
34.15.	Captions.	140
34.16.	Parties Bound.	140
34.17.	Authority.	140
34.18.	Rent Control.	141
34.19.	Consequential Damages.	141
34.20.	Tenant’s Advertising.	141
34.21.	Specially Designated Nationals; Blocked Persons; Embargoed Persons.	141

vi

DEFINED TERMS

Term	Page

8th Floor Option Space	103
9th Floor Option Space	103
Accelerated Notice Date	109
Additional Space	108
Additional Space Acceleration Notice	108
Additional Space Commencement Date	108
Additional Space Notice	109
Additional Space Notice Date	109
Additional Space Option	109
Additional Space Outside Date	112
Additional Space Term	109
Affiliate	6
Allocation and Protocol Notice	26
Alterations	51
Alterations Notice	53
Amortized Transfer Expenses	89
Applicable Area	113
Applicable Date	113
Applicable Fixed Rent	4
Applicable Option Space	103
Applicable Rate	6
Applicable Rent Commencement Date	3
Appraiser	115
Architect	44
Architect Fees	49
Assessed Valuation	20
Average Cost per Kilowatt Hour	15
Average Cost per Peak Demand Kilowatt	14
Bank Requirements	125
Bankruptcy Code	117
Base Electrical Capacity	38
Base Operating Expense Year	8
Base Operating Expenses	8
Base Rate	6
Base Tax Year	20
Base Taxes	20
Basic Alteration	52
Basic Sublease Provisions	96
Broker	132
Building	1
Building Change	58
Building Hours	33

vii

Building Systems	33
Business Days	6
C&W	101
C&W Lease	102
C&W Restrictions Clause	102
Carbon Emission Determination	27
Carbon Emissions Limits	26
Cash Operating Income Threshold	127
Casualty Statement	83
Claim	135
Claim Against Landlord	133
Claim Against Tenant	134
Commencement Date	2
Compliance Challenge	71
Construction Contract	48
Consumer Price Index	6
Contractor’s Liability Policy	55
Control	6
Decorative Alterations	51
Deficiency	122
Disbursement Request	50
Electricity Additional Rent	39
Electricity Inclusion Charge	41
Embargoed Person	143
Epidemic/Pandemic Unavoidable Delay	68
Escalation Rent	6
Event of Default	115
Excluded Amounts	20
Existing 9th Floor Tenant	108
Existing 9th Floor Tenant’s Lease	108
Expedited Arbitration Proceeding	137
Expiration Date	1
Fair Market Rent	113
FF&E Allowance	62
FF&E Expenses	62
Final Cost Notice	48
Final Plans	44
Final Removal Cost Notice	60
First 8th Floor Option Space	103
First Outside Date	2
First Work Estimate Notice	48
Fixed Expiration Date	2
Fixed Rent	4
GAAP	6
Governmental Authority	70
Holidays	7

viii

HVAC	33
HVAC Systems	33
Increased Work Estimate Payment	48
Indemnitee	135
Indemnitor	135
Initial Alterations	51
Initial Removal Cost Notice	60
Initial Tenant Requirement	7
Insolvency Events	120
Insolvency Party	117
ISO	78
Landlord	1
Landlord Indemnitees	134
Landlord’s Base Building Work	43
Landlord’s Contribution	47
Landlord’s Determination	114
Landlord’s Premises Work	44
Landlord’s Property Policy	79
Landlord’s Work	44
Latent Defect	45
Lessor	72
Letter of Credit	125
List	141
Local Law 97	26
Local Law 97 Costs	27
Long Lead Work	46
Maximum Disbursement Amount	49
Measurement Protocol	26
Minimum Demise Requirement	7
Minimum Occupancy Requirement	7
Minor Alteration	52
Minor Alterations Threshold	52
Monthly Operating Expense Payment Amount	16
Monthly Tax Payment Amount	22
Mortgage	73
Mortgagee	73
Net Worth Assignment Requirement	99
Nondisturbance Agreement	73
Occupancy Agreement	87
OFAC	141
Operating Expense Payment	12
Operating Expense Statement	12
Operating Expense Year	12
Operating Expenses	8
Option	104
Option Cutoff Date	105

ix

Option Notice	103
Option Response Notice	104
Option Space	103
Option Space Commencement Date	107
Option Space Outside Date	107
Option Term	104
Original Work Estimate Payment	48
Out-of-Pocket Costs	7
Overtime Periods	33
Permitted Party	87
Person	7
Plan Deadline	44
Plan Requirements	44
Predecessor Tenant	119
Preliminary Space Plan	44
Premises	1
Property Management Charge	8
Proposed Transfer Terms	89
Prospective Operating Expense Statement	16
Prospective Tax Statement	22
Public Health Closure	3
Qualified Alteration	59
Real Property	1
Recapture Date	90
Recapture Procedure	89
Recapture Space	89
Recapture Sublease	90
Recapture Sublease Notice	90
Recapture Subtenant	90
Recapture Termination	91
Recapture Termination Notice	91
Removal Costs	60
Renewal Notice	112
Renewal Option	112
Renewal Term	112
Renewal Term Commencement Date	112
Rent Commencement Date	3
Rent Notice	114
Rentable Area	7
Rental	3
Requirements	70
Reserved Areas	66
Revised Work Estimate Notice	48
Revision Deadline	44
Risers	30
RPAPL	117

x

Rules	29
Scheduled Additional Space Commencement Date	108
Scheduled Option Space Commencement Date	103
Second 8th Floor Option Space	103
Second Bite Date	84
Second Outside Date	2
Second Work Estimate Payment	48
Security Amount	125
Security Reduction Requirements	128
Settlement	135
Short-Term Sublease	90
Soft Cost Allowance	47
Space A	1
Space A Fixed Rent	4
Space A Operating Expense Payment	12
Space A Rent Commencement Date	3
Space A Tax Payment	20
Space B	1
Space B Fixed Rent	4
Space B Operating Expense Payment	12
Space B Rent Commencement Date	3
Space B Tax Payment	20
Special Occupant	101
Specialty Alteration Approval Request	59
Specialty Alterations	51
Substantial Completion	51
Successor	73
Successor Limitation Items	75
Superior Lease	73
Tax Payment	21
Tax Statement	21
Tax Year	21
Taxes	21
Tenant	1
Tenant Indemnitees	134
Tenant Obligor	120
Tenant Work Delays	46
Tenant’s Carbon Emission Allocation	26
Tenant’s Initial Plans	44
Tenant’s Auto Policy	78
Tenant’s Cash Operating Income	127
Tenant’s Determination	114
Tenant’s Financial Statements	127
Tenant’s Liability Policy	78
Tenant’s Operating Expense Share	12
Tenant’s Property	52

xi

Tenant’s Property Policy	78
Tenant’s Sign	31
Tenant’s Space A Operating Expense Share	12
Tenant’s Space A Tax Share	22
Tenant’s Space B Operating Expense Share	12
Tenant’s Space B Tax Share	22
Tenant’s Statements	77
Tenant’s Tax Share	21
Tenant’s Termination Date	5
Tenant’s Work Cost	47
Tenant’s Worker’s Compensation Policy	78
Term	1
Term Sheet	96
Termination Notice	2
Terrace Area	31
Third 8th Floor Option Space	103
Third Outside Date	2
Third Work Estimate Payment	48
Transfer	87
Transfer Date	89
Transfer Expenses	89
Transfer Inflow	98
Transfer Notice	89
Transfer Outflow	98
Transfer Profit	97
Transferee	89
Transferor	89
Unavoidable Delay	68
Usable Area	7
Utility Company	15
Work Access	65
Work Cost	47
Work Deposit	56
Work Estimate Payment	48

xii

EXHIBITS

Exhibit “A”-1 - Space A

Exhibit “A”-2 - Space B

Exhibit “3.3” - Rules

Exhibit “3.5” - Terrace Area

Exhibit “4.3” - HVAC Specifications

Exhibit “4.4” - Cleaning Specifications

Exhibit “6.2” - Preliminary Space Plan

Exhibit “7.9” - Designated Contractors

Exhibit “17.11(C)” - C&W Restrictions Clause

Exhibit “17.11(D)” - C&W Long List Competitors and Short List Competitors

Exhibit “18.1”-1 - 9th Floor Option Space

Exhibit “18.1”-2 - First 8th Floor Option Space

Exhibit “18.1”-3 - Second 8th Floor Option Space

Exhibit “18.1”-4 - Third 8th Floor Option Space

Exhibit “19.1” - Additional Space

Exhibit “26.1” - Form Letter of Credit

xiii

THIS LEASE, dated as of the 23rd day of February, 2021, by and between HWA 1290 III LLC, HWA 1290 IV LLC and HWA 1290 V LLC, each a Delaware limited liability company, each having an address at c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019, collectively, as landlord, and FUBOTV INC., a Florida corporation, having an address at 1330 Avenue of the Americas, New York, New York 10019, as tenant (the Person(s) that hold(s) the interest of the landlord hereunder at any particular time being referred to herein as “Landlord”; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises located in the building that is known by the street address of 1290 Avenue of the Americas, New York, New York 10104 (the “Building”; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the “Real Property”), as follows:

1.	the space that is located on the portion of the ninth (9th) floor of the Building, as shown on Exhibit “A”-1 attached hereto and made a part hereof (the “Space A”), and

2.	the space that is located on the ninth (9th) floor of the Building, as shown on Exhibit “A”-2 attached hereto and made a part hereof (the “Space B”) (Space A and Space B being collectively referred to herein as the “Premises”).

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1
DEMISE, TERM, FIXED RENT

1.1. Demise.

Subject to the terms hereof, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord the Premises for the term to commence on the Commencement Date and to end on the last day of the calendar month during which occurs the day immediately preceding the date that is twelve (12) years after the Space B Rent Commencement Date (the “Fixed Expiration Date”; the Fixed Expiration Date, or such earlier or later date that the term of this Lease expires or otherwise terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the “Expiration Date”; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the “Term”).

1

1.2. Commencement Date.

(A) The term of this Lease shall commence on the date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Premises Work Substantially Complete (such date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Premises Work Substantially Complete being referred to herein as the “Commencement Date”). Landlord shall give Tenant at least ten (10) days advance notice of the occurrence of the Commencement Date (it being understood that Landlord shall have the right to give more than one (1) such notice as hereinafter provided), with the understanding, however, that (x) Landlord shall not be in default if the Commencement Date occurs earlier or later than the date that Landlord specifies in any such notice to Tenant, provided that Landlord gives such notice to Tenant in good faith, and (y) the Commencement Date shall occur as otherwise provided in this Lease notwithstanding that the Commencement Date occurs earlier or later than the date that Landlord specifies in any such notice, provided that Landlord gives such notice to Tenant in good faith.

(B) Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Premises Work on or prior October 1, 2021. If Landlord’s Premises Work is not Substantially Complete on or prior to January 1, 2022, as such date may be adjourned by periods of Unavoidable Delays (including, without limitation, Epidemic/Pandemic Unavoidable Delays) (but not to exceed sixty (60) days in the aggregate for any Unavoidable Delays other than Epidemic/Pandemic Unavoidable Delays), Tenant Work Delays and/or Long Lead Work (such date, as the same may be so adjourned, the “First Outside Date”), then each Applicable Rent Commencement Date shall be adjourned, as Tenant’s sole remedy, subject to the other remedy in this Section 1.2(B), by one (1) day for each day occurring during the period commencing on the First Outside Date until the earlier to occur of (i) day immediately preceding the date Landlord’s Premises Work is Substantially Complete, and (ii) the Second Outside Date. If Landlord’s Premises Work is not Substantially Complete on or prior to April 1, 2022, as such date may be adjourned by periods of Unavoidable Delays (including, without limitation, Epidemic/Pandemic Unavoidable Delays) (but not to exceed sixty (60) days in the aggregate for any Unavoidable Delays other than Epidemic/Pandemic Unavoidable Delays), Tenant Work Delays and/or Long Lead Work (such date, as the same may be so adjourned, the “Second Outside Date”), then each Applicable Rent Commencement Date shall be adjourned, as Tenant’s sole remedy, subject to the other remedy in this Section 1.2(B), by two (2) days for each day occurring during the period commencing on the Second Outside Date until the day immediately preceding the date Landlord’s Premises Work is Substantially Complete. If Landlord’s Premises Work is not Substantially Complete on or prior to the date that a Successor succeeds to Landlord’s interest in the Real Property as provided in Article 13 hereof, as such date may be adjourned by periods of Unavoidable Delays (including, without limitation, Epidemic/Pandemic Unavoidable Delays) (but not to exceed sixty (60) days in the aggregate for any Unavoidable Delays other than Epidemic/Pandemic Unavoidable Delays), Tenant Work Delays and/or Long Lead Work (such date, as the same may be so extended, the “Third Outside Date”) then Tenant, as Tenant’s sole remedy, subject to the other remedies expressly set forth in this Section 1.2(B), shall have the right to terminate this Lease by giving notice thereof (a “Termination Notice”) to Landlord no later than the thirtieth (30th) day after the Third Outside Date (as to which thirtieth (30th) day time shall be of the essence). If Tenant delivers the Termination Notice to Landlord and Landlord’s Premises Work is not Substantially Complete on or prior to the fifth (5th) day after Tenant’s delivery of the Termination Notice, then this Lease shall automatically terminate on such fifth (5th) day; it being understood, however, that if Landlord shall deliver the Premises to Tenant with Landlord’s Premises Work Substantially Complete by such fifth (5th) day, then such Termination Notice shall be deemed null and void and this Lease shall remain in full force and effect and Tenant shall have no further right to terminate this Lease pursuant to this Section 1.2(B). If Tenant effectively exercises such aforesaid right to terminate this Lease, then, subject to the terms hereof, from and after the Third Outside Date, neither party shall have any further rights or obligations hereunder except for those obligations which expressly survive the Expiration Date. For purposes of clarity, Landlord and Tenant agree that there shall be no cap on the number of days that the First Outside Date, the Second Outside Date and the Third Outside Date are each adjourned as a result of Epidemic/Pandemic Unavoidable Delays.

2

(C) The term “Rental” shall mean, collectively, the Fixed Rent, the Escalation Rent, the additional rent payable by Tenant to Landlord hereunder, and all other amounts payable by Tenant to Landlord hereunder.

1.3. Rent Commencement Date.

(A) The term “Rent Commencement Date” shall mean the Applicable Rent Commencement Date that first occurs.

(B) The term “Applicable Rent Commencement Date” shall mean the Space A Rent Commencement Date (with respect to the Space A) and the Space B Rent Commencement Date (with respect to the Space B).

(C) The term “Space A Rent Commencement Date” shall mean the four hundred fifty-ninth (459th) day after the Commencement Date, which date shall be adjourned by one (1) day for each day, but not exceeding thirty (30) days in the aggregate, that Tenant is prohibited by reason of a Public Health Closure from occupying the Premises for the conduct of business during the period commencing on the Commencement Date and ending on the day immediately preceding the four hundred fifty-ninth (459th) day after the Commencement Date.

(D) The term “Space B Rent Commencement Date” shall mean the seven hundred thirty-first (731st) day after Commencement Date, which date shall be adjourned by one (1) day for each day, but not exceeding thirty (30) days in the aggregate, that Tenant is prohibited by reason of a Public Health Closure from occupying the Premises for the conduct of business during the period commencing on the Commencement Date and ending on the day immediately preceding the seven hundred thirty-first (731st) day after the Commencement date.

(E) The term “Public Health Closure” shall mean any period of time that Tenant is prohibited from occupying one hundred percent (100%) of the Premises with Tenant’s employees for the conduct of business by reason of governmental actions (including any directives (including public health directives) or orders or other Requirements issued or adopted by any Governmental Authority, whether temporary or permanent) in connection with any epidemic or pandemic (it being agreed, for purposes of clarity, if Tenant together with its employees is permitted under such governmental actions or orders or other Requirements to occupy a portion of the Premises for the conduct of business, the same shall not constitute a Public Health Closure).

3

1.4. Fixed Rent.

(A) The annual fixed rent for the Space A (the “Space A Fixed Rent”) shall be:

(1) Three Million Five Hundred Thirty Thousand Two Hundred Fifty Dollars and No Cents ($3,530,250.00) ($294,187.50 per month) for the period commencing on the Space A Rent Commencement Date and ending on the day immediately preceding the date that is four (4) years after the Space A Rent Commencement Date;

(2) Three Million Seven Hundred Sixty-Five Thousand Six Hundred Dollars and No Cents ($3,765,600.00) ($313,800.00 per month) for the period commencing on the date that is four (4) years after the Space A Rent Commencement Date and ending on the day immediately preceding the date that is eight (8) years after the Space A Rent Commencement Date; and

(3) Four Million Nine Hundred Fifty Dollars and No Cents ($4,000,950.00) ($333,412.50 per month) for the period commencing on the date that is eight (8) years after the Space A Rent Commencement Date and ending on the Fixed Expiration Date.

(B) The annual fixed rent for the Space B (the “Space B Fixed Rent”) shall be:

(1) Five Hundred Ninety-Seven Thousand Nine Hundred Dollars and No Cents ($597,900.00) ($49,825.00 per month) for the period commencing on the Space B Rent Commencement Date and ending on the day immediately preceding the date that is four (4) years after the Space B Rent Commencement Date;

(2) Six Hundred Thirty-Seven Thousand Seven Hundred Sixty Dollars and No Cents ($637,760.00) ($53,146.67 per month) for the period commencing on the date that is four (4) years after the Space B Rent Commencement Date and ending on the day immediately preceding the date that is eight (8) years after the Space B Rent Commencement Date; and

(3) Six Hundred Seventy-Seven Thousand Six Hundred Twenty Dollars and No Cents ($677,620.00) ($56,468.33 per month) for the period commencing on the date that is eight (8) years after the Space B Rent Commencement Date and ending on the Fixed Expiration Date;

(each of the Space A Fixed Rent and the Space B Fixed Rent being referred to herein as the “Applicable Fixed Rent”; the Space A Fixed Rent and the Space B Fixed Rent being collectively referred to herein as the “Fixed Rent”).

1.5. Payments of Fixed Rent.

(A) Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Applicable Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein); provided, however, that Tenant shall be permitted to pay an installment Fixed Rent to Landlord no more than thirty (30) days before the date such installment of Fixed Rent is due hereunder.

4

(B) Landlord shall have the right to require Tenant to pay the Fixed Rent and any other items of Rental when due by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant.

(C) Subject to Section 1.5(B) hereof, Tenant shall have the right to pay the Fixed Rent and any other items of Rental by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant. Landlord shall so designate an account within thirty (30) days after Tenant’s request therefor from time to time.

(D) If the Applicable Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Applicable Fixed Rent due hereunder for the calendar month during which the Applicable Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Applicable Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

1.6. Termination Rights.

Subject to the terms of this Section 1.6, Tenant shall have the one-time right to terminate this Lease during the Term effective as of the last day of the calendar month during which occurs the day immediately preceding the eighth (8th) anniversary of the Space B Rent Commencement Date (such termination date being referred to herein as “Tenant’s Termination Date”). Tenant shall have the right to terminate this Lease as provided in this Section 1.6 effective as of Tenant’s Termination Date only by giving notice thereof to Landlord not later than the date that is four hundred fifty (450) days before Tenant’s Termination Date (as to which date time shall be of the essence). Tenant’s termination right shall be ineffective if, on Tenant’s Termination Date or on the date of Tenant’s notice, the Initial Tenant Requirement is not satisfied or a monetary or material non-monetary Event of Default has occurred and is then continuing. If Tenant exercises Tenant’s right to terminate this Lease as of Tenant’s Termination Date as provided in this Section 1.6, then Tenant, on Tenant’s Termination Date, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Tenant’s exercise of Tenant’s right to terminate this Lease as provided in this Section 1.6 shall be ineffective unless Tenant pays to Landlord, as additional rent, on the date that Tenant gives the aforesaid notice to Landlord to so terminate this Lease, an amount equal to Eight Million Forty-Eight Thousand Six Hundred Five Dollars and No Cents ($8,048,605.00). The provisions of this Section 1.6 shall survive Tenant’s Termination Date.

5

1.7. Certain Definitions.

(A) The term “Affiliate” shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(B) The term “Applicable Rate” shall mean, at any particular time, the lesser of (x) three hundred (300) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(C) The term “Base Rate” shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its “prime lending rate”).

(D) The term “Business Days” shall mean all days, excluding Saturdays, Sundays and Holidays.

(E) The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (which the parties acknowledge is currently New York – Northern New Jersey – Long Island, NY – NJ – CT – PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(F) The term “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(G) The term “Escalation Rent” shall mean the Rental payable to Landlord under Article 2 hereof.

(H) The term “GAAP” shall mean generally accepted accounting principles, consistently applied, except that if, at any time from and after the date hereof, the American Institute of Certified Public Accountants adopts international financial reporting standards as the basis for financial reporting in the United States, then references in this Lease to GAAP shall be deemed to be references to such international financial reporting standards, consistently applied.

6

(I) The term “Holidays” shall mean all days observed as legal holidays by either (x) the State of New York, (y) the United States of America, or (z) the labor unions that service the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (x) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC System does not observe such day as a holiday, and (y) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).

(J) The term “Initial Tenant Requirement” shall mean the requirement that Tenant is the Person that executed and delivered this Lease initially as the tenant hereunder or a Person that succeeds to such Person pursuant to the terms of Section 17.9 hereof.

(K) The term “Minimum Demise Requirement” shall mean the requirement that this Lease demises at least fifty-five thousand forty-two (55,042) square feet of Rentable Area.

(L) The term “Minimum Occupancy Requirement” shall mean the requirement that Tenant (and/or an Affiliate of Tenant) together with any Special Occupants occupies at least eighty percent (80%) of the Rentable Area that is then demised by this Lease for the conduct of business.

(M) The term “Out-of-Pocket Costs” shall mean costs that a Person pays to a third party that is not an Affiliate of such Person (and, accordingly, Out-of-Pocket Costs shall not include (i) the costs that such Person incurs in compensating its own employees to perform a service or supervise work within the scope of their employment, or (ii) the administrative costs that such Person incurs in operating its own offices).

(N) The term “Person” shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(O) The term “Rentable Area” shall mean, with respect to a particular floor area, the area thereof (expressed as a particular number of square feet), as determined in accordance with the standards that the parties used to calculate that the area of all of the Premises is the sum of (i) forty-seven thousand seventy (47,070) square feet for Space A and (ii) seven thousand nine hundred seventy-two (7,972) square feet for Space B.

(P) The term “Usable Area” shall mean, with respect to a particular floor area, the usable area thereof (expressed as a particular number of square feet), as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, Revised December 2003, as published by The Real Estate Board of New York, Inc.

7

Article 2
ESCALATION RENT

2.1. Operating Expense Definitions.

(A) The term “Base Operating Expenses” shall mean the Operating Expenses for the Base Operating Expense Year.

(B) The term “Base Operating Expense Year” shall mean the 2022 calendar year.

(C) The term “Operating Expenses” shall mean, subject to the terms of this Section 2.1 and to Section 2.2(F) hereof, the expenses paid or incurred by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Real Property (and employing personnel therefor) as reflected on Landlord’s books (which Landlord shall keep in accordance with GAAP). Landlord shall have the right to include in Operating Expenses for a particular Operating Expense Year a property management charge in an amount equal to the product obtained by multiplying (i) three percent (3%), by (ii) the gross rents that Landlord collects from Tenant and the other tenants in the Building during such Operating Expense Year (such amount being referred to herein as the “Property Management Charge”) (provided that if Landlord includes the Property Management Charge in Operating Expenses for an Operating Year, then Landlord shall include the Property Management Charge calculated using the same formula in the Operating Expenses for the Base Operating Expense Year). Operating Expenses shall exclude:

(1) Taxes,

(2) Excluded Amounts,

(3) subject to Section 2.2(F) hereof, payments of interest or principal in respect of Landlord’s debt (including, without limitation, any debt that is secured by Mortgages),

(4) expenses that relate to leasing space in the Building (including, without limitation, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), the cost of performing improvements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, leasing commissions and the cost of lease buy-outs),

(5) expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property,

(6) the cost of any repairs, replacements or improvements to the Building that are required to be capitalized by GAAP (including, without limitation, lease obligations that are required to be capitalized under GAAP) (except in each case as otherwise provided in Section 2.2(F) hereof),

8

(7) depreciation or amortization expense (subject, however, to Section 2.2(F) hereof),

(8) the cost of electricity that is furnished to the portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building (it being understood that Operating Expenses shall include the cost of electricity that is required to operate the Building Systems as provided in Section 2.2(B) hereof),

(9) salaries and the cost of benefits in either case for personnel above the grade of building manager,

(10) charges for the general overhead costs that Landlord incurs in managing, operating, maintaining, or staffing its offices that are not located at the Building, other than the salaries and the costs of benefits of Persons providing services to and properly allocable to the Building at or below the level of a building manager,

(11) rent paid or payable under Superior Leases (except to the extent that (I) such rent that is paid or payable under any such Superior Lease is for Taxes or Operating Expenses, and (II) Landlord has not otherwise included such Taxes or Operating Expenses in the calculation of Escalation Rent under this Article 2),

(12) subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated, whether by virtue of insurance proceeds, condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord for Landlord’s services in the Building or otherwise (other than by virtue of other tenants in the Building making payments to Landlord for Operating Expenses as escalation rental),

(13) the cost of providing any level of service or utility to Tenant or other tenants in the Building that exceeds the level of service that Landlord is required to furnish to Tenant at no additional charge hereunder (other than additional rent payable by Tenant under this Article 2),

(14) legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Real Property,

(15) costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof (other than the amount of retained losses),

(16) costs that Landlord incurs in performing, or correcting defects in, Landlord’s Work;

9

(17) advertising, entertainment and promotional costs that are paid or incurred for the Building,

(18) management fees that Landlord pays to a property manager (it being understood, however, that nothing in this clause (18) limits Landlord’s right to include in Operating Expenses the Property Management Charge),

(19) the expenses paid or incurred by or on behalf of Landlord in owning, maintaining, repairing, managing and operating the portion of the Real Property that is used for retail purposes,

(20) any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship,

(21) interest, penalties, fines and late charges that in either case are paid or incurred as a result of late payments made by Landlord or by reason of the failure of Landlord or other tenants in the Building to comply with Requirements (to the extent that Landlord is required to comply with such Requirements pursuant to the terms hereof),

(22) costs incurred in operating any sign or other similar device designed principally for advertising or promotion to the extent that Landlord leases or licenses to a third party such sign or device, or the portion of the Building where such sign or device is installed,

(23) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than liability for amounts otherwise includible in Operating Expenses hereunder) and all expenses incurred in connection therewith,

(24) amounts payable by Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended),

(25) costs incurred by Landlord which result from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct,

(26) costs that Landlord incurs to correct a representation made by Landlord in this Lease,

(27) fines or penalties that are assessed against Landlord by a Governmental Authority by virtue of violations at the Building of applicable Requirements,

(28) fees, dues or contributions that Landlord pays voluntarily to civic organizations, charities, political parties or political action committees,

(29) the cost of providing HVAC during Overtime Periods to portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building (except that Landlord shall have the right to include in Operating Expenses the cost of providing HVAC during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

10

(30) the cost of providing freight elevator or loading dock service during Overtime Periods (except that Landlord shall have the right to include in Operating Expenses the cost of providing freight elevator or loading dock service during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(31) the cost of objects of fine art that Landlord installs in the Building (with the understanding, however, that (x) Landlord shall have the right to include in Operating Expenses the cost of fine art that Landlord installs in the Building to the extent that such installation is required by applicable Requirements (subject, however, to Section 2.2(F) hereof), and (y) nothing contained in this clause (31) precludes Landlord from including in Operating Expenses the reasonable cost of maintaining and repairing a reasonable quantity objects of fine art that Landlord installs in the common areas of the Building (it being agreed that the number of objects of fine art installed by Landlord in the common areas of the Building as of the date hereof is deemed to be a reasonable quantity),

(32) costs associated with the construction, installation, repair or operation of any broadcasting facility, conference center, luncheon club, athletic facility, child care facility, auditorium, cafeteria, or any other similar specialty facility, except to the extent that the operation of any such facility exists in the Building for the general benefit of tenants in the Building including Tenant at no additional charge or at a reduced/subsidized rate,

(33) costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand, a stationery store or a parking facility),

(34) costs that are duplicative of any other cost that is included in Operating Expenses,

(35) costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located,

(36) costs that Landlord incurs in abating asbestos or asbestos-containing materials,

(37) costs incurred to remove, encapsulate or otherwise abate hazardous materials that are located in the Building as of the date hereof to the extent that a Requirement requires such removal, encapsulation or abatement as of the date hereof (it being understood, however, that nothing in this clause (37) limits Landlord’s right to include in Operating Expenses the costs that Landlord incurs to test and monitor such hazardous materials),

(38) the portion of any costs that are properly allocable to any building other than the Building,

11

(39) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests, and

(40) costs incurred in connection with expanding the Rentable Area of the Building.

(D) The term “Operating Expense Payment” shall mean, with respect to any Operating Expense Year, the sum of the Space A Operating Expense Payment and the Space B Operating Expense Payment.

(E) The term “Operating Expense Statement” shall mean a statement that shows in reasonable detail the Operating Expense Payment for a particular Operating Expense Year.

(F) The term “Operating Expense Year” shall mean the Base Operating Expense Year and each subsequent calendar year.

(G) The term “Space A Operating Expense Payment” shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (I) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (II) Tenant’s Space A Operating Expense Share. There shall be no Space A Operating Expense Payment due for any period prior to the Space A Rent Commencement Date.

(H) The term “Space B Operating Expense Payment” shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (I) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (II) Tenant’s Space B Operating Expense Share. There shall be no Space B Operating Expense Payment due for any period prior to the Space B Rent Commencement Date

(I) The term “Tenant’s Operating Expense Share” shall mean, subject to the terms hereof, (i) Tenant’s Space A Operating Expense Share (for Space A) and (ii) Tenant’s Space B Operating Expense Share (for Space B).

(J) The term “Tenant’s Space A Operating Expense Share” shall mean, subject to the terms hereof, two and three thousand six hundred forty-seven ten-thousandths percent (2.3647%).

(K) The term “Tenant’s Space B Operating Expense Share” shall mean, subject to the terms hereof, four thousand five ten-thousandths percent (0.4005%).

2.2. Calculation of Operating Expenses.

(A)

(1) Subject to the terms of this Section 2.2(A), if the entire Rentable Area of the Building (other than the retail portion thereof) is not occupied by Persons conducting business therein for the entire Operating Expense Year (including the Base Operating Expense Year), then, for purposes of calculating the Operating Expense Payment, Landlord shall increase Operating Expenses that vary based on the extent to which the Building is so occupied by the amount that Landlord would have included in Operating Expenses if the entire Rentable Area of the Real Property (other than the retail portion thereof) was occupied by Persons conducting business therein for the entire Operating Expense Year.

12

(2) Subject to the terms of this Section 2.2(A), if (i) for any particular period, Landlord performs a particular service or a particular level of service for the benefit of Tenant in operating the Real Property, (ii) Tenant does not otherwise pay to Landlord additional rent for the costs incurred by Landlord in performing such service or such level of service, (iii) Landlord includes the cost of performing such service or such level of service in Operating Expenses for purposes of calculating the Operating Expense Payment for the applicable Operating Expense Year including the Base Operating Expense Year, and (iv) Landlord does not perform such service or such level of service for the benefit of all of the other portions of the Real Property that are occupied by Persons conducting business therein for the applicable period, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which Landlord performs such service or such level of service for the benefit of occupants of the Building by the amount that Landlord would have included in Operating Expenses if Landlord performed such service or such level of service for the entire Rentable Area of the Real Property (other than the retail portion thereof) that is occupied by Persons conducting business therein for the applicable period.

(3) Subject to the terms of this Section 2.2(A), if Landlord does not collect rents for all or any portion of the leasable space in the Building for any particular Operating Expense Year (or a portion thereof) including the Base Operating Expense Year, then Landlord shall have the right to increase Operating Expenses to reflect the Property Management Charge that Landlord would have incurred if Landlord had collected rents for the entire applicable Operating Expense Year including the Base Operating Expense Year for all of the leasable area in the Building. If (x) a lease for the leasable space in the Building (or a portion thereof) is in effect, and (y) Landlord does not collect rent therefor for any reason (including, without limitation, the effectiveness of a rent abatement or the tenant’s default under the applicable lease), then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the rental rate that applies thereunder (it being understood that if a rental abatement is in effect, then the Property Management Charge shall be calculated at the rental rate that applies immediately after the last day of the abatement period). If a lease for the leasable space in the Building (or a portion thereof) is not in effect, then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the average rent for all other space in the Building for which a lease is in effect.

(4) Subject to the terms of this Section 2.2(A), if Landlord, during a particular Operating Expense Year (or a portion thereof) including the Base Operating Expense Year, does not perform repair and maintenance on a particular element of the Building because such element of the Building is out of service or not fully in use, then Landlord shall have the right to increase Operating Expenses to reflect the amount of expenses that Landlord would have incurred if Landlord had performed such repair and maintenance for the entire Operating Expense Year including the Base Operating Expense Year. Accordingly, if, for example, during a particular Operating Expense Year including the Base Operating Expense Year, Landlord does not incur costs to repair and maintain the finishes in the lobby of the Building because the lobby is not in service for such Operating Expense Year including the Base Operating Expense Year, then Landlord shall have the right to include in Operating Expenses for such Operating Expense Year including the Base Operating Expense Year the costs that Landlord would have incurred in repairing and maintaining the finishes in the lobby of the Building for such entire Operating Expense Year.

13

(5) Landlord shall increase the Operating Expenses for the Base Operating Expense Year as described in this Section 2.2(A). For purposes of calculating the Operating Expenses for the Base Operating Expense Year, any fee or expenditure that otherwise constitutes an Operating Expense and that is paid or payable to any Affiliate of Landlord shall not be less than the amount that would be reasonably expected to be paid in the absence of such relationship.

(B) Landlord shall have the right to include in Operating Expenses (and Landlord shall include in Base Operating Expenses), for the electricity supplied to the Building Systems and other common elements of the Building, an amount equal to one hundred percent (100%) of the sum of:

(1) the product obtained by multiplying (i) the Average Cost per Peak Demand Kilowatt, by (ii) the number of kilowatts that constituted the peak demand for electricity for the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatts as described in clause (ii) above shall not include the number of kilowatts that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor), and

(2) the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor).

(C) The term “Average Cost per Peak Demand Kilowatt” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period, by (y) the number of kilowatts that constituted such peak demand, as reflected on the electric meter or meters for the Building.

14

(D) The term “Average Cost per Kilowatt Hour” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the electricity supplied to the Building for such period (other than the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building.

(E) The term “Utility Company” shall mean, collectively, the local electrical energy distribution company and the competitive energy provider with which Landlord has made arrangements to obtain electric service for the Building; provided, however, that if Landlord makes arrangements to produce electricity to satisfy all or a portion of the requirements of the Building, then (I) Utility Company shall also refer to the producer of such electricity, and (II) the charges imposed by such producer shall be included in the calculation of Average Cost per Kilowatt Hour and Average Cost per Peak Demand Kilowatt to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building’s electrical requirements from a local electrical energy distribution company and a competitive energy provider.

(F) If (i) Landlord makes an improvement to the Real Property or a replacement of equipment at the Real Property in either case in connection with the maintenance, repair, management or operation thereof, (ii) GAAP requires Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement that is first enacted or that the applicable Governmental Authority first enforces (or first enforces in a materially different manner) in either case from and after the date hereof, (b) in lieu of repairs, or (c) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs) and such improvement or replacement actually does result in such savings or reduction, then Landlord shall include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion thereof that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with GAAP (until the cost of such improvement or such equipment is amortized fully); provided, however, that (I) for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses, the amount included in Operating Expenses for such Operating Year shall not exceed the amount saved and Landlord shall include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion of the cost of such improvement or replacement that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the period that Landlord reasonably determines that the cost of such improvement or replacement (and such interest) will equal the aggregate amount of the reduction in other Operating Expenses for each Operating Expense Year that derives from such improvement or such replacement (with the understanding, however, that such period shall in no event exceed the useful life of such improvement or replacement as determined in accordance with GAAP), and (II) for any such improvement or replacement that Landlord makes in lieu of a repair (and that Landlord does not make to comply with a Requirement or for the purpose of saving or reducing Operating Expenses), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the cost of the repairs that Landlord would have otherwise made if Landlord did not make such improvement or replacement.

15

2.3. Operating Expense Payment.

(A) Tenant shall pay the Operating Expense Payment to Landlord in accordance with the terms of this Section 2.3.

(B) Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Operating Expense Payment for a particular Operating Expense Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Operating Expense Statement”; one-twelfth (1/12th) of the Operating Expense Payment shown on a Prospective Operating Expense Statement being referred to herein as the “Monthly Operating Expense Payment Amount”). If Landlord gives to Tenant a Prospective Operating Expense Statement (or Landlord is deemed to have given to Tenant a Prospective Operating Expense Statement pursuant to Section 2.3(C) hereof), then Tenant shall pay to Landlord, as additional rent, on account of the Operating Expense Payment due hereunder for such Operating Expense Year, the Monthly Operating Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Operating Expense Year, in the same manner as the monthly installments of the Fixed Rent hereunder (it being understood that Tenant shall not be required to commence such payments of the Monthly Operating Expense Payment Amount (x) before the first (1st) day of the Operating Expense Year to which relates the applicable Monthly Operating Expense Payment Amount, or (y) earlier than the thirtieth (30th) day after the date that Landlord gives the Prospective Operating Expense Statement to Tenant). If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement after the first (1st) day of the applicable Operating Expense Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Operating Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Operating Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Operating Expense Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Operating Expense Payment for such Operating Expense Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement for a particular Operating Expense Year, then Landlord shall also provide to Tenant, within two hundred ten (210) days after the last day of such Operating Expense Year, an Operating Expense Statement for such Operating Expense Year.

16

(C) Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Operating Expense Payment as reflected on an Operating Expense Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment (if any) as contemplated by Section 2.3(B) hereof, within thirty (30) days after the date that Landlord gives such Operating Expense Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment as contemplated by Section 2.3(B) hereof, over (ii) the Operating Expense Payment as reflected on such Operating Expense Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant an Operating Expense Statement, then, unless Landlord otherwise specifies in such Operating Expense Statement, Landlord shall be deemed to have given to Tenant a Prospective Operating Expense Statement for the Operating Expense Year immediately succeeding the Operating Expense Year that is covered by such Operating Expense Statement, that reflects an Operating Expense Payment for such immediately succeeding Operating Expense Year in an amount equal to the Operating Expense Payment for such Operating Expense Year that is covered by such Operating Expense Statement.

(D) If the Space A Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Base Operating Expense Year, then the portion of the Space A Operating Expense Payment for the Operating Expense Year during which the Space A Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Space A Operating Expense Payment that would have been due hereunder if the Space A Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Space A Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(E) If the Space B Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Base Operating Expense Year, then the Space B Operating Expense Payment for the Operating Expense Year during which the Space B Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) such portion of the Operating Expense Payment that would have been due hereunder if the Space B Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Space B Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(F) If the Expiration Date is not the last day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

17

(G) Landlord’s failure to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any Operating Expense Year shall not impair Landlord’s right to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any other Operating Expense Year. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to pay any amounts with respect to Operating Expenses for a particular Operating Expense Year unless such amount is included in a Prospective Operating Expense Statement for such Operating Year or an Operating Expense Statement (including any revised Operating Expense Statement) for such Operating Expense Year given or deemed to be given to Tenant by Landlord within two (2) years after the last day of such Operating Expense Year.

(H) Landlord shall have the right to give to Tenant an Operating Expense Statement at any time after the last day of the Base Operating Expense Year that reflects the Base Operating Expenses (regardless of whether such Operating Expense Statement reflects a payment that is due from Tenant on account of the Operating Expense Payment).

(I) If the Operating Expenses for the Base Operating Expense Year are redetermined at any time after the date that Landlord gives an Operating Expense Statement to Tenant for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for such Operating Expense Year (using the Operating Expenses that reflect such redetermination for the Base Operating Expense Year). If such revised Operating Expense Statements indicates that Tenant has underpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall pay to Landlord an amount equal to such underpayment within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If such revised Operating Expense Statement indicates that Tenant has overpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the amount of such overpayment; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that (I) Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date, and (II) nothing contained in this Section 2.3(I) limits Tenant’s rights under Section 2.4 hereof).

(J) If, during any particular Operating Expense Year, Landlord receives a reimbursement, rebate or refund of an Operating Expense that Landlord incurred in a prior Operating Expense Year that occurs after the Base Operating Expense Year, then Landlord shall (x) adjust the Operating Expenses for such Operating Expense Year retroactively, and (y) give promptly to Tenant a revised Operating Expense Statement for such Operating Expense Year. If such revised Operating Expense Statement indicates that Tenant overpaid the Operating Expense Payment for such Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, together with interest thereon calculated at the Base Rate from the date that Tenant paid such overpayment to Landlord to the date that Tenant uses such credit. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(J), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

18

2.4. Auditing of Operating Expense Statements.

(A) Any Operating Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within one hundred eighty (180) days after the date that Landlord gives Tenant such Operating Expense Statement, Tenant gives a notice to Landlord objecting to such Operating Expense Statement. Tenant’s right to give such notice (and conduct the audit contemplated by this Section 2.4(A)) shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the one hundred eightieth (180th) day after the date that Landlord gives the applicable Operating Expense Statement to Tenant). Tenant shall have the right to audit the Base Operating Expenses as contemplated by this Section 2.4(A) only (i) after receiving the first Operating Expense Statement that sets forth the Base Operating Expenses (including, without limitation, an Operating Expense Statement that Landlord gives to Tenant as described in Section 2.3(H) hereof) and (ii) simultaneously with the first audit of Operating Expenses performed by Tenant provided that Tenant shall perform such audit by the fourth (4th) anniversary of the Commencement Date, unless the Base Operating Expenses are subsequently adjusted, in which event, Tenant may audit the adjusted Base Operating Expenses after receiving the first Operating Expense Statement that sets forth such adjusted Base Operating Expenses, and, accordingly, once Tenant’s right to so audit Base Operating Expenses lapses, Tenant shall not have the right to thereafter audit Base Operating Expenses, notwithstanding that Base Operating Expenses is included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years). If Tenant gives such notice to Landlord, then, subject to the terms of this Section 2.4(A), Tenant may examine Landlord’s books and records relating to such Operating Expense Statement to determine the accuracy thereof, provided that Tenant uses Tenant’s diligent efforts to consummate such examination within a reasonable period after the date that Tenant gives such notice to Landlord. Tenant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord’s office or, at Landlord’s option, at the office of Landlord’s managing agent or accountants. Tenant shall not have the right to conduct an audit of Landlord’s books and records as described in this Section 2.4 during the period that an Event of Default has occurred and is continuing. Tenant shall have the right to conduct such examination using Tenant’s own employees. Tenant, in performing such examination, shall also have the right to be accompanied by a certified public accountant from a reputable regional or local certified public accounting firm that is reasonably acceptable to Landlord; provided, however, that Tenant shall not be entitled to be so accompanied by such representative unless Tenant and such certified public accounting firm shall certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such certified public accounting firm is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Operating Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless Tenant delivers to Landlord a statement, in a form reasonably designated by Landlord, signed by Tenant and Tenant’s certified public accounting firm to which such books and records are proposed to be disclosed, pursuant to which Tenant and such certified public accounting firm agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant’s certified public accounting firm derive from such examination as required by law or to Tenant’s counsel or other professional advisors that in either case agree to maintain such information in confidence, or as may be reasonably required in connection with dispute resolution or other legal proceedings).

19

(B) If it is determined ultimately that (i) Landlord, in an Operating Expense Statement, overstated the Operating Expense Payment, and (ii) Tenant overpaid the Operating Expense Payment for a particular Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder; provided, however, that if Tenant’s audit reveals that Landlord overstated Operating Expenses for a particular Operating Expense Year by more than five percent (5%), then the amount of the credit for such overpayment of the Operating Expense Payment shall include interest thereon calculated at the Base Rate to the date that Tenant uses such credit (it being understood that such interest shall be calculated assuming that the last payments made to Landlord on account of the Operating Expense Payment for the applicable Operating Expense Year constitute such overpayment). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.4(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

(C) Nothing contained in this Section 2.4 shall constitute an extension of the date by which Tenant is required to pay the Operating Expense Payment to Landlord hereunder.

2.5. Tax Definitions.

(A) The term “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.

(B) The term “Base Taxes” shall mean the Taxes for the Base Tax Year.

(C) The term “Base Tax Year” shall mean the fiscal year commencing on July 1, 2021 and ending on June 30, 2022.

(D) The term “Excluded Amounts” shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.

(E) The term “Space A Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Space A Tax Share. No Space A Tax Payment shall be due with respect to any period prior to the Space A Rent Commencement Date.

(F) The term “Space B Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Space B Tax Share. No Space B Tax Payment shall be due with respect to any period prior to the Space B Rent Commencement Date.

20

(G) Subject to the terms of this Section 2.5(E), the term “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, including, without limitation, (i) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property (except that Taxes shall not include such fee, tax or charge to the extent that Landlord leases or licenses such vaults or vault spaces to a third party), and (ii) any taxes, fees or assessments levied, in whole or in part, for public benefits to the Real Property (including, without limitation, any business improvement district taxes, fees and assessments and taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building and that are not included in Operating Expenses or paid for by any particular Tenant of the Building except as part of Escalation Rent). Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any real estate taxes that are separately assessed against a sign or billboard that is affixed to the Building or otherwise located on the Real Property, and (e) any exemption or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property, or as a result of the tax-exempt status of any tenant or occupant of the Real Property. If, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes (to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable Governmental Authority intended for such tax or assessment to constitute a substitution for any Taxes), then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Real Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). If any such real estate taxes or assessments are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(H) The term “Tax Payment” shall mean, with respect to any Tax Year, sum of the Space A Tax Payment and the Space B Tax Payment.

(I) The term “Tax Statement” shall mean a statement that shows the Tax Payment for a particular Tax Year.

(J) The term “Tax Year” shall mean the Base Tax Year and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(K) The term “Tenant’s Tax Share” shall mean, subject to the terms hereof, the sum of (i) Tenant’s Space A Tax Share (with respect to the Space A) and (ii) Tenant’s Space B Tax Share (with respect to the Space B).

21

(L) The term “Tenant’s Space A Tax Share” shall mean, subject to the terms hereof, two and two thousand twenty-eight ten-thousandths percent (2.2028%).

(M) The term “Tenant’s Space B Tax Share” shall mean, subject to the terms hereof, three thousand seven hundred thirty-one ten-thousandths percent (0.3731%).

2.6. Tax Payment.

(A) Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord, as additional rent, the Tax Payment.

(B) Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Tax Payment for a particular Tax Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Tax Statement”; one-twelfth (1/12th) of the Tax Payment shown on a Prospective Tax Statement being referred to herein as the “Monthly Tax Payment Amount”). If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement, then, subject to the terms of this Section 2.6(B), Tenant shall pay to Landlord, as additional rent, on account of the Tax Payment due hereunder for such Tax Year, the Monthly Tax Payment Amount, on the first (1st) day of each subsequent calendar month until Tenant has paid to Landlord, pursuant to this Section 2.6(B), the full amount of the Tax Payment as so estimated in the Prospective Tax Statement. Tenant shall pay the Monthly Tax Payment Amount to Landlord in the same manner as the monthly installments of the Fixed Rent hereunder. Landlord shall not have the right to require Tenant to commence Tenant’s payment of the Monthly Tax Payment Amount for a particular Tax Year earlier than the one hundred fiftieth (150th) day of the immediately preceding Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement after the one hundred fiftieth (150th) day of the immediately preceding Tax Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Tax Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Tax Payment Amount, by (y) the number of calendar months that have theretofore elapsed since the one hundred fiftieth (150th) day of the immediately preceding Tax Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Tax Payment for the Tax Year to which the Prospective Tax Statement relates. Landlord shall not have the right to use this Section 2.6(B) to collect more than fifty percent (50%) of the Tax Payment shown on a particular Prospective Tax Statement earlier than the thirtieth (30th) day before the date that the first installment of Taxes is due to the applicable Governmental Authority for a particular Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement for a particular Tax Year, then Landlord shall also provide to Tenant, within one hundred eighty (180) days after the last day of such Tax Year, a Tax Statement for such Tax Year.

22

(C) Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Tax Payment as reflected on a Tax Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment (if any) as contemplated by Section 2.6(B) hereof, within thirty (30) days after the date that Landlord gives such Tax Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment as contemplated by Section 2.6(B) hereof, over (ii) the Tax Payment as reflected on such Tax Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant a Tax Statement, then, unless Landlord otherwise specifies in such Tax Statement, Landlord shall be deemed to have given to Tenant a Prospective Tax Statement, for the Tax Year immediately succeeding the Tax Year that is covered by such Tax Statement, that reflects a Tax Payment for such immediately succeeding Tax Year in an amount equal to the Tax Payment for such Tax Year that is covered by such Tax Statement.

(D) If the Space A Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the Base Tax Year, then the Space A Tax Payment for the Tax Year during which the Space A Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Space A Tax Payment that would have been due hereunder if the Space A Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Space A Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E) If the Space B Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the Base Tax Year, then the Space B Tax Payment for the Tax Year during which the Space B Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Space B Tax Payment that would have been due hereunder if the Space B Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Space B Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(F) If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(G) The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.

23

(H) Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant’s diplomatic status or otherwise.

(I) If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority (with the understanding, however, that Tenant shall not be required to pay a Tax Payment to Landlord earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Tax Statement to Tenant).

(J) Landlord’s failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord’s right to give to Tenant a Tax Statement for any other Tax Year. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to pay any amount on account of Taxes for a particular Tax Year unless such amount is included in a Prospective Tax Statement or a Tax Statement for such Tax Year given (or is deemed to be given) to Tenant by Landlord within two (2) years after Landlord’s receipt of an invoice from the Governmental Authority for the applicable Taxes (or, if a certiorari proceeding has been instituted or shall be instituted with respect to such Tax Year and/or the Base Tax Year, two (2) years after the final resolution of such proceeding, if later, provided that the initial Tax Statement for such Tax Year was given to Tenant within two (2) years after Landlord’s receipt of the initial invoice from the Governmental Authority for such Tax Year), and after such two (2) year period, Landlord shall be deemed to have waived the payment of any then unpaid amount of the Tax Payment for such Tax Year.

(K) Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) promptly after Tenant’s request therefor from time to time.

2.7. Tax Reduction Proceedings.

(A) Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

(B) If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord’s receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(B). Landlord shall have the right to deduct from such refund the reasonable Out-of-Pocket Costs that Landlord incurs in obtaining such refund (so that Landlord, in calculating the adjusted Tax Payment, takes into account only the net proceeds of such refund that Landlord receives (or that is credited to Landlord)). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(B), then Landlord shall pay to Tenant an amount equal to Tenant’s share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord’s obligation to make such payment shall survive the Expiration Date).

24

(C)

(1) If the Assessed Valuation for the Base Tax Year is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for such Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.

(2) If the Assessed Valuation for the Base Tax Year is increased at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment for such Tax Year (using the Taxes that reflect such increase in such Assessed Valuation). Landlord shall credit against the Rental thereafter coming due hereunder an amount equal to Tenant’s overpayment of the Tax Payment (calculated as aforesaid using such increased Assessed Valuation). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(C)(2), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) such increase in such Assessed Valuation occurs after the Expiration Date, and (ii) Tenant is entitled to a credit against Rental as contemplated by this Section 2.7(C)(2), then Landlord shall pay to Tenant an amount equal to such credit within thirty (30) days after the date that such increase in such Assessed Valuation occurs (and Landlord’s obligation to make such payment shall survive the Expiration Date).

2.8. Building Additions.

(A) If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that Taxes are assessed on the Building to reflect such improvements, (I) each of Tenant’s Space A Tax Share and Tenant’s Space B Tenant’s Tax Share shall be recalculated as of the date that Taxes are so assessed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (after taking into account such expansion of the Rentable Area thereof) and (II) Base Taxes shall be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are assessed on the Building to reflect such improvements, by (y) a fraction, the numerator of which is the Taxes that are assessed against the Building (after taking such improvements into account), and the denominator of which is the Taxes that are assessed against the Building (before taking such improvements into account).

25

(B) If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that such improvements are Substantially Completed, (I) each of Tenant’s Space A Operating Expense Share and Tenant’s Space B Tenant’s Operating Expense Share shall be recalculated as of the date that such improvements are Substantially Completed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (other than any retail portion thereof) (after taking such expansion into account) and (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses prior to the date that such improvements are Substantially Completed, by (y) a fraction, the numerator of which is the Operating Expenses for the Building (after such improvements are Substantially Completed), and the denominator of which is the Operating Expenses for the Building (prior to such improvements being Substantially Completed).

2.9. Local Law 97.

(A) The parties acknowledge that Local Law 97 of 2019 (“Local Law 97”) imposes certain carbon emissions limits on the Building (such limits being referred to herein as the “Carbon Emissions Limits”).

(B) Landlord, from time to time during the Term, shall (i) based upon an analysis and confirmation from Landlord’s licensed reputable third party consultant establish a reasonable allocation in a fair and equitable manner among the tenants in the Building of resources that create carbon emissions from their premises, including, without limitation, HVAC and electricity usage that would cause the Carbon Emissions Limits to be satisfied (with the understanding that the Carbon Emissions Limits shall also be allocated in a fair and equitable manner to Landlord in respect of the Building Systems and the common areas of the Building) (the allocation of the Carbon Emissions Limits to Tenant, as finally determined from time to time in accordance with this Section 2.9, is referred to herein as “Tenant’s Carbon Emission Allocation”), (ii) implement a reasonable protocol to measure on a periodic basis the extent to which the carbon emissions that are reasonably allocable to Tenant’s use and occupancy of the Premises exceeds Tenant’s Carbon Emissions Allocation (such protocol, as finally determined in accordance with this Section 2.9, is referred to herein as the “Measurement Protocol”), and (iii) give Tenant notice of Tenant’s Carbon Emission Allocation as determined by Landlord and the Measurement Protocol that Landlord so proposes to implement (such notice being referred to herein as the “Allocation and Protocol Notice”). Landlord shall have the right, from time to time, to revise Tenant’s Carbon Emission Allocation or the Measurement Protocol by giving notice thereof to Tenant (which notice shall be treated in the same manner as an Allocation and Protocol Notice for purposes of this Section 2.9), in conformity with the recommendations of its consultant.

26

(C) Promptly following Tenant’s written request to Landlord, from time to time, but not more frequently than quarterly, Landlord shall provide Tenant with Landlord’s reasonable determination of Tenant’s usage of resources that are in excess of Tenant’s Carbon Emission Allocation (determined in accordance with the Measurement Protocol) (“Landlord’s Carbon Emission Determination”).

(D) Tenant shall have the right object to (i) Landlord’s determination of Tenant’s Carbon Emission Allocation, (ii) the Measurement Protocol that Landlord so proposes, or (iii) Landlord’s Carbon Emission Determination, in each case only by giving Landlord notice thereof within thirty (30) days after the date that Landlord gives Tenant the Allocation and Protocol Notice or Landlord’s Carbon Emission Determination, as the case may be. Either party shall have the right to submit to an Expedited Arbitration Proceeding a dispute between the parties regarding Tenant’s Carbon Emission Allocation, the Measurement Protocol or Landlord’s Carbon Emission Determination.

(E) The parties acknowledge that the parties’ respective obligations under this Section 2.9 to comply with the Carbon Emissions Limits shall not apply unless and until Local Law 97 becomes operative in respect of the Building.

(F) Subject to the terms of this Section 2.9, the costs that Landlord reasonably incurs in complying with Local Law 97 shall be includible in Operating Expenses (such costs being collectively referred to herein as “Local Law 97 Costs”), with the understanding that (i) Landlord’s right to include in Operating Expenses any Local Law 97 Costs that are required to be capitalized in accordance with GAAP shall be limited to the extent that is set forth in Section 2.2(F) hereof, (ii) Landlord shall not have the right to include in Operating Expenses as Local Law 97 Costs the fines or penalties that are imposed in respect of the Building pursuant to Local Law 97, and (iii) Landlord shall have the right to include in Operating Expenses as Local Law 97 Costs the costs that Landlord may incur to purchase renewable energy credits or greenhouse gas offsets to avoid the fines or penalties that would otherwise be imposed by reason of Local Law 97. Landlord, however, shall not have the right to include in Operating Expenses any Local Law 97 Costs that are attributable to Tenant’s not satisfying Tenant’s Carbon Emission Allocation (as determined in accordance with the Measurement Protocol), with the understanding that in such case Tenant shall pay to Landlord an amount equal to any such Local Law 97 Costs that are attributable to Tenant’s not satisfying Tenant’s Carbon Emission Allocation (as determined in accordance with the Measurement Protocol) within thirty (30) days after the date that Landlord gives Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Landlord shall also not have the right to include in Operating Expenses any Local Law 97 Costs that are attributable to another tenant’s not satisfying such tenant’s allocation of the Carbon Emissions Limits as described in this Section 2.9 (as determined in accordance with the Measurement Protocol) and/or that are attributed to Landlord not satisfying Landlord’s allocation of the Carbon Emissions Limits in respect of the Building Systems and the common areas of the Building as described in this Section 2.9.

27

Article 3
USE

3.1. Permitted Use.

(A) Subject to Section 3.2 hereof, Tenant shall use the Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case only as general, administrative and executive offices and for uses reasonably incidental thereto.

(B) Landlord acknowledges that the following items qualify as uses that are incidental to Tenant’s use of the Premises as general, administrative and executive offices (provided that Tenant’s use of the Premises for such purposes supports Tenant’s primary use of the Premises as general, administrative and executive offices and to the extent such incidental uses are permitted by and subject to Tenant’s compliance with applicable Requirements, the certificate of occupancy covering the Premises and Section 34.21 hereof):

(1) pantries, vending machines, customary appliances, water dispensers and coffee makers;

(2) conference rooms and board rooms;

(3) data processing centers;

(4) duplicating and photographic reproduction facilities;

(5) mailroom and messenger facilities;

(6) secured storage facilities for Tenant’s Property, including, without limitation, equipment, records and files;

(7) computer and communications systems;

(8) employee lounges;

(9) gaming and wagering, but not for off-the-street gaming or wagering by third parties;

(10) recording and/or studios; and

(11) audio-visual and closed circuit television facilities.

Nothing contained in this Section 3.1(B) impairs Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof. Landlord and Tenant acknowledge that the parties’ description of particular incidental uses in this Section 3.1(B) does not impair Tenant’s right to use the Premises for other uses that are otherwise reasonably incidental to Tenant’s use of the Premises as general, administrative and executive offices as provided in this Section 3.1.

28

3.2. Limitations.

Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:

(1) for the conduct of “off-the-street” retail trade;

(2) by any Governmental Authority or any other Person having sovereign or diplomatic immunity (it being understood, however, that this clause (2) shall not prohibit a Permitted Party from permitting representatives of a Governmental Authority to enter a portion of the Premises temporarily to perform audits or other similar regulatory review of such Permitted Party’s business);

(3) for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that a Permitted Party has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by such Permitted Party’s personnel and business guests in the Premises);

(4) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of a Permitted Party who are employed at the Premises);

(5) for gaming or gambling, except as expressly set forth Section 3.1(B)(9) hereof;

(6) for any pornographic or obscene purpose, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling or sexual conduct of any kind; or

(7) for an office sharing or co-working business, subject to Section 17.10 hereof.

3.3. Rules.

Subject to the terms of this Section 3.3, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit “3.3” attached hereto and made a part hereof, and other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (such rules that are attached hereto, and such other rules, being collectively referred to herein as the “Rules”), provided such new Rules do not materially adversely impact Tenant’s rights hereunder. Landlord shall not have any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant (i) that Landlord is not then enforcing against all other office tenants in the Building, or (ii) in a manner that differs in any material respect from the manner in which Landlord is enforcing the applicable Rule against other office tenants in the Building. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

29

3.4. Risers.

Subject to the terms of this Section 3.4, Landlord hereby consents to Tenant’s installing and maintaining electrical lines, telecommunications lines, or other similar lines and conduits (collectively, the “Risers”) in the shaft locations reasonably designated by Landlord and approved by Tenant, which approval Tenant shall not be unreasonably withhold, condition or delay. Landlord shall provide Tenant with reasonably necessary access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install the Risers at Tenant’s expense. Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. If Tenant exercises Tenant’s right to install the Risers as contemplated by this Section 3.4, then Tenant, at Tenant’s expense, shall maintain the Risers in good condition during the Term, ordinary wear and tear, damage by casualty and damage for which Tenant is not responsible excepted. Landlord, at Landlord’s cost and expense and at no cost to Tenant, and upon reasonable prior notice to Tenant of not less than ninety (90) days, may, at any time and from time to time during the Term, relocate any of the Risers; provided, however, that (i) Landlord shall perform such relocation in a manner that does not interfere with the operation of Tenant’s business in any respect (beyond a de minimis extent) during ordinary business hours or Business Days, and (ii) if Landlord’s aforesaid relocation of any Risers would interfere in any respect with a system that Tenant uses on a continuous basis for the conduct of Tenant’s business, then Landlord, prior to removing such Risers, shall install and make operative new comparable Risers and cooperate with Tenant to enable Tenant to maintain the continuous operation of such systems. Tenant, upon the Expiration Date, shall not be required to remove the Risers; provided, however, that Landlord reserves the right to require the Risers to be disconnected, capped and sealed at Tenant’s cost upon the Expiration Date.

30

3.5. Terrace Area.

Subject to the terms of this Section 3.5, Tenant shall have the exclusive right to use during the Term a portion of the terrace of the Building as shown on Exhibit “3.5” attached hereto and made a part hereof (such portion of such terrace being referred to herein as the “Terrace Area”) solely as an outdoor seating and reception area for the officers, employees and business guests of Tenant (or other Permitted Parties). Tenant shall not place any Tenant’s Property on the Terrace Area without Landlord’s prior approval, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall not have the right to permit any third parties to use the Terrace Area (except to the extent such third party is a Permitted Party or a guest of a Permitted Party). Tenant shall have the right to use the Terrace Area as contemplated by this Section 3.5 only to the extent (if any) permitted by, and subject to, applicable Requirements. Landlord covenants to Tenant that on the Commencement Date, the Terrace Area shall be in compliance with all applicable Requirements required in order for the Terrace Area to be usable by Tenant for the purposes described herein. Tenant shall comply with any applicable Rules in connection with Tenant’s use of the Terrace Area as contemplated by this Section 3.5. Tenant shall not use the Terrace Area as a designated outdoor smoking area. Tenant shall not use the Terrace Area in a manner that interferes in a material respect with the use and occupancy of portions of the Building outside of the Premises. Tenant shall have the right to make Alterations on the Terrace Area in accordance with the terms of Article 7 hereof (including, without limitation, Alterations that constitute the installation of outdoor lighting that is reasonably adequate for Tenant’s use of the Terrace Area at night); provided, however, that all such Alterations (including, without limitation, any such outdoor lighting) shall be subject to Landlord’s prior approval, which approval Landlord shall not unreasonably withhold, condition or delay (it being understood that Landlord, in considering Tenant’s request for approval of any such Alteration, shall have the right to take into account the aesthetic impact of any such Alterations on the Building). Tenant shall clean, maintain and repair (subject to Landlord’s obligation below) the Terrace Area (including any landscaping thereon) during the Term in accordance with customary standards for first-class office buildings in midtown Manhattan (it being agreed that Tenant shall use therefor a cleaning contractor that Landlord designates and that charges commercially reasonable rates, and Tenant may use therefor a landscaper proposed by Tenant and reasonably approved by Landlord). Tenant, at Tenant’s expense, shall make with reasonable diligence and in accordance with good construction practice any repairs that are required from time to time to the roof of the Building on which is located the Terrace Area only to the extent that such repairs are required by reason of (x) any Alterations that Tenant performs on the Terrace Area, or (y) Tenant’s use of the Terrace Area as contemplated by this Section 3.5 limiting or otherwise making unavailable to Landlord any roof warranty that would have otherwise been available. Except as provided in the immediately preceding sentence and to the extent such damage results from the negligence or willful misconduct of Tenant or any Person claiming by, through or under Tenant, Landlord, at Landlord’s cost (subject to Article 2 hereof), shall be responsible for all structural repairs to the Terrace Area. Tenant shall not have the right to use the Terrace Area from and after the date that the Premises does not include the floor area within the Building that is immediately adjacent to the Terrace Area. Landlord shall perform work to the Terrace Area as part of Landlord’s Base Building Work, subject to and in accordance with Section 6.2(A) hereof.

3.6. Tenant’s Signs.

Subject to the terms of this Section 3.6 and Section 17.11 hereof, Tenant shall have the right, at Tenant’s cost, to erect and maintain a sign that identifies Tenant on the entrance door to the Premises (“Tenant’s Sign”). The design and specifications of Tenant’s Sign shall be subject to Landlord’s prior approval, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant’s installation of Tenant’s Sign shall be performed at Tenant’s cost in accordance with the provisions set forth in Article 7 hereof. Subject to the terms of Section 17.11 hereof, Landlord shall, at Landlord’s cost, install Building standard directional signage in the elevator lobby on any multi-tenanted floor on which the Premises is a part.

31

3.7. Promotional Displays.

Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

3.8. Core Toilets.

Tenant and Permitted Parties shall have the right at to use at all times (other than temporary closures for repairs, maintenance and, in Landlord’s sole discretion, renovation) the toilets that are located in the core area of the Building on any floor of the Building where the Premises is located and where the Premises does not include the entire Rentable Area of such floor (in common with the other occupants of such floor of the Building).

3.9. Wireless Internet Service.

Subject to the terms of this Section 3.9, Tenant shall have the right to install wireless systems in the Premises, including, without limitation, wireless systems that enable users to access the Internet or cellular telephone systems. Tenant shall not solicit other occupants of the Building to use wireless services that emanate from the Premises. Tenant shall not permit the signals of Tenant’s wireless systems (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant’s use of other portions of the Building. Tenant shall operate Tenant’s wireless systems (if any) in accordance with applicable Requirements. Tenant acknowledges that Landlord may establish Rules in accordance with Section 3.3 hereof to coordinate the use of wireless systems by occupants of the Building (it being understood that such Rules may allocate radio frequencies among occupants of the Building to the extent permitted by applicable Requirements and to the extent reasonably practicable). Tenant shall provide to Landlord from time to time, reasonably promptly after Landlord’s request, a description of technical specifications of the wireless systems (if any) that Tenant uses in the Premises. Nothing contained in this Section 3.9 diminishes Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof.

3.10. Telecommunications.

Landlord shall permit Tenant to gain access to the facilities of the telecommunications provider that services the Building from time to time through the telecommunication closet on the floor of the Building where the Premises is located (it being understood that Landlord’s granting such access to Tenant shall not constitute Landlord’s agreement to provide telecommunications services to Tenant or to otherwise have responsibility for the operation or security thereof). Landlord acknowledges that Tenant shall have the right to make arrangements to obtain cable television and other telecommunications service from one or more of the cable television and other telecommunications service providers for the area in which the Building is located, and Landlord agrees to provide any such cable television and other telecommunications service providers with reasonable access to the Building to the extent required by or in accordance with Requirements and at no additional cost to Landlord.

32

Article 4
SERVICES

4.1. Certain Definitions.

(A) The term “Building Hours” shall mean the period from 8:00 A.M. to 6:00 P.M. on Business Days; provided, however that with respect to the provision of HVAC from the HVAC Systems only, the term “Building Hours” shall mean, collectively, the period from 8:00 A.M. to 8:00 P.M. on Business Days and the period from 9:00 A.M. to 1:00 P.M. on Saturdays that are not Holidays.

(B) The term “Building Systems” shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C) The term “HVAC” shall mean heat, ventilation and air-conditioning.

(D) The term “HVAC Systems” shall mean the Building Systems that provide HVAC.

(E) The term “Overtime Periods” shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading facility.

4.2. Elevator Service.

(A) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant’s use of the passenger elevators shall be in common with other occupants of the Building. Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least two (2) passenger elevators that services the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises.

33

(B) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. Tenant’s use of the freight elevator shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator in accordance with applicable Requirements. If Tenant uses the freight elevator during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord customarily charges from time to time therefor, within thirty (30) days after Landlord’s giving to Tenant an invoice therefor, which rate, as of the date hereof, is Two Hundred Ten Dollars and Fifty-Two Cents ($210.52) per hour. Notwithstanding the foregoing to the contrary, Tenant shall not be required to pay for the first forty (40) hours of Tenant’s overtime use of the freight elevator only for Tenant’s initial move into the Premises or Tenant’s performance of the Initial Alterations (but not for purposes associated with the ordinary conduct of Tenant’s business). Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours. If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants.

4.3. Heat, Ventilation and Air-Conditioning.

(A) Subject to the terms of Article 10 hereof and this Section 4.3, Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Premises that satisfies, at a minimum, the specifications set forth on Exhibit “4.3” attached hereto and made a part hereof. Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises. Landlord shall not be required to repair or maintain during the Term (i) any installations that exist in the Premises on the Commencement Date that distribute solely within the Premises HVAC that the HVAC System provides, or (ii) any system that is located in the Premises on the Commencement Date that provides supplemental HVAC for the Premises (in addition to the HVAC provided by the HVAC System). Tenant shall keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.

(B) Landlord shall operate the HVAC System for Tenant’s benefit during Overtime Periods if Tenant so advises Landlord not later than 3:00 P.M. on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods. If Landlord so provides HVAC to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor, an amount equal to One Thousand Four Hundred Sixty-Six Dollars and Eight Cents ($1,466.08) per hour for heat, Seven Hundred Seventy-One Dollars and Ninety-Eight Cents ($771.98) per hour for air-conditioning and Four Hundred Sixty-Three Dollars and Seventy-One Cents ($463.71) per hour for ventilation (which hourly rates shall each be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date). Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the HVAC System during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours, which minimum is four (4) hours as of the date hereof. If (x) Landlord so provides HVAC service during an Overtime Period (as so requested by Tenant), and (y) another tenant requests or other tenants in premises that are in the same HVAC zone as the Premises request HVAC service during the same Overtime Period, then Landlord shall reduce equitably Landlord’s aforesaid charge to Tenant for HVAC service during such Overtime Period to reflect such other tenant’s use, or such other tenants’ use, of HVAC service during such Overtime Period.

34

4.4. Cleaning.

(A) Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit “4.4” attached hereto and made a part hereof. Landlord shall not be required to clean the portions of the Premises (if any) (x) that Tenant uses for the storage, preparation, service or consumption of food or beverages (other than to empty a customary central wet trash receptacle in the Premises), (y) in which Tenant is performing Alterations, or (z) in which the interior installation has been demolished and remains demolished in all material respects. Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord in removing from the Building any of Tenant’s refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B) Tenant, at Tenant’s expense, as is reasonably required, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.

(C) Tenant, at Tenant’s expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages. Tenant shall not have the right to perform any cleaning services (or any other similar facilities management services such as, for example, matron services or handyman services) in the Premises using any Person other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are commercially reasonable, and (y) subject to Section 4.11 hereof, Tenant shall have the right to use Tenant’s own employees for such additional cleaning services. If such cleaning contractor does not agree to charge Tenant for such additional cleaning services (or such similar services) at commercially reasonable rates, then Tenant may employ to perform such additional cleaning services (or such similar services) another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

35

(D) Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably after having given Tenant reasonable advance notice of the effectiveness thereof or that is required by Requirements.

(E) Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

4.5. Water.

Landlord shall provide, through the Building Systems, hot and cold water at one (1) connection point at the perimeter of the Premises only for ordinary drinking, pantry, cleaning and lavatory purposes. Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Landlord shall not be required to repair or maintain during the Term any installations that exist in the Premises on the Commencement Date that solely distribute water in the Premises. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.

4.6. Directory.

Tenant acknowledges that Landlord has not installed a directory for the Building in the lobby thereof. If Landlord hereafter installs any such directory in the lobby of the Building for the purpose of listing the tenants of the Building generally, then Landlord shall make available for Tenant’s use Tenant’s Operating Expense Share of listings on the lobby directory for the Building for purposes of listing the names of the personnel of Permitted Parties. If Landlord so installs such directory, then Landlord shall modify such directory to add or delete names of the personnel of Permitted Parties promptly after Tenant’s request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of ninety (90) days. Tenant shall pay to Landlord, as additional rent, a reasonable charge for any such modifications requested by Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor (it being understood that Tenant shall not be required to pay such charge for Tenant’s initial listings on such directory).

36

4.7. Condenser Water.

(A) Subject to the terms of Article 10 hereof and this Section 4.7, Tenant, at Tenant’s expense, may tap into the applicable Building System to obtain condenser water for a supplemental air-conditioning system that Landlord installs, at Tenant’s cost, part of Landlord’s Premises Work in accordance with the provisions of Section 6.2 hereof or that Tenant otherwise installs at Tenant’s cost as part of an Alteration in accordance with the provisions of Article 7 hereof. Any such supplemental air-conditioning system so installed shall not have a capacity of more than fifty (50) tons. Tenant’s rights to use such condenser water capacity under this Section 4.7 shall lapse to the extent that Tenant does not use all or any portion of such aforesaid condenser water capacity that Landlord has made available to Tenant for a supplemental air conditioning system that Landlord installs as part of Landlord’s Work or for a supplemental air conditioning system that Tenant installs as part of an Alteration as aforesaid within two (2) years after the Commencement Date, unless Landlord thereafter determines, in Landlord’s reasonable discretion, that same is available for Tenant’s use. Any installations that are required to connect Tenant’s supplemental air-conditioning system to the condenser water pipes shall be made by Landlord (based on the Final Plans approved by Landlord as contemplated by Section 6.2 hereof). Tenant shall pay to Landlord, as additional rent, an annual charge in the amount of Three Hundred Fifty Dollars and No Cents ($350.00) per ton of capacity of the system so connected (which amount per ton shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date). Tenant shall pay such amounts to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B) Subject to the terms of this Section 4.7(B), Tenant, from time to time, shall have the right to request that Landlord make available to Tenant additional condenser water, provided that Landlord shall, in Landlord’s reasonable discretion, shall determine whether Landlord is able to provide such condenser water, if available, to Tenant.

4.8. Building Security.

Subject to the terms of this Section 4.8, Landlord shall arrange for security personnel to staff the lobby of the Building at all times. Tenant acknowledges that (x) Landlord, in agreeing to arrange for such security personnel, does not ensure the security of the Building, and (y) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant’s security. Tenant, at Tenant’s cost and expense, shall have the right to install a security system in the Premises that is compatible with the security system at the Building in order to enable Tenant to utilize a single security or access card to access the Building and the Premises, and Landlord shall reasonably cooperate with Tenant in connection therewith.

4.9. Fire System.

Landlord shall deliver the Premises with a fire suppression system in the Premises on the Commencement Date in compliance with all applicable Requirements in effect as of the date hereof.

4.10. No Other Services.

Landlord shall not be required to provide any services to support Tenant’s use and occupancy of the Premises, except to the extent expressly set forth herein.

4.11. Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly and shall take such other action as may be reasonably necessary to resolve such conflict.

37

4.12. Public Health Emergency Protocol.

During any period in which there is a public health emergency, Landlord shall perform such additional services in the common areas of the Building that are paths of travel to the Premises, operate and perform modifications to the Building Systems that service the Premises, and implement such other protocols and procedures that are, in each case, appropriate and reasonable to address such public health emergency, as determined by Landlord in Landlord’s reasonable discretion. Landlord shall only be required to perform such aforesaid services, modifications and protocols to the extent that owners of comparable first-class office buildings in the vicinity of the Building are implementing such services, modifications and protocols to address such public health emergency.

Article 5
ELECTRICITY

5.1. Capacity.

(A) Subject to the terms of this Article 5, Landlord shall provide to the electrical closet on the floor of the Building where the Premises is located, for Tenant’s use, six (6) watts of electrical capacity (demand load) per square foot of Usable Area in the Premises (exclusive of the electrical capacity that is required to operate the Building Systems) (such electrical capacity being referred to herein as the “Base Electrical Capacity”). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity.

(B) Subject to the terms of this Section 5.1(B), Tenant, from time to time, shall have the right to request that Landlord increase the Base Electrical Capacity set forth in Section 5.1(A) hereof by up to an additional two (2) watts (demand load) per square foot of Usable Area in the Premises by making available to Tenant excess electrical capacity that is then available in the Building to the extent that such excess capacity exists, Tenant has given Landlord a load letter from a third party electrical engineer confirming Tenant’s bona-fide need for such additional electrical capacity, and Landlord, in Landlord’s sole discretion, does not need to keep available such excess capacity then available in the Building. If Landlord makes such electrical capacity available to Tenant, then Tenant, at Tenant’s sole cost and expense, shall perform any work that is required in connection with any such increase in electrical capacity in accordance with the terms of Article 7 hereof (as if such work constituted an Alteration). Nothing contained in this Section 5.1(B) expands the Premises or otherwise grants to Tenant rights to use portions of the Building that are not otherwise demised to Tenant hereunder.

38

5.2. Electricity for the Building.

Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord’s negligence or willful misconduct. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises on the Commencement Date that distribute electricity solely within the Premises.

5.3. Submetering.

(A) Subject to the provisions of this Section 5.3, Landlord shall measure Tenant’s demand for and consumption of electricity in the Premises using a submeter that is, or submeters that are, installed and maintained by Landlord, which submeter(s) shall be installed an operational on the Commencement Date. Landlord shall pay the cost of installing such submeter or submeters, and for any required maintenance and/or replacement thereof. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Landlord shall perform such modification, or the installation of such supplemental submeter or submeters, and Tenant shall reimburse Landlord for such reasonable Out-of-Pocket Costs, as additional rent, within thirty (30) days after Landlord gives Tenant an invoice therefor.

(B) Tenant shall pay to Landlord, as additional rent, an amount (the “Electricity Additional Rent”) equal to one hundred five percent (105%) of the sum of:

(1) the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that constituted the peak demand for electricity in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and

(2) the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises.

(C) Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord’s calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the one hundred eightieth (180th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord’s calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord’s submeter readings and Landlord’s calculation of the Electricity Additional Rent, at Landlord’s offices or, at Landlord’s option, at the offices of Landlord’s managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

39

(D) If a submeter measuring Tenant’s electrical demand and consumption in the Premises has not been installed in the Premises, or the submeters measuring Tenant’s electrical demand and consumption in the Premises have not been installed in the Premises, in either case on or prior to the date hereof, then (x) Landlord shall order such submeter or such submeters promptly after the date hereof, and (y) Landlord shall install such submeter or such submeters promptly prior to the Commencement Date. Landlord and Tenant shall cooperate with each other in good faith to coordinate the installation of such submeter or such submeters with Tenant’s performance of the Initial Alterations. Landlord, in installing such submeter or such submeters, shall have the right to interrupt electrical service to the Premises temporarily and in accordance with good construction practice. Landlord shall install a submeter in the Premises as part of Landlord’s Premises Work, at Landlord’s sole cost and same shall not count against Landlord’s Contribution.

(E) Subject to the terms of this Section 5.3(E), if, prior to Landlord’s installing a submeter or the submeters in the Premises or prior to the date that such submeter or submeters are operational, Tenant commences the performance of the Initial Alterations, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0034, by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof in which Tenant is performing the Initial Alterations), by (III) the number of days in the period commencing on the date that Tenant so commences the Initial Alterations and ending on the earlier of (a) the date immediately preceding the date that Tenant first occupies the Premises (or the applicable portion thereof) for the conduct of business, and (b) the date immediately preceding the date that the submeter for the Premises (or the applicable portion thereof) is operational or the submeters for the Premises (or the applicable portion thereof) are operational. Landlord shall give Tenant an invoice for the aforesaid fee from time to time (but not less frequently than monthly). Tenant shall pay the aforesaid fee to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant.

40

(F) Subject to the terms of this Section 5.3(F), if, prior to Landlord’s installing a submeter or submeters in the Premises or prior to the date that such submeter or submeters are operational, Tenant occupies all or any portion of the Premises for the conduct of business, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0048 (which amount shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on Commencement Date), by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof that Tenant is occupying for the conduct of business), by (III) the number of days in the period commencing on the date that Tenant occupies the Premises (or the applicable portion thereof) for the conduct of business and ending on the date immediately preceding the date that the submeter for the Premises or the applicable portion thereof is operational or that the submeters for the Premises or the applicable portion thereof are operational (such fee being referred to herein as the “Electricity Inclusion Charge”). Landlord shall give Tenant an invoice for the Electricity Inclusion Charge from time to time (but not less frequently than monthly). Tenant shall pay the Electricity Inclusion Charge to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant. If (I) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), exceeds (II) the Electricity Inclusion Charge for any particular period of one (1) month, then Tenant shall pay to Landlord an amount equal to such excess for each such month within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (I) the Electricity Inclusion Charge for any particular period of one (1) month, exceeds (II) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), then Landlord, at Landlord’s option, shall either (x) refund promptly to Tenant an amount equal to such excess for each such month, or (y) credit such excess for each such month against the monthly installments of Rental next becoming due and payable hereunder (together with interest on such excess calculated at the Base Rate from the date that Tenant is entitled to such credit). If Landlord gives Tenant such credit for such excess, and the Expiration Date occurs before the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

5.4. Termination of Electric Service.

(A) If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(B) If Landlord is required to discontinue Landlord’s furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant’s diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

(C) Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

41

Article 6
INITIAL CONDITION OF THE PREMISES

6.1. Condition of Premises.

Subject to Sections 8.1, 6.2 and 5.3(D) hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the Commencement Date “as is,” (subject to the Substantial Completion of Landlord’s Work) and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant’s occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. On or before the Commencement Date, Landlord shall give Tenant the ACP-5 certificate(s) executed by the appropriate party and covering the Premises stating that there are no asbestos containing materials in the Premises. Landlord covenants that on the Commencement Date, (i) the Premises and the common areas of the Building that are paths of travel to the Premises shall be in compliance with applicable Requirements, and (ii) the Building Systems serving the Premises shall be in good working order. Landlord represents to Tenant that the current configuration of the common restrooms located on the ninth (9th) floor of the Building comply with applicable Requirements, including ADA.

6.2. Landlord’s Work.

(A) Landlord shall, at Landlord’s expense (i.e., for the avoidance of doubt, the same shall not count against Landlord’s Contribution), perform the work to:

(1) demolish Space A (the demising walls shall remain of proper fire resistance ratings; all fire stopping of holes and penetrations shall be the responsibility of Landlord; and a TR-1 special inspection report for fire resistance rated construction and firestopping shall be provided at Landlord’s expense (TR-1 to be dated after the Substantial Completion of such demolition work and prior to the commencement of Landlord’s Premises Work));

(2) upgrade the finishes in the common corridor, including the elevator landing, on the ninth (9th) floor of the Building utilizing Building standard materials and finishes (provided, however, that Tenant shall have the right, on or before March 15, 2021, to request from Landlord modifications to such common corridor renovations, which requested modifications shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed; Landlord shall request from the contractor engaged by Landlord to perform such common corridor renovations any incremental cost increase that might be incurred on account of such modifications requested by Tenant and approved by Landlord and provide notice of such incremental cost increases to Tenant; Tenant shall have the right to either approve or disapprove such incremental costs increases by giving notice to Landlord within three (3) Business Days after Landlord’s notice to Tenant of such incremental cost increases (it being agreed that Tenant shall be deemed to disapprove an incremental cost increase if Tenant fails to approve any specific cost increase within such three (3) Business Day period), and upon any such approval by Tenant, Landlord shall proceed with the modifications so approved by Tenant, and Tenant shall pay such incremental cost increases incurred by Landlord in connection therewith within ten (10) Business Day after Landlord gives Tenant an invoice therefor);

42

(3) perform certain cosmetic modifications to the four (4) common restrooms located on the ninth (9th) floor of the Building using Building standard materials and finishes (which cosmetic modifications shall include a new Building standard vanity (i.e. countertop, sink, sink hardware, mirror) in each restroom; provided, however, Tenant shall have the right, on or before March 15, 2021, to request that Landlord not perform such cosmetic modifications to any or all of the common restrooms located on the ninth (9th) floor of the Building, in which case Tenant shall be entitled to a credit of Twenty-Two Thousand Five Hundred Dollars and No Cents ($22,500.00) per restroom (not to exceed Ninety Thousand Dollars and No Cents ($90,000.00) in the aggregate for all four (4) restrooms) so elected by Tenant not to be upgraded, which credit shall be applied to additional base building work on the Terrace Area as requested by Tenant (e.g., Tenant requests additional upgrades to the pavers and lighting in the Terrace Area), which requested additional base building work shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed; it being agreed, however, that if the amount of such credit shall exceed the cost of such additional base building work on the Terrace Area, Tenant shall not be entitled to any credit against the Rental due hereunder or payment of such excess);

(4) install new landscaping on the Terrace Area and, if and to the extent necessary, powerwash and/or repair any existing pavers, railings, and lighting in the Terrace Area;

(5) install one (1) ramp on the portion of the Terrace Area located on the north side of the Building and one (1) ramp on the portion of the Terrace Area located on the south side of the Building, in each case so that the Terrace Area complies with applicable Requirements, including ADA (which ramps shall be constructed with Building standard materials and finishes; provided, however, that Tenant shall be permitted, on or before March 15, 2021, to request modifications to the materials and finishes used for such ramps (to the extent permitted by applicable Requirements and subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed) by following the procedure, including, without limitation, cost estimates and incremental cost increase payments, for modifications to the common corridors set forth in Section 6.2(A)(2) hereof, mutatis mutandis),

(6) provide a form ACP-5 to Tenant stating that there are no asbestos containing materials in the Premises;

(7) deliver the floors scraped, patched and reasonably smooth and leveled ready for Tenant to apply finishes; all holes, core drills and other penetrations in the slab patched and fire stopped; and

(8) remove sheetrock from all columns (items (1) through (8) collectively referred to herein as “Landlord’s Base Building Work”).

43

(B) Landlord shall, at Landlord’s expense, but subject to the terms of Section 6.3 hereof, perform the work necessary to construct the Premises (such work, “Landlord’s Premises Work”; Landlord’s Base Building Work and Landlord’s Premises Work are collectively referred to herein as “Landlord’s Work”) in accordance with the Final Plans which shall be prepared by A+I (“Architect”) and AMA, PC, Tenant’s MEP engineer, and based upon that certain drawing, prepared by Architect and dated February 11, 2021 (the “Preliminary Space Plan”), a copy of which is attached hereto as Exhibit “6.2” and made a part hereof. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to install any furniture or built-ins or telecommunication wiring or equipment even if same are shown on the Preliminary Space Plan, Tenant’s Initial Plans, or the Final Plans. Tenant agrees that Tenant shall engage Architect to prepare the Preliminary Space Plan, Tenant’s Initial Plans, the Final Plans and any other services required to be performed by an architect in connection with Landlord’s Premises Work, the cost of which shall be paid by Landlord subject to and in accordance with the terms of Section 6.4 hereof.

(C) Tenant shall deliver or cause Architect to deliver to Landlord on or prior to April 16, 2021 (the “Plan Deadline”) in the manner set forth in Section 6.2(E) hereof, six (6) copies of the construction plans and specifications for Landlord’s Premises Work based on the Preliminary Space Plan (“Tenant’s Initial Plans”), which shall be (x) one hundred percent (100%) complete and ready to bid and build (including, without limitation, layout, architectural, mechanical, structural, engineering and plumbing drawings, to the extent applicable), (y) stamped and approved by Architect, and (z) in format containing sufficient detail (i) for Landlord and Landlord’s consultants to reasonably assess the proposed work to prepare the Premises for Tenant’s initial occupancy, (ii) to permit Landlord to make all necessary filings with Governmental Authorities to obtain the required permits, approvals and certificates to allow Landlord to commence Landlord’s Premises Work (the requirements set forth in clauses (x)-(z) hereof, the “Plan Requirements”).

(D) Tenant shall revise or cause Architect to revise Tenant’s Initial Plans if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in Section 6.2(E) hereof, six (6) copies of Tenant’s Initial Plans, as so revised, which revised plans shall (i) address all of Landlord’s objections and comments to Landlord’s reasonable satisfaction and (ii) satisfy all of the Plan Requirements (the Tenant’s Initial Plans either (x) revised as aforesaid, or (y) if Landlord shall not object or comment thereto, as applicable, shall constitute the “Final Plans”). Tenant shall deliver or cause Architect to deliver the Final Plans to Landlord on or prior to the date which is ten (10) Business Days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any, to Tenant’s Initial Plans (such date, the “Revision Deadline”).

(E) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall (I) deliver or cause Architect to deliver (x) five (5) copies of Tenant’s Initial Plans and the Final Plans to Landlord at the Building, Attention: Property Manager and (y) one (1) copy of Tenant’s Initial Plans and the Final Plans to Landlord, c/o Vornado Office Management LLC, One Penn Plaza, 22nd Floor, New York, New York 10119, Attention: Carlos Lopez and (II) cause Tenant’s Initial Plans and the Final Plans to be clearly labeled in large, bold, capitalized font on the exterior thereof “TENANT’S PLANS ENCLOSED-TIME SENSITIVE”.

44

(F) Landlord shall perform Landlord’s Work in a good and workmanlike manner and with reasonable diligence and in compliance with all applicable Requirements. Not less than five (5) days prior to the Substantial Completion of Landlord’s Work, Landlord shall provide notice to Tenant that Landlord’s Work is close to completion, and Landlord and Tenant shall together promptly after the Substantial Completion of Landlord’s Work inspect Landlord’s Work and create a punch list. Landlord shall perform and complete any such punch list items within thirty (30) days following the date on which such list is created to the extent such item is capable of completion within such period and otherwise promptly thereafter provided that Landlord shall use diligent efforts to complete same. Landlord covenants that on the Commencement Date, there shall not be any open applications or permits with applicable Governmental Authorities for Landlord’s Work that would prohibit Tenant’s occupancy of the Premises in accordance with the terms of this Lease.

(G) Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of Landlord’s Work to an Affiliate of Landlord (it being understood, however, that Landlord’s delegating such obligations to an Affiliate of Landlord shall not diminish or affect in any manner Landlord’s liability or obligations with respect to the performance and completion of Landlord’s Work in accordance with the terms of this Article 6). Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of the portions of Landlord’s Premises Work pursuant to Section 6.3 hereof (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of Landlord’s Work except as otherwise expressly provided in this Lease, it being agreed that Landlord shall make available to Tenant all guaranties or warranties received by Landlord in connection with Landlord’s Premises Work to the extent such guaranties and warranties shall not be rendered invalid thereby. Notwithstanding the foregoing, any defect in Landlord’s Work, which (i) could not be discovered during the generation of the Punch List described above and was first discovered by Tenant after the generation of such Punch List, (ii) Tenant has notified Landlord thereof within twelve (12) months after the Commencement Date, and (iii) was not caused by the act or omission of Tenant, its employees, agents or invitees, shall be referred to herein as a “Latent Defect.” Landlord shall promptly correct any Latent Defects, provided Tenant has notified Landlord thereof within twelve (12) months following the Commencement Date.

(H) To the extent not prohibited by Requirements, Tenant shall have the right to enter the Premises during the performance of Landlord’s Premises Work solely for the purposes of performing the Initial Alterations and performing other customary pre-commencement activities (such as installing fixtures, furniture, equipment and telecommunications wiring and cabling), provided however that during such period (w) Landlord and Tenant shall use commercially reasonable efforts to coordinate the scheduling of the performance of Landlord’s Premises Work and the Initial Alterations/customary pre-commencement activities, respectively, (w) Tenant shall comply with all terms and conditions of this Lease notwithstanding that the Commencement Date has not yet occurred other than the obligation to pay Fixed Rent and Escalation Rent, (x) Tenant shall not interfere with or in any way delay Landlord’s completion of Landlord’s Premises Work, (y) Tenant shall not begin operation of its business in the Premises, and (z) any installations performed by Tenant shall be properly sequenced with the performance of Landlord’s Work.

45

(I) The following terms shall have the following meanings as used herein:

(1) “Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (i) there will be a delay in its manufacture, fabrication, delivery or installation, or (ii) after delivery of such item the same will need to be reshipped or redelivered or repaired so that, in Landlord’s reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence. Landlord shall provide Tenant with notice promptly after it discovers an item is an item of Long Lead Work. Notwithstanding the foregoing, no item of Landlord Premises Work shall be deemed Long Lead Work unless it is expected to delay the Substantial Completion, it was the actual cause of the delay to the Substantial Completion of Landlord’s Premises Work, and Landlord shall have notified Tenant that such item of Landlord’s Premises constitutes an item of Long Lead Work promptly after Landlord is notified of same.

(2) “Tenant Work Delays” shall mean actual delays attributable to Tenant’s acts or omissions (where Tenant had a duty to act) (including, without limitation, (v) changes or change orders to plans or finishes requested by Tenant, (w) the failure to deliver or cause Architect to deliver Tenant’s Initial Plans to Landlord on or prior to the Plan Deadline, and/or the failure to deliver or cause Architect to deliver the Final Plans to Landlord on or prior to the Revision Deadline, in either case in compliance with the Plan Requirements and in accordance with the provisions of Section 6.2(E) hereof, (x) delays or failures to notify or respond to requests of Landlord, (y) delays resulting directly from Tenant’s access to the Premises pursuant to Section 6.2(H) hereof, and/or (z) the failure to make any of the payments required by Section 6.3 hereof within the time periods specified therein) that actually delay Landlord in the performance of Landlord’s Premises Work (provided that Tenant receives notice of such delay and two (2) Business Days to cure same, except that Landlord shall not be required to give notice to Tenant with respect to the Tenant Work Delays described in clauses (w) or (z) hereof and such delays shall automatically constitute Tenant Work Delays).

(J) To the extent that Landlord has performed all or any part of Landlord’s Premises Work using Landlord’s Contribution, Tenant, during the Term, shall not remove Landlord’s Premises Work or such portion thereof (or Alterations that replace Landlord’s Premises Work (or such portion thereof) unless Tenant replaces Landlord’s Premises Work (or such portion thereof), or such Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than the portion of Landlord’s Premises Work (it being understood that such Alterations that Tenant performs to replace Landlord’s Premises Work (or such portion thereof), or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by this Section 6.2(J).

46

(K) Notwithstanding the provisions of Section 1.3 hereof to the contrary, in the event that Substantial Completion of Landlord’s Premises Work shall be delayed by reason of any Tenant Work Delays and/or items of Long Lead Work, then only for purposes of determining the date on which the Applicable Rent Commencement Dates shall occur, (x) the Substantial Completion of Landlord’s Premises Work shall be deemed to have occurred on the date it would have otherwise been Substantially Complete but for such Tenant Work Delays and/or such items of Long Lead Work and (y) the Commencement Date shall be deemed to have occurred on the date the Commencement Date would have otherwise occurred but for such Tenant Work Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the Premises to Tenant.

(L) Either Landlord or Tenant shall have the right to submit any dispute between the parties under this Section 6.2 to an Expedited Arbitration Proceeding.

6.3. Tenant’s Contribution to the Cost of Landlord’s Premises Work.

(A) Subject to the terms of this Section 6.3, Tenant shall pay to Landlord an amount equal to the excess, if any, of (I) the Work Cost, over (II) Eight Million Two Hundred Fifty-Six Thousand Three Hundred Dollars and No Cents ($8,256,300.00) (such amount, “Landlord’s Contribution”, the amount of any such excess being referred to herein as “Tenant’s Work Cost”). The term “Work Cost” shall mean the sum of (x) the “hard” costs that Landlord incurs in performing Landlord’s Premises Work and (y) the “soft” costs that Landlord incurs in performing Landlord’s Premises Work, such as reasonable engineers’ fees for services reasonably required in connection with Landlord’s Premises Work, permit costs, and filing fees, and the cost of electricity consumed at the Premises during the performance of Landlord’s Premises Work (including, without limitation, any amounts paid by Landlord to or on behalf of Tenant for the Architect Fees pursuant to Section 6.4 hereof); provided that in no event shall Tenant be entitled to use more than twenty percent (20%) of Landlord’s Contribution towards such “soft” costs (such twenty percent (20%) of Landlord’s Contribution in the amount of One Million Six Hundred Fifty-One Thousand Two Hundred Sixty Dollars and No Cents ($1,651,260.00) that Tenant is entitled to use for such “soft” costs being referred to herein as the “Soft Cost Allowance”).

47

(B) Landlord shall submit to at least three (3) reputable construction companies as reasonably designated by Landlord (which shall include, without limitation, Tristar Construction, Tishman Interiors and Icon Interiors), with reasonable promptness after the date Landlord receives the Final Plans, a bid package that describes Landlord’s Premises Work. Landlord shall use Landlord’s diligent efforts to obtain from each of such construction companies a bona fide bid to perform Landlord’s Premises Work. Landlord shall have the right to request that the construction companies submit alternative bids, assuming, for example, that (a) the construction company acts as a general contractor for a fixed price, (b) the construction company acts as a construction manager for a construction management fee (without providing a guaranteed maximum price), and (c) the construction company acts as a construction manager for a construction management fee and provides a guaranteed maximum price. Landlord shall advise Tenant of Landlord’s receipt of the bids from the aforesaid construction companies, shall level the bids from the aforesaid construction companies, and shall provide copies of such leveled bids to Tenant promptly after Landlord’s receipt thereof. Tenant shall have seven (7) Business Days to review such bids and modify the Final Plans or any items described therein in an attempt to lower the amount of such bids and value engineer Landlord’s Premises Work. Following such seven (7) Business Day period, Landlord shall have the right to let the construction contract to the lowest responsible bidder (with the understanding that Landlord shall have the right to exercise Landlord’s reasonable business judgment in selecting the form of contractual arrangement for the construction contract, provided that the same will not have an effect on the Work Cost, beyond a de minimis extent) (the aforesaid construction contract that Landlord lets for Landlord’s Premises Work being referred to herein as the “Construction Contract”). Landlord shall pay the Work Cost directly to the construction company and, subject to Section 6.4 hereof, at Tenant’s election, to the Architect.

(C) Landlord shall have the right to give to Tenant, after Landlord lets the Construction Contract, a notice of Landlord’s reasonable estimate of the Work Cost and the Tenant’s Work Cost that derives therefrom (such notice being referred to herein as the “Original Work Estimate Notice”). Tenant shall pay to Landlord, within ten (10) Business Days after the date that Landlord gives such notice to Tenant, an amount equal to twenty-five percent (25%) of Tenant’s Work Cost as reflected in the Original Work Estimate Notice (any such payment that Tenant makes to Landlord being referred to herein as the “First Work Estimate Payment”). When Landlord has completed thirty-three percent (33%) of Landlord’s Premises Work, as determined and certified by Tenant’s architectural and engineering consultants, Landlord shall deliver an invoice to Tenant for twenty-five percent (25%) of Tenant’s Work Cost as reflected in the Original Work Notice, and Tenant shall pay such amount to Landlord within ten (10) Business Days after the date that Landlord gives such notice to Tenant (the “Second Work Estimate Payment”). When Landlord has completed sixty-six percent (66%) of Landlord’s Premises Work, as determined and certified by Tenant’s architectural and engineering consultants, Landlord shall deliver an invoice to Tenant for the remaining fifty percent (50%) of Tenant’s Work Cost as reflected in the Original Work Notice, and Tenant shall pay such amount to Landlord within ten (10) Business Days after the date that Landlord gives such notice to Tenant (the “Third Work Estimate Payment”). In the event that Landlord’s reasonable estimate of the Work Cost increases during Landlord’s performance of Landlord’s Premises Work, Landlord shall have the right, from time to time, to give to Tenant a revised notice of Landlord’s reasonable estimate of the Work Cost and the Tenant’s Work Cost that derives therefrom (any such notice being referred to herein as the “Revised Work Estimate Notice”). Tenant shall pay to Landlord, within five (5) days after the date that Landlord gives a Revised Work Estimate Notice to Tenant, an amount equal to the difference between (x) Tenant’s Work Cost as reflected in the Revised Work Estimate Notice and (y) Tenant’s Work Cost as reflected in the Original Work Estimate Notice plus the amount(s) of any other Increased Work Estimate Payments that Tenant has theretofore paid to Landlord and Landlord has received (any such payment that Tenant makes to Landlord pursuant to a Revised Work Estimate Notice being referred to herein as an “Increased Work Estimate Payment”; the First Work Estimate Payment, together with the Second Work Estimate Payment, the Third Work Estimate Payment, and any Increased Work Estimate Payment(s) in each case actually paid to Landlord, if any, the “Work Estimate Payment”). Landlord shall give to Tenant, within thirty (30) days after the date that Landlord obtains certificates of final approval from the Governmental Authority in connection with Landlord’s Premises Work, a notice that sets forth the Work Cost therefor and the Tenant’s Work Cost that derives therefrom (such notice being referred to herein as the “Final Cost Notice”). Landlord shall have the right to cease performance of Landlord’s Premises Work if Tenant fails to make any of the aforesaid payments within the time periods set forth herein and the same shall constitute a Tenant Work Delay. Tenant shall pay to Landlord, within thirty (30) days after the date that Landlord gives the Final Cost Notice to Tenant, an amount equal to the excess (if any) of (I) Tenant’s Work Cost, as reflected in the Final Cost Notice, over (II) the Work Estimate Payment (if any). Landlord shall pay to Tenant, within thirty (30) days after the date that Landlord gives the Final Cost Notice to Tenant, an amount equal to the excess (if any) (I) the Work Estimate Payment, over (II) Tenant’s Work Cost as reflected in the Final Cost Notice. Subject to the terms of Section 7.11 hereof, Tenant shall have the right to apply any unapplied portion of the FF&E Allowance to Tenant’s Work Cost by giving notice thereof to Landlord which sets forth amount of the FF&E Allowance that Tenant desires to apply to Tenant’s Work Cost.

48

6.4. Payment of Architect Fees.

(A) Subject to the terms of this Section 6.4, Landlord, at Tenant’s election, shall pay to or on behalf of Tenant an amount not to exceed the Soft Cost Allowance for the costs that Tenant incurs in engaging the Architect in connection with Landlord’s Premises Work (the “Architect Fees”). Tenant shall not be permitted to apply any portion of the Soft Cost Allowance to the Rental due under this Lease. In addition, for the avoidance of doubt, Tenant shall not be required to seek reimbursement from Landlord for all or any portion of the Architect Fees, and, in such event, any Architect Fees not so paid by Landlord shall not be counted against Landlord’s Contribution.

(B) Tenant may request disbursements of the Soft Cost Allowance only by delivering to Landlord a Disbursement Request. Subject to the terms of this Section 6.4, Landlord shall disburse a portion of the Soft Cost Allowance to Tenant from time to time, within thirty (30) days after the date that Tenant gives to Landlord the applicable Disbursement Request. Tenant shall not be entitled to any disbursements of the Soft Cost Allowance if a monetary or material non-monetary Event of Default has occurred and is then continuing. Landlord shall not be required to make disbursements of the Soft Cost Allowance more frequently than once during any particular calendar month. Tenant shall not have the right to request disbursements of the Soft Cost Allowance in an amount that is greater than the excess of (I) the aggregate amounts that Tenant has theretofore paid or that then remain payable in each case to the Architect for the services that have been performed for Landlord’s Premises Work, over (II) the aggregate amount of disbursements theretofore made by Landlord from the Soft Cost Allowance (such excess at any particular time being referred to herein as the “Maximum Disbursement Amount”).

49

(C) The term “Disbursement Request” shall mean a request for a disbursement of the Soft Cost Allowance signed by the chief financial officer or general counsel of Tenant (or another officer of Tenant who performs the functions ordinarily performed by a chief financial officer), together with:

(1) such officer’s certification that the amount so requested does not exceed the Maximum Disbursement Amount,

(2) copies of the contracts, purchase orders, change orders and other documents pursuant to which Tenant has engaged Architect to provide services in connection with Landlord’s Premises Work (except to the extent that Tenant has provided such copies to Landlord with a prior Disbursement Request),

(3) copies of reasonable documentation (such as bills and invoices) that indicate that the applicable services have been performed,

(4) waivers of lien from Architect covering the amount for which previous disbursements of the Soft Cost Allowance have been made (except to the extent Tenant gave such waivers of lien to Landlord in connection with a prior Disbursement Request), and

(5) notwithstanding the foregoing to the contrary but subject to the terms of this subparagraph (5), in connection with a disbursement of the Soft Cost Allowance, which on its own or combined with previous disbursements of the Soft Cost Allowance, would constitute a disbursement equal to ninety percent (90%) or more of the total amount due to Architect in connection with Landlord’s Premises Work, final general releases or waivers of lien from Architect (unless such general releases or waivers of lien were furnished previously pursuant to Section 6.4(C)(4)); it being understood that Landlord shall not be obligated to make any disbursements in excess of ninety (90%) of the amount due to Architect until Landlord has received such final general releases or waivers of lien. Nothing contained in this Section 6.4(C)(5) shall be deemed to affect or impair Tenant’s obligation to discharge of record any mechanic’s lien that is filed by Architect against the Building as set forth in Section 7.5(A)(4) hereof.

(D) Landlord makes no representation or warranty that the Soft Cost Allowance is sufficient to pay the cost of the Architect Fees and the other soft costs in connection with Landlord’s Premises Work. Tenant shall pay the amount of any excess of the cost of the Architect Fees and other softs costs over the Soft Cost Allowance (in accordance with Section 6.3 hereof).

(E) If (i) Landlord fails to make a disbursement of the Soft Cost Allowance when due, and (ii) such failure continues for more than twenty (20) days after the date that Tenant gives Landlord notice thereof, then Tenant shall have the right to offset against the Rental due hereunder the amount that Landlord so fails to disburse to Tenant.

6.5. Notices to Tenant regarding Landlord’s Work.

Notwithstanding the provisions of Article 30 hereof to the contrary, any notices required to be given by Landlord to Tenant pursuant to this Article 6 shall be deemed given if sent via electronic mail to the attention of Tenant’s designated representatives, Gina Sheldon at [***] and Marina Anoshin at [***].

50

Article 7
ALTERATIONS

7.1. General.

(A) Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord’s prior consent.

(B) Tenant may make Decorative Alterations without Landlord’s prior consent.

(C) The term “Alterations” shall mean alterations, installations, improvements, additions or other physical changes in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord’s Premises Work.

(D) The term “Decorative Alterations” shall mean Alterations that constitute merely decorative changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections.

(E) The term “Initial Alterations” shall mean the Alterations to prepare the Premises for Tenant’s initial occupancy.

(F) The term “Specialty Alterations” shall mean Alterations that (i) perforate a floor slab in the Premises or a wall that encloses the core of the Building, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, or (v) involve material plumbing connections (such as kitchens (other than a customary pantry for warming food) and executive bathrooms outside of the Building core).

(G) The term “Substantial Completion” or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant’s use and occupancy of the Premises for the conduct of business.

51

(H) The term “Tenant’s Property” shall mean Tenant’s personal property (other than fixtures), including, without limitation, Tenant’s movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.

7.2. Basic Alterations and Minor Alterations.

(A) Subject to the provisions of Section 7.1(B) hereof and this Section 7.2, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) is not visible in any material respect, at street level, from the outside of the Building, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not reduce the value or utility of the Building, (vi) does not affect the structure of the Building, (vii) does not impede Landlord’s access to Reserved Areas in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a “Basic Alteration”).

(B) Tenant shall not be required to obtain Landlord’s prior consent to a particular Basic Alteration if the sum of (X) the “hard” construction cost of such Basic Alteration, and (Y) the “hard” construction cost of any other Basic Alterations performed during the immediately preceding period of six (6) months without Landlord’s consent as contemplated by this Section 7.2, does not exceed the Minor Alterations Threshold (any such Basic Alteration for which Landlord’s prior consent is not required being referred to herein as a “Minor Alteration”). The term “Minor Alterations Threshold” shall mean Three Hundred Thousand Dollars ($300,000), except that on each anniversary of the Commencement Date, the Minor Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. Nothing contained in this Section 7.2(B) limits Tenant’s liability to Landlord if (i) Tenant performs an Alteration without Landlord’s consent, and (ii) it is determined ultimately that such Alteration does not constitute a Minor Alteration.

(C) Nothing contained in this Section 7.2 limits the provisions of Section 7.10 hereof.

52

7.3. Approval Process.

(A) Tenant shall not perform any Alteration (other than Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an “Alterations Notice”) that (i) refers specifically to this Section 7.3, (ii) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord’s consultants to reasonably assess the proposed Alteration (or other format reasonably acceptable to Landlord), (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration, (iv) indicates whether Tenant considers the proposed Alteration to constitute a Minor Alteration and whether Tenant intends to perform the proposed Alteration without Landlord’s consent as contemplated by this Article 7, and (v) includes with such notice a bona fide estimate issued by a reputable and independent construction company of the “hard” construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration to constitute a Minor Alteration and plans to perform such Alteration without Landlord’s consent). Tenant shall not be required to include with the Alterations Notice the plans and specifications for a proposed Basic Alteration as described in clause (ii) above if: (w) applicable Requirements do not require Tenant to obtain a building permit therefor, (x) such Alteration does not involve any material electrical, mechanical or plumbing work or any material connections to the life-safety systems of the Building, (y) such plans and specifications would not otherwise be prepared in accordance with good construction practice, and (z) Tenant so advises Landlord of compliance with such clauses (w) through (y) in the applicable Alterations Notice; provided, however, that if Tenant does not submit such plans and specifications to Landlord as aforesaid, then Landlord shall have the right to nevertheless require Tenant to submit such plans and specifications (or another reasonable technical description of the proposed Alteration) to the extent that Landlord has a reasonable basis for requiring such plans and specifications (or such other technical description).

(B) If (i) Tenant gives Landlord an Alterations Notice, (ii) Tenant, in the Alterations Notice, does not indicate that Tenant plans to perform the applicable Alteration without Landlord’s consent, and (iii) provides in bold and capital letters that “LANDLORD’S FAILURE TO RESPOND TO THIS ALTERATIONS NOTICE WITHIN FIFTEEN (15) BUSINESS DAYS [FIVE (5) BUSINESS DAYS FOR RESUBMISSIONS] AFTER THE DATE THAT TENANT GIVES THIS ALTERATIONS NOTICE TO LANDLORD MAY BE DEEMED TO BE LANDLORD’S CONSENT THERETO”, and (iv) Landlord fails to respond within fifteen (15) Business Days [five (5) Business Days for resubmissions] after Tenant gives the Alterations Notice to Landlord, then Tenant, following the expiration of such fifteen (15) Business Day or five (5) Business Day period, as the case may be, shall be entitled to give a second Alterations Notice to Landlord that provides in bold and capital letters that “LANDLORD’S FAILURE TO RESPOND TO THIS SECOND ALTERATIONS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE THAT TENANT GIVES THIS SECOND ALTERATIONS NOTICE TO LANDLORD SHALL BE DEEMED TO BE LANDLORD’S CONSENT THERETO”. If Tenant gives such second Alterations Notice to Landlord as aforesaid and Landlord fails to so respond to the first or second Alterations Notice within five (5) Business Days after Tenant gives the second Alterations Notice to Landlord, then Landlord shall be deemed to have consented to the Alteration(s) described in such Alterations Notice; provided, however, that in no event shall Landlord be deemed to have consented to any Alteration that is otherwise expressly prohibited by the terms of this Lease.

(C) Except for Decorative Alterations, Landlord shall have the right to object to a proposed Alteration only by giving notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord’s objections.

53

(D) Except for Decorative Alterations or Minor Alterations, Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord’s approval of items shown on such plans and specifications pending Landlord’s review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord’s approval of such plans and specifications upon Tenant’s making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration). Nothing contained in this Section 7.3(D) limits the provisions of Section 7.2 hereof or Section 7.3(C) hereof.

(E) Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord’s architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord’s benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

7.4. Performance of Alterations.

(A) Tenant, at Tenant’s expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable). Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within ten (10) Business Days after Tenant’s request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within ten (10) Business Days after Tenant’s request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Landlord shall so execute such applications, as aforesaid, prior to Landlord’s approval of (or Landlord’s being deemed to have approved) the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord’s consent to such Alteration), with the understanding, however, that (i) Tenant shall not have any right to commence the performance of the applicable Alteration unless and until Landlord approves (or is deemed to have approved) the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord’s approval of such Alteration), (ii) Landlord’s so executing such application shall not diminish Landlord’s right to withhold Landlord’s approval of the applicable Alteration (to the extent otherwise permitted under this Article 7), and (iii) if Landlord withholds Landlord’s approval of the applicable Alteration (to the extent otherwise permitted under this Article 7), then Tenant, at Tenant’s cost, shall withdraw such application promptly. Tenant shall reimburse Landlord for any reasonable Out-of-Pocket Costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so executing such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

54

(B) Prior to performing any Alteration, Tenant shall maintain on behalf of its contractors (of any tier) and vendors or cause its contractors (of any tier) and vendors to maintain (1) worker’s compensation and disability insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Tenant, and Tenant’s contractors, subcontractors, and vendors in connection with such Alteration); (2) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000) per occurrence and in the annual policy aggregate with respect to subcontractors, such policies shall be endorsed to name the Landlord Indemnitees as additional insureds, it being understood that the foregoing insurance shall be required in addition to Tenant’s Liability Policy (the insurance described in this clause (2) is collectively referred to herein as “Contractor’s Liability Policy”); and (3) commercial auto liability insurance, if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000). The Contractor’s Liability Policy (including any endorsements which are a part thereof) cannot exclude coverage to the Landlord Indemnitees for claims arising out of bodily injury to a contractor’s (of any tier) or vendor’s employees if such claim arises during the course of employment (i.e., third party claims). A contractor’s or vendor’s liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Lease. The limits listed above are minimum requirements only. Tenant shall include in any agreement that Tenant consummates with a contractor or vendor in either case for a particular Alteration, and Tenant shall cause any contractor to include in any agreement that such contractor consummates with a subcontractor regarding the applicable Alteration, a provision pursuant to which the contractor, subcontractor or vendor agrees to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, any Claim Against Landlord that arises from any wrongful act or wrongful omission of such contractor, such subcontractor or such vendor, and such provision shall state expressly that the Landlord Indemnitees constitute third-party beneficiaries thereof. Prior to the start of any such Alterations and prior to the expiration of any policy, Tenant shall deliver to Landlord certificates of insurance (on a form reasonably acceptable to Landlord) along with copies of endorsements naming Landlord Indemnitees as additional insureds. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein.

(C) Within sixty (60) days after the Substantial Completion of each Alteration (other than Decorative Alterations), Tenant, at Tenant’s expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority (but if Tenant is diligently pursuing same, then such sixty (60) day period shall be extended for such reasonable time as is necessary for Tenant to obtain such approvals provided Tenant is diligently pursuing same), (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the “as-built” plans and specifications for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, such other format that is reasonably acceptable to Landlord).

55

(D) All Alterations (other than Decorative Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7). All Alterations shall be made and performed in accordance with all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.

7.5. Financial Integrity.

(A)

(1) Subject to Section 7.5(A)(2) hereof, Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2) Subject to the terms of this Section 7.5(A)(2) and Section 7.5(A)(3) hereof, in connection with any Alteration at a cost for labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) in excess of Five Hundred Thousand Dollars ($500,000), either individually or in the aggregate with any other Alterations constructed in any particular period of twelve (12) consecutive months, prior to performing such Alteration, Landlord may on approval of plans therefor, require Tenant to deliver to Landlord a performance bond and a payment bond that covers Tenant’s obligation to pay the applicable contractor and the applicable contractor’s obligation to pay its subcontractors (in either case issued by a surety company and in form reasonably satisfactory to Landlord), each in an amount equal to one hundred twenty percent (120%) of such estimated cost; provided, however, that on each anniversary of the Commencement Date, the aforesaid amount of Five Hundred Thousand Dollars ($500,000) shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date; provided, however, so long as the Initial Tenant Requirement is satisfied, Tenant shall not be obligated to provide such performance bond and payment bond as set forth in this Section 7.5(A)(2).

(3) If Tenant is obligated to deliver a performance bond and a payment bond to Landlord as provided in Section 7.5(A)(2) hereof, then Tenant shall have the right to deposit with Landlord an amount in cash equal to the amount of such bonds that is otherwise required by Section 7.5(A)(2) hereof (such amount in cash being referred to herein as the “Work Deposit”). If Tenant deposits the Work Deposit with Landlord, then (i) Tenant shall not have the obligation to deliver to Landlord the performance bond and the payment bond as provided in Section 7.5(A)(2) hereof for the applicable Alteration, and (ii) Landlord shall disburse the Work Deposit (or the applicable portion thereof) to Tenant or Tenant’s designee from time to time, within ten (10) days after Tenant’s request therefor (but in no event more frequently than once during any particular calendar month), provided that Tenant delivers to Landlord, simultaneously with each such disbursement, waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property for material theretofore supplied, or labor or services theretofore performed, in connection with the applicable Alterations. If any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), then Landlord shall have the right (but not the obligation) to use the Work Deposit to discharge such mechanic’s lien. Nothing contained in this Section 7.5(A)(3) diminishes Tenant’s obligations under Section 7.5(A)(4) hereof. Landlord shall pay to Tenant any remaining balance of the Work Deposit for a particular Alteration within ten (10) days after the date that (x) Tenant has Substantially Completed the applicable Alteration, and (y) Tenant has delivered to Landlord waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations. Notwithstanding the foregoing to the contrary, so long as the Initial Tenant Requirement is satisfied, Tenant shall not be obligated to provide such Work Deposit as set forth in this Section 7.5(A)(3).

56

(4) Tenant shall discharge of record any mechanic’s lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within twenty (20) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Nothing contained in this Section 7.5(A)(4) (x) limits Tenant’s right to challenge the claim that is made by the Person that files a mechanic’s lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any mechanic’s lien that derives from Landlord’s acts or omissions. If (i) any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) (but not including any work performed by Landlord, including, without limitation, Landlord’s Work), and (ii) Tenant does not discharge such lien within twenty (20) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law, then Landlord shall have the right to use the FF&E Allowance (or the portion thereof that Landlord has not theretofore disbursed to or on behalf of Tenant as provided in Section 7.11 hereof, as the case may be) to so discharge such lien (it being understood that (x) if Landlord so uses the FF&E Allowance (or such undisbursed portion thereof) to discharge such lien in full, then Tenant’s failure to discharge such lien initially shall not continue to constitute a default by Tenant hereunder, and (y) Landlord’s aforesaid right to use the FF&E Allowance (or such undisbursed portion thereof) to discharge such lien shall be in addition to the rights and remedies that are available to Landlord at law, in equity or as otherwise set forth herein by reason of an Event of Default that derives from Tenant’s failure to so discharge such lien).

(B) Subject to the terms of this Section 7.5(B), within forty-five (45) days after the Substantial Completion of any Alterations (other than Decorative Alterations), Tenant shall deliver to Landlord: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Landlord (to the extent Landlord’s approval was required under this Article 7). Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(4) hereof.

57

7.6. Effect on Building.

If (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Building Change in a manner that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord’s performance of the Building Change, and shall consult reasonably from time to time with Tenant in connection therewith (with the understanding that such consultations shall include, without limitation, Landlord’s providing Tenant with the information that Landlord has in its possession regarding the expected cost of such Building Change). Tenant shall not be required to pay for the cost of performing a Building Change as contemplated by this Section 7.6 if (a) Tenant submits to Landlord for Landlord’s approval the plans and specifications for the applicable Alteration, (b) the representative of Landlord who has principal responsibility for approving the applicable Alteration has personal knowledge that the applicable Alteration requires such Building Change, and (c) Landlord does not advise Tenant of such Building Change concurrently with Landlord’s approval of the applicable Alteration.

7.7. Time for Performance of Alterations.

If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time.

58

7.8. Removal of Alterations and Tenant’s Property.

(A) On or prior to the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises, and, subject to Section 7.11 hereof, at Tenant’s option, Tenant also may remove, at Tenant’s expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Subject to the terms of Section 7.8(C) hereof, Landlord, upon notice to Tenant given at least one hundred fifty (150) days prior to the Expiration Date, or the last day of the Renewal Term, as the case may be, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. If (x) the Expiration Date is not the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (y) Landlord gives a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs that are incurred by Landlord in so removing such Specialty Alterations, and in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date, or the last day of the Renewal Term, as the case may be, shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant’s obligations under this Section 7.8(A)).

(B) Prior to Tenant’s performance of a Specialty Alteration, Tenant shall have the right to request (simultaneously with Tenant’s submission to Landlord of plans and specifications for such Specialty Alteration) that Landlord advise Tenant if Tenant shall be required to remove (or pay the cost to remove) such Specialty Alteration upon the Expiration Date or earlier termination of the Term, provided, however, that such request (a “Specialty Alteration Approval Request”) shall state in LARGE, BOLD, CAPITAL LETTERS as follows: “LANDLORD TO ADVISE TENANT IF TENANT SHALL BE OBLIGATED TO REMOVE THE SPECIALTY ALTERATION(S) DESCRIBED HEREIN AT THE EXPIRATION OR EARLIER TERMINATION OF THE TERM. LANDLORD’S FAILURE TO RESPOND TO THIS SPECIALTY ALTERATION APPROVAL REQUEST SHALL BE DEEMED TO INDICATE THAT LANDLORD SHALL NOT REQUIRE REMOVAL OF THE APPLICABLE SPECIALTY ALTERATION(S) DESCRIBED HEREIN”. Landlord shall have the right to require removal of the applicable Specialty Alteration upon the expiration or earlier termination of the Term in Landlord’s sole discretion. If (i) Tenant gives a Specialty Alteration Approval Request in accordance with the terms hereof and (ii) Landlord advises Tenant that removal shall not be required, or fails to respond to such request, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term (any such Specialty Alteration which Tenant shall not be required to remove (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid being referred to herein as a “Qualified Alteration”).

59

(C) Notwithstanding the terms of Section 7.8(A) to the contrary, if Tenant shall give a notice to Landlord on or prior to the one hundred twentieth (120th) day prior to the Expiration Date (or the last day of the Renewal Term, as the case may be) requesting that Landlord remove a particular Specialty Alteration, then Tenant shall not be obligated to remove such Specialty Alteration and Landlord shall remove such Specialty Alteration on Tenant’s behalf, subject to the terms of this Section 7.8(C). Tenant shall pay to Landlord, as additional rent, the costs and expenses that are incurred by Landlord in so removing such Specialty Alteration and in so repairing and restoring any damage to the Building or the Premises in connection therewith (collectively referred to herein as the “Removal Costs”), and Tenant’s obligation to make pay the Removal Costs as set forth in this Section 7.8(C) shall survive the Expiration Date. Landlord shall have the right to give to Tenant a notice which sets forth Landlord’s reasonable estimate of the Removal Costs, together with reasonable supporting documentation for the charges set forth therein, prior to Landlord’s performance of such removal and restoration work (such notice, the “Initial Removal Cost Notice”), and Tenant shall pay the amount set forth therein within thirty (30) days after Landlord gives such Initial Removal Cost Notice to Landlord. If the Removal Costs actually incurred by Landlord increase or decrease during Landlord’s performance of such removal and restoration work, then Landlord shall, following the Substantial Completion of such removal and restoration work, give to Tenant a revised invoice which shows the actual Removal Costs (the “Final Removal Cost Notice”), together with reasonable supporting documentation for the amount set forth therein. If the Removal Costs as set forth in the Final Cost Notice exceeds the Removal Costs as set forth in the Initial Removal Cost Notice, then Tenant shall pay such difference to Landlord within twenty (20) days after Landlord gives the Final Removal Cost Notice to Tenant. If the Removal Costs as set forth in the Final Removal Cost Notice are less than the Removal Costs as set forth in the Initial Removal Cost Notice, then Landlord shall pay such difference, net of any amount owed by Tenant to Landlord under this Lease, within thirty (30) days after Landlord gives the Final Removal Cost Notice to Tenant. Landlord and Landlord’s designees may enter the Premises at any time within the last thirty (30) days of the Term (or such earlier date to the extent more time is reasonably required to perform such removal and restoration work) in connection with removal of a Specialty Alteration and shall have the right to bring into the Premises, and store in the Premises in a reasonable manner, the materials and tools that Landlord or its designees reasonably require to remove such Specialty Alteration. Tenant shall vacate and remove all of Tenant’s Property from any portion of the Premises reasonably required by Landlord in connection with Landlord’s removal of such Specialty Alteration. Landlord, at Tenant’s request, shall remove such Specialty Alteration, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, at Tenant’s sole cost and expense. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises in connection with the removal of a Specialty Alteration.

7.9. Contractors and Supervision.

(A) All Alterations that require Landlord’s consent shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall be deemed to have approved any such architect if Landlord fails to respond to Tenant’s request for approval thereof within five (5) Business Days after the date that Tenant gives such request to Landlord. Landlord hereby approves A+I as Tenant’s architect for Landlord’s Premises Work.

60

(B) Subject to the provisions of this Section 7.9(B), Tenant shall perform all Alterations (other than Decorative Alterations) using, at Tenant’s option, either (i) contractors, subcontractors, engineers and mechanics that in each case Landlord designates from time to time, or (ii) contractors, subcontractors, engineers or mechanics that in each case Tenant designates and that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall be deemed to have approved any such contractors, subcontractors or mechanics that in each case Tenant designates if Landlord fails to respond to Tenant’s request for approval thereof within five (5) Business Days after the date that Tenant gives such request to Landlord, provided that such request for Landlord’s approval states in bold, capital letters as follows: “LANDLORD SHALL BE DEEMED TO APPROVE THIS REQUEST IF LANDLORD FAILS TO RESPOND TO THIS NOTICE IN FIVE (5) BUSINESS DAYS”. If an Alteration affects a Building System, then (i) Tenant shall engage to perform such Alteration (or the applicable portion thereof that affects such Building System) a contractor and subcontractors that in each case Landlord designates from time to time and charge commercially reasonable prices, and (ii) Tenant shall engage an engineer that Landlord designates and that charges fees that are commercially reasonable to design such Alteration (or the applicable portion thereof that affects such Building System). Landlord shall give Tenant a notice containing a list of such contractors, such subcontractors, such engineers and such mechanics that Landlord designates promptly after Tenant’s request therefor from time to time (it being understood that Landlord shall include in such list the names of at least three (3) subcontractors for each trade and at least three (3) general contractors). Such list of designated contractors, subcontractors and engineers as of the date hereof is attached hereto as Exhibit “7.9” and made a part hereof.

(C) Tenant shall have the right to request that Landlord perform supervisory project management services for any Alterations that Tenant performs during the Term in accordance with the terms of this Article 7. If Tenant makes any such request, then Landlord and Tenant shall seek in good faith to determine the terms of Tenant’s engagement of Landlord to perform such services (it being understood that such terms shall include, without limitation, the payment of a fee by Tenant to Landlord for such supervisory services on market terms).

(D) Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable Out-of-Pocket Costs incurred by Landlord in connection with an Alteration (other than Decorative Alterations) (including, without limitation, the reasonable Out-of-Pocket Costs that Landlord incurs in reviewing the plans and specifications for such Alterations, and inspecting the progress of such Alterations), within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

7.10. Window Coverings.

Tenant shall install on the windows of the Premises only the curtains, blinds, shades or screens that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay (it being understood that Landlord, in considering whether to grant such approval, shall have the right to take into account the impact of Tenant’s proposed installation on the exterior appearance of the Building).

61

7.11. Furniture, Fixtures and Equipment Allowance.

Subject to the terms of this Section 7.11, Landlord shall pay to or on behalf of Tenant an amount not to exceed One Million Six Hundred Fifty-One Thousand Two Hundred Sixty Dollars and No Cents ($1,651,260.00) (the “FF&E Allowance”) for (i) any of Out-of-Pocket Costs incurred by Tenant for furniture, fixtures, equipment and interior design fees in connection with Tenant’s initial occupancy of the Premises (collectively, the “FF&E Expenses”) and/or (ii) Tenant’s Work Cost. Tenant shall be entitled to request a disbursement of the FF&E Allowance by giving a notice thereof to Landlord, together with reasonable supporting documentation for the amounts set forth therein (including, without limitation, paid invoices), not later than the one hundred eightieth (180th) after the Commencement Date. Landlord shall pay to Tenant or directly to the parties so identified by Tenant in such request for disbursement (or, in the case of a request to apply the FF&E Allowance to Tenant’s Work Cost, to Landlord) such amount(s) that timely submitted to Landlord and otherwise in accordance with the terms of this Section 7.11, within thirty (30) days after Tenant’s request therefor. Tenant shall not be permitted to request or entitled to a disbursement of the FF&E Allowance (including, without limitation, a disbursement of the FF&E Allowance to Landlord for Tenant’s Work Cost) if the Initial Tenant Requirement is not satisfied or a monetary or material non-monetary Event of Default has occurred and is then continuing on the date of Tenant’s request or the date of such disbursement (but upon the cure of such Event of Default, Tenant shall be entitled to the full amount of any disbursement so withheld by Landlord). For purposes of determining the remaining amount of the FF&E Allowance, any portion of the FF&E Allowance that is not then disbursed but has been requested by Tenant pursuant to an outstanding disbursement request shall be deemed disbursed. Tenant shall not be permitted to apply the FF&E Allowance, or any remaining portion thereof, to the Rental due hereunder. Landlord makes no representation or warranty that the FF&E Allowance is sufficient to pay the cost of the FF&E Expenses and Tenant’s Work Cost and Tenant shall pay the amount of any excess of the cost of the FF&E Expenses and Tenant’s Work Cost in excess of the FF&E Allowance.

7.12. Air-Cooled HVAC Installations.

Tenant shall not have the right to install a supplementary HVAC system for the Premises that requires vents or louvers to be installed on the exterior of the Building.

Article 8
REPAIRS

8.1. Landlord’s Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the Building Systems that service the Premises, (ii) the structural portions of the Building, (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the windows of the Premises, (vii) the public portions (including common areas) of the Building, and (viii) the Premises (to the extent that the necessity for such repair derives from a Work Access) in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Nothing contained in this Section 8.1 requires Landlord to maintain or repair the systems within the Premises that solely distribute within the Premises electricity, HVAC or water, except as otherwise expressly required by Section 8.3 of this Lease.

62

8.2. Tenant’s Repairs.

(A) Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant’s expense, shall take good care of the interior, non-structural portions of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Commencement Date, (ii) the Alterations, and (iii) the systems exclusively serving and located within the Premises that distribute within the Premises electricity, HVAC or water), all subject to Landlord’s repair of Latent Defects subject to and in accordance with Section 6.2(G) hereof. Tenant shall make all repairs to the Premises required hereunder as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord’s obligation to perform under Section 8.1 hereof or expressly stated elsewhere in this Lease. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof, including, without limitation, Sections 7.4 and 7.9 hereof.

(B) Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) a particular repair that this Section 8.2 obligates Tenant to perform cannot be performed with reasonable diligence during the aforesaid period of twenty (20) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such repair during such period of twenty (20) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform such repair on Tenant’s behalf as otherwise described in this Section 8.2(B) unless Tenant fails to pursue such repair with reasonable continuity and diligence. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

8.3. Certain Limitations.

(A) Tenant, at Tenant’s expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

63

(B) Landlord, at Landlord’s expense, shall repair promptly all damage to the Premises (including Alterations) that results from Landlord’s negligence or willful misconduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4. Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord’s making repairs as contemplated by this Article 8. If Landlord’s repair (or the condition that Landlord is required to repair) (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also perform any other repair that this Article 8 requires Landlord to perform, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in performing such repair (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in performing such repair without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

Article 9
ACCESS; LANDLORD’S CHANGES

9.1. Access.

(A) Subject to the terms of this Lease, Tenant, during the Term, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year.

64

(B) Subject to the terms of this Section 9.1(B), Landlord and Landlord’s designees may enter the Premises and the Terrace Area at reasonable times upon reasonable prior notice to Tenant (which notice may be given by e-mail to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises) with a representative of Tenant present (if one is made available) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last twelve (12) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord’s interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, or (vi) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord’s Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord’s entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a “Work Access”). Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord’s designees into the Premises as contemplated by this Section 9.1(B) to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in a confined area of the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises; provided, however, that (w) nothing contained in this Section 9.1(B) diminishes Landlord’s obligation to repair the Premises (to the extent that the necessity for such repair derives from a Work Access) as provided in Section 8.1 hereof, (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord’s negligence or willful misconduct (or that of its employees, agents or contractors that are acting within the scope of their employment) in connection with any such entry upon the Premises, (y) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental after a fire or other casualty as provided herein, and (z) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental as provided in Section 10.3 hereof.

9.2. Landlord’s Obligation to Minimize Interference.

(A) Subject to Section 9.2(B) hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in connection with Landlord’s accessing the Premises as contemplated by Section 9.1 hereof.

(B) Subject to the provisions of this Section 9.2(B), Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with a Work Access as contemplated by this Article 9. If a Work Access (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also conduct a Work Access, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in conducting such Work Access (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in conducting such Work Access without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

65

9.3. Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises (except with respect to the Terrace Area as described in Section 3.5 hereof), and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (except to the extent expressly provided herein) (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the “Reserved Areas”).

9.4. Ducts, Pipes and Conduits.

Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises as Landlord deems reasonably necessary, provided that (a) such ducts, cabling, pipes and conduits are concealed within or above partitioning columns, walls or ceilings, except that if such ducts, cabling, pipes or conduits are installed in areas that are utility areas (such as storage areas, mailrooms or mud rooms), then such ducts, cabling, pipes or conduits may also be installed on partitioning walls, columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises or on the layout or the use or occupancy of the Premises. If Landlord requires access to the Premises to make the installations as contemplated by this Section 9.4, then Landlord shall perform such installations in accordance with the terms hereof that govern a Work Access.

9.5. Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant’s electronic security systems).

9.6. Landlord’s Changes.

(A) Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.

66

(B) Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant’s access to the Building or the Premises, (b) reduce or affect the floor area or layout of the Premises (except to a de minimis extent), or (c) reduce beyond a minimis extent the level or quality of services that are available to Tenant on the Commencement Date.

(C) Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.

(D) Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.

(E)

(1) Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord’s performance of elective construction in the Building or Landlord’s failure to comply with any Requirement in which Landlord is required to comply hereunder.

(2) If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10
UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1. Unavoidable Delays.

(A) Subject to Section 10.3 hereof, Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant’s other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord’s covenants under this Lease by reason of any Unavoidable Delay; provided, however, that Landlord shall not have the right to claim under this Section 10.1(A) that Landlord’s failure to have funds available to make a payment of money constitutes an excuse for Landlord’s performance of an obligation of Landlord hereunder.

67

(B) Subject to Article 15 hereof and Article 16 hereof, this Lease and the obligation of Landlord to perform Landlord’s covenants hereunder shall not be affected, impaired or excused, and Tenant shall not have any liability to Landlord, to the extent that Tenant is unable to perform Tenant’s covenants and agreements under this Lease by reason of any Unavoidable Delay; provided, however, that Tenant shall not have the right to claim under this Section 10.1(B) that Tenant’s failure to have funds available to make a payment of money constitutes an excuse for Tenant’s performance of an obligation of Tenant hereunder.

(C) The term “Unavoidable Delay” shall mean any cause beyond the applicable party’s reasonable control, including, without limitation, strikes, labor troubles, shortages or unavailability of labor, fuel, steam, water, gas, electricity or materials, epidemic, pandemic, governmental actions (including any directives (including any public health directives) or orders or other Requirements issued or adopted by any Governmental Authority, whether temporary or permanent, including, including, without limitation, in connection with any epidemic or pandemic), acts of terrorism or the occurrence of an act of God.

(D) The term “Epidemic/Pandemic Unavoidable Delay” shall mean any Unavoidable Delay that derives from any epidemic, pandemic, and/or governmental actions (including any directives (including public health directives) or orders or other Requirements issued or adopted by any Governmental Authority, whether temporary or permanent) in connection with any epidemic or pandemic.

10.2. Interruption of Services.

Subject to Section 10.3 hereof, Landlord, from time to time, shall have the right to temporarily interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall give Tenant reasonable advance notice of any such interruption or curtailment (to the extent that Landlord does not need to arrange for such interruption or curtailment to manage an emergency) and schedule any such interruption or curtailment at times that minimizes, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also schedule any such interruption or curtailment, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in so scheduling such interruption or curtailment (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in scheduling such interruption or curtailment without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

68

10.3. Rent Credit.

Subject to the terms of this Section 10.3, if for any reason other than an Unavoidable Delay (I) (i) Landlord by reason of Landlord’s negligence or willful misconduct or breach of its obligations under this Lease fails to perform Landlord’s covenants hereunder, (ii) Landlord interrupts or curtails the level of service provided by Building Systems as contemplated by Section 10.2 hereof, or (iii) Landlord performs repairs, alterations, improvements, additions or restorations in the Building, and (II) Tenant, by reason of the event described in clause (I) above, is unable for at least seven (7) consecutive Business Days to gain access to or operate Tenant’s business in the Premises (or a portion thereof) in substantially the same manner that Tenant conducted its business prior to such event, then Tenant shall be entitled to a credit to apply against the Fixed Rent and the Escalation Rent thereafter coming due hereunder in an amount equal to the product obtained by multiplying (A) the quotient obtained by dividing (a) the sum of the Fixed Rent and the Escalation Rent for the Premises, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (c) the number of square feet of Rentable Area in the Premises, by (B) the number of square feet of Rentable Area of the portion of the Premises which is inaccessible or unusable, as aforesaid, by (C) the number of days in the period commencing on (and including) the date immediately following the date that is seven (7) consecutive Business Days after the event that is described in clause (I) above and ending on the date that such portion of the Premises becomes accessible or usable. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 10.3, and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). This Section 10.3 shall not apply in respect of the occurrence of a fire or other casualty or in respect of a condemnation. This Section 10.3 shall not limit the provisions of Section 5.2 hereof.

Article 11
REQUIREMENTS

11.1. Tenant’s Obligation to Comply with Requirements.

(A) Subject to the terms of this Article 11, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed by Tenant, and (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises. Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general, administrative and executive office purposes as permitted under Section 3.1 hereof), or (c) such Alteration or other change is required to install, modify or replace any fire suppression device or system in the Premises (including, without limitation, sprinkler systems). Landlord shall deliver the Premises with a fire suppression system in the Premises on the Commencement Date in compliance with all applicable Requirements in effect as of the date hereof.

69

(B) The term “Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord’s Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s Property Policy), provided that such requirements that the issuer of Landlord’s Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.

(C) The term “Governmental Authority” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

(D) Subject to the terms of this Section 11.1(D), if (a) Landlord gives Tenant a notice that Tenant has failed to comply with a Requirement as required by this Section 11.1, and (b) Tenant fails to proceed with reasonable diligence to comply with such Requirement within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may perform the work and otherwise take steps that are required to comply with such Requirement, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) Tenant’s compliance with a particular Requirement as required by this Section 11.1 cannot be accomplished with reasonable diligence during the aforesaid period of twenty (20) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such compliance during such period of twenty (20) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform the work and otherwise take steps that are required to comply with such Requirement on Tenant’s behalf as otherwise described in this Section 11.1(D) unless Tenant fails to pursue such compliance with reasonable continuity and diligence. Nothing contained in this Section 11.1(D) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

70

11.2. Landlord’s Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to Landlord’s Work, the Premises, the Building and the Building Systems (including, without limitation, Requirements in respect of which the violation thereof impedes Tenant’s performance of Alterations in the Premises) other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord’s right to contest in good faith the applicability or legality thereof (provided that Landlord’s contesting such Requirements does not interfere in any material respect with Tenant’s use and occupancy of the Premises).

11.3. Tenant’s Right to Contest Requirements.

Subject to the provisions of this Section 11.3, Tenant, at Tenant’s expense, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). Tenant shall not have the right to institute a Compliance Challenge unless Tenant first gives Landlord notice thereof. Tenant shall not institute any Compliance Challenge if, by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, (a) Landlord (or any Landlord Indemnitee) may be imprisoned, (b) the Real Property or any part thereof may be condemned or vacated, or (c) the certificate of occupancy for the Premises or the Building may be suspended. If Landlord or any Landlord Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord or any Landlord Indemnitee may be liable to any third party in either case by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant’s option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against a Landlord Indemnitee. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge.

71

11.4. Certificate of Occupancy.

(A) Subject to the terms of this Section 11.4(A), Landlord covenants that from and after the Commencement Date a temporary or permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) shall be in full force and effect permitting the Premises to be used for the general purposes that are permitted under Article 3 hereof. Nothing contained herein constitutes Landlord’s covenant, representation or warranty that the Premises or the Terrace Area or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner; provided, however, that Landlord shall not have the right to amend the certificate of occupancy for the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) in a manner that limits the uses that Tenant may perform in the Premises in accordance with Article 3 hereof or the Terrace Area in accordance with Section 3.5 hereof. Landlord shall have no liability to Tenant under this Section 11.4(A) to the extent such certificate of occupancy (or such other certificate) is not in full force and effect by reason of Tenant’s default hereunder or by reason of Alterations.

(B) Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant shall not have the right to amend the certificate of occupancy for the Premises or the Building without Landlord’s prior approval.

Article 12
QUIET ENJOYMENT

12.1. Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13
SUBORDINATION

13.1. Subordination.

(A) This Lease shall be subject and subordinate to the priority of each Superior Lease that hereafter exists (and does not exist as of the date hereof) if the applicable Lessor executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to the lien of each Mortgage that hereafter exists (and does not exist as of the date hereof) if the applicable Mortgagee executes and delivers to Tenant a Nondisturbance Agreement. Simultaneously with Tenant’s execution and delivery to Landlord of this Lease, Tenant, at Tenant’s expense, shall execute and deliver promptly a Nondisturbance Agreement that the current Mortgagee proposes to use and that conforms to the terms of this Article 13. Provided that Tenant shall timely execute and deliver to Landlord such Non-Disturbance Agreement, Landlord shall, simultaneously with Landlord’s execution and delivery to Tenant of this Lease, deliver to Tenant such Nondisturbance Agreement executed by Landlord and the current Mortgagee. Landlord hereby represents that (i) there are no existing Superior Leases as of the date hereof, (ii) the only existing Mortgage as of the date hereof is that certain Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of November 8, 2012, from Landlord, as borrower, to German American Capital Corporation, UBS Real Estate Securities Inc., Goldman Sachs Mortgage Company and Bank of China.

(B) The term “Lessor” shall mean a lessor under a Superior Lease.

72

(C) The term “Mortgage” shall mean any trust indenture or mortgage which now or hereafter encumbers Landlord’s estate in the Premises.

(D) The term “Mortgagee” shall mean any trustee, mortgagee or holder of a Mortgage.

(E) The term “Nondisturbance Agreement” shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Lessor or a Mortgagee, as the case may be, and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not evict Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease, or (ii) if the Superior Lease terminates, then the Lessor will not evict Tenant, disturb Tenant’s possession under the Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such Lessor on the same terms and conditions as are contained in this Lease.

(F) The term “Superior Lease” shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Premises (to the extent that Landlord’s interest in the Premises is a leasehold estate).

13.2. Terms of Nondisturbance Agreements.

Subject to the terms of this Section 13.2, any Nondisturbance Agreement may provide that the Person that succeeds to Landlord by reason of the foreclosure of a Mortgage or by reason of the termination of a Superior Lease, as the case may be (any such Person being referred to herein as the “Successor”) shall not be:

(A) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair,

(B) subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord), except that the Successor shall be subject to any offsets that are expressly permitted under this Lease,

(C) bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays in advance pursuant to Article 2 hereof) (except to the extent that the Successor actually receives payment thereof),

(D) bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord’s interest in the Real Property,

73

(E) bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1) repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease,

(2) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,

(3) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the net proceeds of Landlord’s Property Policy that are actually made available to the Successor are sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(4) repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(5) repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the net proceeds of any condemnation award that is made available to the Successor is sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(F) bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant and made without the consent of the Mortgagee or Lessor, as the case may be (if consent is required) unless effected unilaterally by Tenant pursuant to the express terms of this Lease, or bound by any amendment or modification of this Lease made without the consent of the Mortgagee or the Lessor, as the case may be (if consent is required under the applicable Mortgage or Superior Lease, as the case may be, or

74

(G) bound to return the Letter of Credit until the Letter of Credit has come into the Successor’s actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease

(the aforesaid items in clause (A) through clause (G) above for which a Successor is not liable being referred to herein as the “Successor Limitation Items”).

Any Nondisturbance Agreement may also contain other terms and conditions that are reasonably required by the Mortgagee or the Lessor, as the case may be, that do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent). A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items, or such other terms and conditions.

13.3. Attornment.

(A) If, at any time prior to the Expiration Date, a Successor succeeds to Landlord’s interest in the Real Property, then Tenant, at the Successor’s election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor’s obtaining an interest in the Premises, then the Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorns to the Successor.

(B) The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant’s attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee or a Lessor shall have the right to include such provisions in a Nondisturbance Agreement. Nothing contained in this Section 13.3 limits the obligations of the Successor under a Nondisturbance Agreement.

13.4. Amendments to this Lease.

Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after Landlord’s request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant’s execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent), (iv) decrease Landlord’s obligations under this Lease (except to a de minimis extent), or (v) increase Landlord’s rights under this Lease (except to a de minimis extent).

75

13.5. Tenant’s Estoppel Certificate.

Tenant, within ten (10) Business Days after Landlord’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant (without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.6. Landlord’s Estoppel Certificate.

Landlord, within ten (10) Business Days after Tenant’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the actual knowledge of Landlord (without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) stating any other matters reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.6 may be relied upon by (w) any Person that extends credit to Tenant, (x) any assignee of Tenant’s interest hereunder, (y) any subtenant of all or any part of the Premises, or (z) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 16 hereof).

13.7. Rights to Cure Landlord’s Default.

If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder (except pursuant to termination rights expressly provided in this Lease) until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period).

76

13.8. Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant’s rights hereunder, or expand Tenant’s obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.9. Tenant’s Financial Statements.

Subject to the terms of this Section 13.9, Tenant shall provide to Landlord (a) the balance sheet of Tenant dated as of the last day of each fiscal year (to the extent that the last day of each such fiscal year occurs during the Term), and (b) the income statement of Tenant for each such fiscal year that occurs, in whole or in part, during the Term, in each case on or prior to the one hundred twentieth (120th) day after the last day of each such fiscal year (such financial statements being collectively referred to herein as “Tenant’s Statements”). Tenant shall cause Tenant’s Statements to be prepared in accordance with GAAP, and to be accompanied by an unqualified opinion of a certified public accountant. For a period of one (1) year after Tenant gives to Landlord a particular Tenant’s Statement, Landlord shall not disclose Tenant’s Statements to any third party, except that Landlord may disclose Tenant’s Statements (i) to Persons who are directors, members, partners, trustees, employees, agents or advisors to Landlord or Landlord’s Affiliates and who have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (ii) to Persons that provide (or that propose to provide), directly or indirectly, debt or equity capital to Landlord or Landlord’s Affiliates and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iii) to Persons that purchase (or that propose to purchase) the Real Property or any portion thereof and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iv) to Lessors (or prospective Lessors) that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (v) to Persons that provide professional services for Landlord (such as, for example, Landlord’s attorneys and accountants) and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (vi) to the extent required by law, rule, regulation or requirement of a stock exchange, rating agency or regulator or in connection with any legal or regulatory proceeding, (vii) to the extent reasonably required by Landlord in enforcing Landlord’s rights hereunder, and (viii) to the extent that Tenant’s Statements are otherwise available to the general public, are already in Landlord’s possession (having been provided by a source other than Tenant), or come into Landlord’s possession from a source other than Tenant who is not known by Landlord to be bound by a confidentiality obligation to Tenant with respect thereto. Tenant shall not have any obligation to provide Tenant’s Statements to Landlord as provided in this Section 13.9 during the period that (x) the stock of Tenant is publicly traded on a recognized stock exchange, and (y) Tenant’s Statements are available to the general public under filings that Tenant makes with the Securities and Exchange Commission.

77

Article 14
INSURANCE

14.1. Tenant’s Insurance.

(A) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and the Specialty Alterations, in either case to the extent insurable under “all-risk” property insurance policies, covering the perils listed in the current edition of the Insurance Services Office, Inc. (“ISO”), special causes of loss form CP 10 30, including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as “Tenant’s Property Policy”), (ii) a policy of worker’s compensation insurance, to the extent required by law (such policy being referred to herein as “Tenant’s Worker’s Compensation Policy”), (iii) a commercial automobile liability policy covering any vehicle that Tenant brings upon the Real Property (regardless of whether Tenant owns or hires such vehicle) with a combined single limit of not less than One Million Dollars ($1,000,000) (such policy being referred to herein as “Tenant’s Auto Policy”, and (iv) a policy of commercial general liability insurance on an occurrence basis, providing coverage that is at least as broad as the current edition of ISO Form CG 00 01 (the insurance policy described in this clause (iii) being collectively referred to herein as “Tenant’s Liability Policy”). Tenant’s Property Policy and Tenant’s Liability Policy shall name Tenant as a named insured. Tenant’s Liability Policy (including, without limitation, any policy that Tenant obtains as described in Section 14.1(D) hereof) and Tenant’s Auto Policy shall be endorsed to name the Landlord Indemnitees as additional insureds thereunder.

78

(B) Tenant shall act in compliance with the procedures of in connection with Tenant’s efforts to recover for property damage sustained at the Premises under Tenant’s Property Policy. All of the insurance policies that Section 14.1(A) hereof obligates Tenant to carry shall provide that at least thirty (30) days of advance written notice of cancellation is given to Landlord, except that such period of thirty (30) days may be reduced to no less than ten (10) days for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. Tenant’s Liability Policy shall have no exclusions limiting liability assumed under an insured’s contract (including, without limitation, tort liability of another assumed by the insured in a business contract). The minimum limits of liability under Tenant’s Liability Policy shall be Five Million Dollars ($5,000,000) per occurrence for bodily injury (or death), personal injury and/or damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises.

(C) Tenant shall cause Tenant’s Liability Policy, Tenant’s Worker’s Compensation Policy , Tenant’s Auto Policy and Tenant’s Property Policy to be issued by reputable insurers that are (x) eligible to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least VII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(D) Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with any combination of primary and umbrella insurance policies. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy.

(E) Tenant’s liability hereunder is not limited to the amount of Tenant’s insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Section 14.1, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Requirements. Landlord’s review of, or approval of, any insurance that Tenant carries shall not limit Tenant’s obligation to carry the insurance that this Section 14.1 requires Tenant to carry.

14.2. Landlord’s Insurance.

(A) Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect property insurance covering the Building, to the extent insurable on commercially reasonable terms under then available standard forms of “all-risk” insurance policies, covering the perils listed in the current edition of the ISO special causes of loss form CP 10 30, including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord’s option, in such lesser amount as will avoid co-insurance (such insurance being referred to herein as “Landlord’s Property Policy”). Tenant acknowledges that (i) Landlord’s Property Policy may encompass rent insurance, and (ii) Landlord may also obtain a commercial general liability insurance policy, as well as other types of insurance policies as reasonably deemed necessary by Landlord or Mortgagee.

79

(B) Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant notifies Landlord of the completion of such Alterations and the cost thereof, and maintains adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Landlord shall have the right to provide that the coverage of Landlord’s Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building or the Alterations. Landlord shall not be required to carry insurance on Tenant’s Property or the Specialty Alterations. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant’s business.

14.3. Mutual Waiver of Subrogation.

Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, (I) having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage (including the cost of any deductibles or self-insured retentions) to its property or the property of others resulting from fire or other hazards covered by Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) (with the understanding, therefore, that the party that sustains such loss or damage shall not have a claim against the other party to reimburse the party that sustains such loss or damage for the amount of such party’s deductible or self-insured retention); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery, and (II) in the event that either party fails to carry or maintain the insurance required by this Article 14, then Landlord or Tenant, as the case may be, shall not make any claims against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards that would have been covered had Landlord or Tenant, as the case may be, carried insurance as required under this Article 14. Each party is required to obtain such an endorsement as long as such endorsements are commercially available.

14.4. Evidence of Insurance.

On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof (it being understood that Acord 25 shall suffice for Tenant’s Liability Policy, Tenant’s Auto Policy and Tenant’s Worker’s Compensation Policy and Acord 27 or 28 shall suffice for Tenant’s Property Policy and Landlord’s Property Policy). Each party shall deliver to the other party evidence of each renewal or replacement of a policy prior to the expiration of such policy.

80

14.5. No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant’s Property Policy or otherwise) that covers the property that is covered by Landlord’s Property Policy.

14.6. Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.

If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than general office use , and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord’s Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office use, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 14.6 expands Tenant’s rights under Article 3 hereof.

Article 15
CASUALTY

15.1. Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2. Landlord’s Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to (i) the Premises (including, without limitation, the Alterations), (ii) the Building Systems that service the Premises, and (iii) the common elements of the Building that Tenant uses to gain access to the Premises, in each case to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, Landlord’s Work. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall use commercially reasonable efforts to perform such repairs diligently, in a good and workmanlike manner, and in a manner that minimizes to the extent reasonably practicable interference with Tenant’s use and occupancy of any portion of the Premises that remains tenantable. Landlord shall not be required to restore Tenant’s Property or the Specialty Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of the fire or other casualty). Landlord shall not be obligated to restore any Alterations performed by Tenant unless (i) Tenant has Substantially Completed the performance thereof, (ii) Tenant has given Landlord notice to the effect that Tenant has Substantially Completed such Alterations, (iii) Tenant has given Landlord notice of the cost incurred by Tenant in performing such Alterations, and (iv) Tenant has maintained records with respect to such Alterations in a form that allows Landlord to make a full insurance recovery therefor under Landlord’s Property Policy. If (x) Tenant, as part of the Initial Alterations, demolishes all or a material part of the interior installation that exists in the Premises on the Commencement Date, and (y) the Premises (including any Alterations) is damaged by fire or other casualty at any time prior to the date that Tenant Substantially Completes the Initial Alterations therein, then Landlord’s obligation to repair the Premises (and any Alterations) shall be limited to (w) the performance of Landlord’s Premises Work (to the extent that the performance of Landlord’s Premises Work remains feasible after such fire or other casualty), (x) the part of the Building Systems serving the Premises on the Commencement Date, but not the distribution portions of such Building Systems located within the Premises, (y) the floor and ceiling slabs of the Premises, and (z) the exterior walls of the Premises, all to substantially the same condition that existed on the Commencement Date. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect. Landlord shall not be obligated to restore the Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

81

15.3. Rent Abatement.

(A) Subject to Section 15.3(B) hereof, the Fixed Rent and the Escalation Rent that is otherwise due and payable hereunder shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises that is not usable or accessible by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Premises immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that Landlord Substantially Completes the restoration described in Section 15.2 hereof or the applicable portion of the Premises becomes accessible, as the case may be. If (i) more than fifty percent (50%) of the Rentable Area of the Premises is rendered untenantable by reason of a fire or other casualty, (ii) Tenant cannot reasonably be expected to use the remaining portion of the Premises, and (iii) Tenant shall not so use the remaining portion of the Premises, then the abatement of Fixed Rent and Escalation Rent as described in this Section 15.3(A) shall extend to such remaining portion of the Premises for as long as Tenant does not occupy such remaining portion of the Premises for the conduct of business (but in no event shall such abatement of Fixed Rent and Escalation Rent extend beyond the date on which Landlord Substantially Completes the restoration described in Section 15.2 hereof).

(B) If a fire or other casualty occurs in the Premises after the Commencement Date and prior to the Applicable Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by Section 15.3(A) hereof (from and after the Applicable Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and Escalation Rent for which Tenant would have been entitled under Section 15.3(A) hereof if the Applicable Rent Commencement Date had occurred immediately prior to such fire or other casualty.

82

15.4. Landlord’s Termination Right.

If the Building is so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the one hundred twentieth (120th) day after such fire or other casualty; provided, however, that if the Premises are not substantially damaged or rendered substantially untenantable by such fire or other casualty, then Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least seventy-five percent (75%) of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates). If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that (A) is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (B) is not later than the first (1st) anniversary of the date on which such fire or other casualty occurs, and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.4, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

15.5. Tenant’s Termination Right.

(A) Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor’s estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the “Casualty Statement”); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord’s right to terminate this Lease under Section 15.4 hereof. If the estimated time period as set forth in the Casualty Statement exceeds one (1) year from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.

83

(B) This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant’s right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the date that is sixty (60) days after the last day of the estimated time period set forth in the Casualty Statement (the date described in this clause (iii) being referred to herein as the “Second Bite Date”), (iv) Tenant gives Landlord notice no earlier than the Second Bite Date to the effect that this Lease will terminate under this Section 15.5(B) if Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date, and (v) Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date.

(C) If the Term terminates as provided in this Section 15.5, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination “as is” and otherwise in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord’s obligation to make any such refund shall survive such termination of this Lease).

15.6. Termination Rights at End of Term.

Subject to the terms of this Section 15.6, if the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant’s obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.6, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.6, the term “substantially damaged” shall mean that: (a) a fire or other casualty precludes Tenant from using more than thirty percent (30%) of the Premises for the conduct of its business, and (b) Tenant’s inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs. If (x) the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, and (y) Landlord exercises Landlord’s right to terminate this Lease under this Section 15.6, then Tenant shall have the right to make Landlord’s aforesaid termination ineffective by exercising the Renewal Option within five (5) Business Days after the date that Landlord exercises Landlord’s aforesaid right to terminate this Lease under this Section 15.6 (as to which period of five (5) Business Days’ time shall be of the essence) (it being understood, however, that nothing contained in this Section 15.6 (I) extends the date by which Tenant has the right to exercise the Renewal Option pursuant to Article 20 hereof, or (II) limits Landlord’s right to terminate this Lease under Section 15.4 hereof).

84

15.7. No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an “express agreement to the contrary” for purposes of Section 227 of the New York Real Property Law.

Article 16
CONDEMNATION

16.1. Effect of Condemnation.

(A) Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B) If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1) except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears or is not usable as a result of such condemnation to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant’s Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining or usable after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant’s Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining and usable after such acquisition or condemnation (other than any retail portion of the Building);

(2) on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant if either (i) at least twenty-five percent (25%) of the Usable Area of the Premises is so acquired or condemned, or (ii) Landlord terminates leases (including this Lease) for at least seventy-five percent (75%) of the Usable Area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates); and

85

(3) if (a) the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the Usable Area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant gives any such notice to terminate this Lease.

(C) Landlord shall refund to Tenant, promptly after the date that such taking or acquisition becomes effective, any Rental that Tenant has theretofore paid for the Premises (or the applicable portion thereof that is so taken or acquired) to the extent that such Rental is properly allocable to the period after the date that such taking or acquisition becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(D) If this Lease terminates pursuant to the provisions of this Section 16.1, then the Rental for the portion of the Premises that is not taken or acquired shall be apportioned as of the termination date. Landlord shall refund promptly to Tenant any Rental that Tenant has theretofore paid for any period after the date that such termination becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(E) If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord’s expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has theretofore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.

16.2. Condemnation Award.

Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property included in such taking, for any moving expenses or for the costs incurred by Tenant in performing the Initial Alterations (prior to Tenant’s Substantial Completion thereof) in the portion of the Premises that is not so condemned or acquired.

86

16.3. Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17
ASSIGNMENT AND SUBLETTING

17.1. General Limitations.

(A) Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term “Transfer” shall mean:

(1) (a) an assignment of a Permitted Party’s rights under, or a delegation of such Permitted Party’s duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party’s interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and

(2) any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, to change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that (i) a termination or cancellation of an Occupancy Agreement shall not constitute a Transfer for purposes hereof, and (ii) such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).

(B) The term “Occupancy Agreement” shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).

(C) The term “Permitted Party” shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

(D) Subject to Section 17.9 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party’s interest in the applicable Occupancy Agreement for purposes of this Article 17.

87

(E) The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(F) The assignment by any Person that constitutes Tenant of the tenant’s interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person’s liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person’s liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person’s liability hereunder.

(G) Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

(H) If Tenant assigns the tenant’s interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee’s use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord’s prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

17.2. Landlord’s Expenses.

Tenant shall reimburse Landlord for a reasonable processing fee, any reasonable Out-of-Pocket Costs that Landlord incurs in connection with any proposed Transfer, including, without limitation, reasonable attorneys’ fees and disbursements, and the reasonable costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

88

17.3. Recapture Procedure.

(A) Tenant shall have the right to institute the procedure described in this Section 17.3 (the “Recapture Procedure”) only by giving to Landlord notice thereof (a “Transfer Notice”), which:

(1) refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2) sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the “Recapture Space”),

(3) includes a copy of the documents that Tenant intends to use to evidence the proposed Transfer,

(4) identifies the Person to which Tenant proposes to make the Transfer (the Person to which a Transfer is made being referred to herein as a “Transferee”), and

(5) sets forth the date on which Tenant proposes that the term of a Transfer that constitutes a sublease, license or other similar agreement that grants occupancy rights will commence, or that a Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the “Transfer Date”) (it being understood that the Transfer Date shall be no sooner than thirty (30) days, and no later than two hundred seventy (270) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Proposed Transfer Terms”).

(B) The term “Transfer Expenses” shall mean the actual Out-of-Pocket Costs that the Permitted Party that makes the applicable Transfer (the “Transferor”) pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that a Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises (or the applicable portion thereof that is involved in the Transfer), (iii) costs that a Transferor pays in making Alterations to prepare the Premises (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee’s initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys’, architects’ and engineers’ fees and disbursements that a Transferor pays in connection with consummating such Transfer, (vi) the amount of the free rent and other rent concessions that a Transferor grants to the Transferee, and (vii) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.6 hereof.

(C) The term “Amortized Transfer Expenses” shall mean, with respect to any period, the amount of the Transfer Expenses that amortize during such period if the Transfer Expenses are amortized, in equal monthly installments, with interest calculated at the Base Rate, over the period that the Transferee is obligated to make payments to a Transferor in respect of the applicable Transfer.

89

(D) The term “Recapture Date” shall mean the thirtieth (30th) day after the date that Tenant gives the Transfer Notice to Landlord.

(E)

(1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes a sublease for the Recapture Space with respect to which the term thereof expires on or prior to the date that is one (1) year before the Fixed Expiration Date (any sublease that expires before such date being referred to herein as a “Short-Term Sublease”), then Landlord shall have the right to sublease (or to cause the Recapture Subtenant to sublease) the Recapture Space from Tenant, on the terms set forth in this Section 17.3(E), by giving notice thereof (the “Recapture Sublease Notice”) to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such sublease of the Recapture Space that Landlord elects to consummate under this Section 17.3(E) being referred to herein as a “Recapture Sublease”).

(2) If Landlord gives a Recapture Sublease Notice to Tenant, then Tenant shall, and Landlord shall (or Landlord shall cause the Recapture Subtenant to), consummate a Recapture Sublease for the Recapture Space on the following terms:

(a) Landlord shall give to Tenant, within twenty (20) days after the date that Landlord gives to Tenant the Recapture Sublease Notice, a proposed sublease that conforms with the terms set forth in this Section 17.3(E) and is otherwise on the terms set forth in this Lease. Tenant shall execute and deliver such sublease promptly after Landlord’s submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Subtenant to execute and deliver) such sublease promptly after Tenant delivers to Landlord the counterpart thereof that is executed by Tenant.

(b) Landlord shall have the right to designate that the subtenant under the Recapture Sublease is a Person other than Landlord (the Person that constitutes the subtenant under a Recapture Sublease being referred to herein as the “Recapture Subtenant”).

(c) The rental payable by the Recapture Subtenant to Tenant shall be calculated on either of the following methods, as designated by Landlord (with the understanding that Landlord shall be deemed to have elected clause (i) below if Landlord does not designate otherwise in the Recapture Sublease Notice):

(i) the excess of (I) the rental that would have been payable by the Transferee for the applicable calendar month as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses for such month that would have resulted from the Proposed Transfer Terms; or

(ii) the Fixed Rent and the Escalation Rent that is due under this Lease for the Premises (or the applicable portion thereof that constitutes the Recapture Space).

90

(d) The term of the Recapture Sublease shall commence on the Transfer Date and shall extend for the term set forth in the Transfer Notice as part of the Proposed Transfer Terms (with the understanding that the Recapture Subtenant shall have the right to extend the term of the Recapture Sublease for a term that corresponds, or for terms that correspond, to any renewal right or renewal rights that are set forth in the Transfer Notice as part of the Proposed Transfer Terms).

(e) If, during the term of the Recapture Sublease (or during the period that the Recapture Subtenant, or any Person claiming by, through or under the Recapture Subtenant, remains in occupancy of the Premises (or the applicable portion thereof that constitutes the Recapture Space) after the term of the Recapture Sublease expires or earlier terminates), an event or circumstance occurs that is attributable to the Recapture Subtenant (or a Person claiming by, through or under the Recapture Subtenant), then such event or circumstance shall not constitute a default by Tenant hereunder (and, accordingly, Tenant shall not have liability to Landlord in connection therewith).

(f) Tenant shall have the right to offset against the Rental due hereunder an amount equal to the rental that the Recapture Subtenant fails to pay when due to Tenant.

(g) The Recapture Subtenant (and any Person claiming by, through or under the Recapture Subtenant), during the term of the Recapture Sublease, shall have the right to make alterations to the Recapture Space; provided, however, that the Recapture Subtenant shall be required to restore the Recapture Space upon the expiration of the term of the Recapture Sublease to the extent required by the applicable Proposed Transfer Terms.

(h) If the Recapture Space does not constitute the entire Premises, then Tenant, at Tenant’s expense, shall cause the Recapture Space to be demised separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms).

(i) The Recapture Subtenant shall have the right to further sublease the Recapture Space, or assign the Recapture Subtenant’s rights as subtenant under the Recapture Sublease, to any third party, without Tenant having any rights to consent thereto or to receive additional payments from the Recapture Subtenant in connection therewith.

(j) The Recapture Subtenant shall not have the right to receive from Tenant any free rent, tenant improvement allowance or other similar concession that constitutes part of the Proposed Transfer Terms.

(F)

(1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes either a sublease for the Recapture Space (other than a Short-Term Sublease) or an assignment, then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3(F), by giving notice thereof (the “Recapture Termination Notice”) to Tenant not later than the Recapture Date (any such termination of this Lease with respect to the Recapture Space being referred to herein as a “Recapture Termination”).

91

(2) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(3) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:

(a) Tenant, at Tenant’s expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms),

(b) effective as of the Transfer Date, Tenant’s Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof),

(c) effective as of the Transfer Date, Tenant’s Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof),

(d) the Fixed Rent as set forth in Section 1.3 hereof from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for the applicable portion of the Premises that constitutes the Recapture Space, and

(e) Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term; and

(f) effective as of the Transfer Date, the references in this Lease to the Premises shall be deemed to be references to the Premises (other than the Recapture Space).

92

(4) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense, then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to the excess (if any) of:

(a) the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease since the Transfer Date for the Premises (or the applicable portion thereof that constitutes the Recapture Space), over

(b) the sum of (A) the excess of (I) the rental that would have been payable by the Transferee since the Transfer Date as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses under the Proposed Transfer Terms that would have theretofore accrued, and (B) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(F)(4) in respect of such Recapture Termination.

Tenant’s obligation to pay such amount to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

(5) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of Tenant’s interest under this Lease, then Tenant shall pay to Landlord the sum of:

(a) the present value of the consideration (if any) that would have been payable by Tenant to the Transferee under the Proposed Transfer Terms (calculated as of the Transfer Date using a discount rate equal to the Base Rate), and

(b) the excess, if any, of (I) the present value of the Transfer Expenses that Tenant would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to Tenant under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate).

Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date. Tenant’s obligation to pay such amounts to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

17.4. Certain Transfer Rights.

Subject to Section 17.9 hereof, Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Permitted Party’s consummating a Transfer, provided that:

(A) Tenant has theretofore instituted the Recapture Procedure for such Transfer; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(B) Landlord’s right to elect to consummate a Recapture Sublease or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord’s having exercised Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)); provided, however, that this Section 17.4(B) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

93

(C) the net economic benefit of the Transfer to the Transferor is no less than ninety-five percent (95%) of the net economic benefit to the Transferor in the Proposed Transfer Terms; provided, however, that this Section 17.4(C) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(D) the Transfer occurs no earlier than the thirtieth (30th) day before the Transfer Date and no later than the thirtieth (30th) day after the Transfer Date; provided, however, that this Section 17.4(D) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(E) Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto);

(F) the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (F) prohibits a Permitted Party from (I) consummating a Transfer at a rental rate that is less than such prevailing rate, or (II) disseminating broker’s fliers or other marketing materials that indicate that the rental rate for the Premises (or the applicable portion thereof) is available upon request);

(G) no Event of Default has occurred and is continuing;

(H) the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(I) the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;

(J) the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building (if Landlord has or within twelve (12) months thereafter reasonably expects to have space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer));

(K) neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building (if Landlord has or within twelve (12) months thereafter reasonably expects to have space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer));

94

(L) after taking into account the proposed Transfer, there will not exist more than three (3) spaces in the Premises that are separately demised in any material respect;

(M) the use of the Premises (or the portion thereof involved in the Transfer) by the Transferee does not violate any rights that Landlord has theretofore granted to a third party;

(N) the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

(O) if the Transfer constitutes an assignment of the tenant’s interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and

(P) if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to the Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord’s option, may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1) liable for any act or omission of the Transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the Transferor under such sublease, and (y) may be remedied by the providing a service or performing a repair),

(2) subject to any defense or offsets which the Transferee may have against the Transferor that accrue prior to the date that Landlord succeeds to the interest of the Transferor,

(3) bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,

(4) bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of the Transferor under such sublease,

95

(5) bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of the Transferor under such sublease) (with the understanding, however, that if (I) the Premises, or the applicable portion thereof, is damaged by fire or other casualty, or affected by condemnation, prior to the date that Landlord succeeds to the interest of the Transferor under such sublease, (II) Landlord would have otherwise been required to perform the restoration of the Premises, or the applicable portion thereof, that is required by virtue of such fire or other casualty, or such condemnation, in accordance with the terms hereof, and (III) Landlord does not elect to perform such restoration by giving notice thereof to the subtenant on or prior to the tenth (10th) day after the date that Landlord so succeeds, then such subtenant shall have the right to terminate such sublease (and such subtenant’s obligation to so attorn to Landlord, as aforesaid) by giving notice thereof to Landlord within ten (10) days after the last day of such period of ten (10) days during which Landlord has the right to give such notice to such subtenant),

(6) bound by any amendment or modification of such sublease made without Landlord’s consent, or

(7) bound to return the Transferee’s security deposit, if any, until such deposit has come into Landlord’s actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(P) being collectively referred to herein as the “Basic Sublease Provisions”).

17.5. Preliminary Approval.

Tenant shall have the right to submit to Landlord a statement that describes in reasonable detail the basic terms of a proposed Transfer that a Permitted Party proposes to consummate, and that identifies, and provides reasonable information that describes, the prospective Transferee (any such statement being referred to herein as a “Term Sheet”). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of the transaction described in the Term Sheet, provided that the transaction as described therein satisfies the requirements set forth in clauses (A), (C), (D), (F), (G), (H), (I), (J), (K), (L), and (M) of Section 17.4 hereof. Tenant acknowledges that the applicable Transfer shall remain subject to Landlord’s approval pursuant to Section 17.4 hereof (except that the scope of Landlord’s review of the applicable Transfer under Section 17.4 hereof shall be limited as provided in this Section 17.5). If (i) Tenant gives to Landlord a Term Sheet in respect of a particular proposed Transfer as contemplated by this Section 17.5, (ii) Landlord approves (or is deemed to have approved) such Transfer under this Section 17.5, (iii) Tenant submits to Landlord a counterpart of the definitive documents that the applicable Permitted Party proposes to use for the applicable Transfer within one hundred eighty (180) days after the date that Tenant submits the Term Sheet to Landlord, and (iv) the terms of such definitive documents are consistent in all material respects with the terms set forth in the Term Sheet, then Landlord shall not have the right to withhold consent to the applicable Transfer pursuant to clauses (A), (C), (D), (F), (G), (H), (I), (J), (K), (L), and (M) of Section 17.4 hereof (it being understood, however, that Landlord shall retain the right to object to the proposed Transfer to the extent that the applicable Transfer does not satisfy the requirements set forth in clauses (E), (N), (O) and (P) of Section 17.4 hereof). Landlord acknowledges that Tenant has the right to give a Term Sheet to Landlord in respect of a particular proposed Transfer prior to the Recapture Date (with the understanding, however, that nothing contained in this Section 17.5 limits Landlord’s rights under Section 17.3 hereof).

96

17.6. Deemed Approval.

If (w) Tenant requests Landlord’s approval of a proposed Transfer as provided in Section 17.4 hereof or in Section 17.5 hereof and such request provides in bold and capital letters as follows: “LANDLORD’S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL OF A PROPOSED TRANSFER WITHIN THIRTY (30) DAYS MAY BE DEEMED CONSENT HERETO”, and Landlord fails to respond to Tenant’s request within thirty (30) days after the date that Tenant gives Landlord notice thereof, (y) Tenant, following the expiration of such thirty (30) day period, gives Landlord a second notice which provides in bold and capital letters as follows: “FINAL NOTICE: LANDLORD’S FAILURE TO RESPOND TO THIS SECOND REQUEST FOR APPROVAL OF A PROPOSED TRANSFER WITHIN FIVE (5) DAYS SHALL BE DEEMED CONSENT HERETO” and (z) Landlord fails to respond to Tenant’s second request within five (5) days after the date that Tenant gives Landlord such second notice, then Landlord shall be deemed to have approved Tenant’s aforesaid request for purposes of Section 17.4 hereof or Section 17.5 hereof (as the case may be), provided that Landlord’s approval shall not be deemed to be granted for purposes of Section 17.4 hereof unless the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord as provided in Section 17.4(N) hereof, and nothing contained in this Section 17.6 shall be deemed to constitute a waiver of Landlord’s rights under Section 17.3 hereof and Landlord shall have the full benefit of any time periods with respect to Landlord’s rights set forth therein.

17.7. Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)).

17.8. Transfer Profit.

(A) Subject to the terms of this Section 17.8 and Section 17.9 hereof, Tenant shall pay as additional rent to Landlord, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent, an amount equal to the excess of (I) fifty percent (50%) of the Transfer Profit for each Transfer that is determined as of the last day of the immediately preceding calendar month, over (II) the aggregate amount of the payments that Tenant has theretofore paid to Landlord for such Transfer under this Section 17.8(A).

(B)

(1) The term “Transfer Profit” shall mean, with respect to any particular Transfer, the excess (if any) of (x) the Transfer Inflow for such Transfer for the period beginning on the first (1st) day of the term of the applicable Transfer (if such Transfer is a sublease or sublicense) or the date that such Transfer becomes effective (if such Transfer is an assignment of the tenant’s interest under this Lease or an assignment of the subtenant’s interest under a sublease or a sublicense (or further sublease or sublicense)) (as the case may be), over (y) the sum of (a) the Transfer Outflow for such Transfer for such period, and (b) the Amortized Transfer Expenses for such Transfer for such period.

97

(2) The term “Transfer Inflow” shall mean, with respect to any particular Transfer for any particular period, the amount that the Transferor receives during such period from or on behalf of the Transferee in connection with the applicable Transfer (including, without limitation, amounts received by the Transferor which are nominally for something other than real property or personal property and which are in substance received in exchange for leasing the Premises or the applicable portion thereof). Should any amount included in the Transfer Inflow cause the Transfer Profit to fail to qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, the fair market value of such amount, as determined by Landlord in its sole discretion, shall be excluded from the Transfer Inflow and no Transfer Profit shall be paid to Landlord with respect to such excluded amount.

(3) The term “Transfer Outflow” shall mean:

(a) with respect to any Transfer that is a sublease or sublicense (or a further sublease or sublicense), the aggregate amount that the Transferor pays during the applicable period for the Premises (or the applicable portion thereof that is involved in the Transfer) to the counterparty under the Occupancy Agreement through which the Transferor derives its rights to the Premises (or the applicable portion thereof that is involved in the Transfer), and

(b) with respect to any Transfer that is an assignment of the tenant’s interest under this Lease or the subtenant’s interest under a sublease or sublicense (or further sublease or sublicense), zero.

(C) If the Transferor (or an Affiliate thereof) receives in a transaction that occurs concurrently with the applicable Transfer consideration from the Transferee (or an Affiliate thereof) for the sale or lease of personal property or for services that the Transferor (or an Affiliate thereof) agrees to provide for the Transferee (or an Affiliate thereof), then (I) the Transfer Inflow shall include (in addition to the consideration that the Transferor receives for the Transfer) an amount equal to such other consideration, and (II) the Transfer Outflow shall include (in addition to the items that are otherwise includible in Transfer Outflow for purposes hereof) (a) the cost that the Transferor (or such Affiliate thereof) incurs in acquiring the personal property that the Transferor (or such Affiliate thereof) sells to the Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with GAAP), (b) the amortization of the cost that the Transferor (or such Affiliate thereof) incurs in acquiring any personal property that the Transferor (or such Affiliate thereof) leases to the Transferee, or (c) the cost that the Transferor (or an Affiliate thereof) incurs in providing such services, as the case may be.

98

17.9. Permitted Transfers.

(A) The term “Net Worth Assignment Requirement” shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day after the applicable assignment has been consummated, an audited balance sheet for the applicable Permitted Party and the assignee that in either case is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) and that reflects that the assignee’s tangible net worth (which shall also include and take into account the Tenant’s tangible net worth if the Tenant entity survives and is part of the Transfer), as determined in accordance with GAAP, is not less than the tangible net worth of such Permitted Party on the date of such most recent balance sheet, as aforesaid.

(B) A Permitted Party shall have the right to assign such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, and (ii) Tenant, with such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party’s interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party.

(C) The merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation is not principally for the purpose of transferring such Permitted Party’s interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

(D) The assignment of a Permitted Party’s entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party’s interest in such Occupancy Agreement, (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

99

(E) The direct or indirect transfer of stock, shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with clauses (i)-(iii) to the extent that such direct or indirect transfer of shares or equity interests is either (1) accomplished through the public “over-the-counter” securities market or through any recognized stock exchange, (2) Transfers among then members or stockholders of Tenant, or (3) a transfer to a trust or similar entity established by a member or stockholder of Tenant for the benefit of a member of such member’s or stockholder’s family).

(F) A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.

100

(G) If (I) (i) a Permitted Party assigns such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party, or (ii) a Permitted Party subleases or licenses (or further subleases or sublicenses) all or part of the Premises to an Affiliate of such Permitted Party, in either case without Landlord’s consent as provided in this Section 17.9 and without paying to Landlord any Transfer Profit that derives therefrom, and (II) the assignee or subtenant or sublicensee subsequently assigns the interest of such assignee or such subtenant or sublicensee under the applicable Occupancy Agreement to a third party in a Transfer that is not governed by the provisions of this Section 17.9 or further subleases or sublicenses all or part of the Premises to a third party in a Transfer that is not governed by the provisions of this Section 17.9, then, for purposes of calculating the Transfer Profit that is due to Landlord for such subsequent assignment or sublease or sublicense, the parties shall assume that the assignment or sublease or sublicense that the Permitted Party consummated without Landlord’s approval under this Section 17.9 did not occur previously (and, accordingly, the parties, in calculating Transfer Profit for such Transfer that is not governed by this Section 17.9, shall include any Transfer Profit that resulted from the prior Transfer from the Permitted Party to its Affiliate).

17.10. Special Occupants.

Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 17.10 being referred to herein as a “Special Occupant”), without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that, in each case, (i) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises, (ii) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (iii) the use of any portion of the Premises by any Special Occupant shall not create any real property interest of the Special Occupant in or to the Premises, (iv) the portion of the Premises used by all Special Occupants shall not exceed fifteen percent (15%) of the Rentable Area of the Premises, (v) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) and such business relationship extends during the term of such occupancy, (vi) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy (it being understood that amounts that the Special Occupant pays to Tenant to reimburse Tenant reasonably for customary office services shall not be included in the calculation of the amount that the Special Occupant pays for its occupancy rights as provided in this clause (vi)), and (vii) prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of Rentable Area to be occupied by such Special Occupant, (4) the anticipated duration of such occupancy, and (5) the fee, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

17.11. Existing Cushman Restriction.

(A) The term “C&W” shall mean, at any particular time, the Person that then holds the interest of the tenant under the C&W Lease.

101

(B) The term “C&W Lease” shall mean the Lease, dated as of May 20, 2008, between Landlord, as landlord, and Cushman & Wakefield, Inc., as tenant, as modified from time to time.

(C) The term “C&W Restrictions Clause” shall mean, collectively, the clauses that are attached hereto as Exhibit “17.11(C)” and made a part hereof.

(D) Subject to the terms of this Section 17.11(D), Tenant shall not (i) assign this Lease to, or permit the Premises or any portion thereof to be subleased, used or occupied by a Person that violates the C&W Restrictions Clause, or (ii) permit any sign that is otherwise permitted by the terms of this Lease to be installed by Tenant in the Building (including the exterior thereof) that identifies a Person that violates the C&W Restrictions Clause at a time when the C&W Restrictions Clause is in effect. Landlord hereby represents to Tenant that Exhibit “17.11(D)” attached hereto and made a part hereof contains a true, correct and complete list of the Long List Competitors (as such term is defined in the C&W Restrictions Clause) and the Short List Competitors (as such term is defined in the C&W Restrictions Clause) as of the date hereof. Tenant shall not be bound by any update to the list of Long List Competitors or the Short List Competitors that C&W is entitled to provide to Landlord under the C&W Lease unless and until Landlord notifies Tenant of such update and, (i) in no event shall Tenant be in breach of the C&W Restrictions Clause for assigning or subleasing to a Person that is not on the list of Long List Competitors or Short List Competitors (in either case that has been delivered to Tenant) on the date Tenant enters into such assignment or sublease; provided, however, in no event shall Tenant be permitted to assign or sublease to a Derivative Entity (as such term is defined in the C&W Restrictions Clause), and (ii) in no event shall Tenant be in breach of the C&W Restrictions Clause for installing a sign that identifies a person that is not on the list of Long List Competitors or Short List Competitors (in either case that has been delivered to Tenant) on the date Tenant installs such sign; provided, however, in no event shall Tenant be permitted to install a sign that identifies a Real Estate Service Provider (as such term is defined in the C&W Restrictions Clause) or Derivative Entity. Landlord, promptly after Tenant’s request from time to time, shall advise Tenant regarding the extent to which C&W then remains entitled to its rights under the C&W Restrictions Clause and shall provide Tenant with a copy of the then current list of Long List Competitors and Short List Competitors for purposes thereof.

Article 18
TENANT’S RIGHT OF FIRST OFFER TO LEASE

18.1. Right of First Offer.

(A) Landlord shall not lease to any Person other than Tenant the Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18.

(B) The term “9th Floor Option Space” shall mean the portion of the Rentable Area on the ninth (9th) floor of the Building, as shown on Exhibit “18.1”-1 attached hereto and made a part hereof.

102

(C) The term “First 8th Floor Option Space” shall mean the entire Rentable Area on the eighth (8th) floor of the Building, as shown on Exhibit “18.1”-2 attached hereto and made a part hereof.

(D) The term “Second 8th Floor Option Space” shall the portion of the Rentable Area on the eighth (8th) floor of the Building, as shown on Exhibit “18.1”-3 attached hereto and made a part hereof.

(E) The term “Third 8th Floor Option Space” shall mean the portion of the Rentable Area on the eighth (8th) floor of the Building, as shown on Exhibit “18.1”-4 attached hereto and made a part hereof.

(F) The term “8th Floor Option Space” shall mean one of the First 8th Floor Option Space, the Second 8th Floor Option Space or the Third 8th Floor Option Space, as elected by Landlord. Once Landlord has offered any of the First 8th Floor Option Space, the Second 8th Floor Option Space or the Third 8th Floor Option Space pursuant to the terms of this Article 18, then the other two (2) spaces not so offered shall no longer be Option Space and the terms of this Article 18 shall not apply thereto.

(G) The term “Option Space” shall mean, collectively, the 9th Floor Option Space and the 8th Floor Option Space.

18.2. Option Notice.

Landlord shall institute the procedure described in this Article 18 by giving notice thereof (the “Option Notice”) to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the “Applicable Option Space”), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant’s occupancy (such date designated by Landlord being referred to herein as the “Scheduled Option Space Commencement Date”), and (iv) set forth Landlord’s calculation of the number of square feet of Rentable Area in the Applicable Option Space. The Scheduled Option Space Commencement Date shall not be (I) more than four hundred fifty (450) days, or (II) less than ninety (90) days, after the date that Landlord gives the Option Notice to Tenant; provided, however, if the Applicable Option Space shall be available for Tenant’s occupancy as a result of a default by the existing occupant of the Applicable Option Space and the involuntary termination of such occupant’s occupancy rights therefor, then the Scheduled Option Space Commencement Date shall be not less than thirty (30) days after the date that Landlord gives the Option Notice to Tenant.

103

18.3. Option Procedure.

Tenant shall have the one-time option (the “Option”) with respect to each of the 9th Floor Option Space and the 8th Floor Option Space to lease the Applicable Option Space for a term (the “Option Term”) commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the “Option Response Notice”) to Landlord not later than the fifteenth (15th) Business Day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. If Tenant does not give the Option Response Notice to Landlord on or prior to the fifteenth (15th) Business Day after the date that Landlord gives the Option Notice to Tenant, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Article 18 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 18.

18.4. Certain Limitations.

(A) Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other Person without first offering the Applicable Option Space to Tenant as contemplated by this Article 18) if, on the date that Landlord offers the Applicable Option Space for lease to the general public:

(1) the Minimum Occupancy Requirement is not satisfied,

(2) the Initial Tenant Requirement is not satisfied,

(3) the Minimum Demise Requirement is not satisfied, or

(4) the Applicable Option Space constitutes Recapture Space with respect to which Landlord exercised its rights under Section 17.3 hereof.

(B) Tenant shall not have the right to exercise the Option prior to Landlord’s leasing the Option Space (or the applicable portion thereof) to any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person’s lease or otherwise), and, accordingly, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Article 18.

(C) Tenant’s exercise of the Option shall be ineffective if, on the date that Tenant gives the Option Response Notice, an Event of Default has occurred and is continuing. If (i) Tenant exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, an Event of Default has occurred and is continuing, (x) the Minimum Demise Requirement is not satisfied, (y) the Minimum Occupancy Requirement is not satisfied or (z) the Initial Tenant Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.

104

(D) Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or any portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any other Person without first offering the Option Space (or such portion thereof) to Tenant as contemplated by this Article 18. The term “Option Cutoff Date” shall mean the date that is three (3) years before the Fixed Expiration Date, except that if Tenant exercises the Renewal Option, then the Option Cutoff Date shall be the date that is three (3) years before the last day of the Renewal Term. Notwithstanding the foregoing to the contrary, if Tenant’s right to exercise the Renewal Option has not yet lapsed pursuant to the terms hereof, then Landlord shall give the Option Notice to Tenant to the extent otherwise required pursuant to this Article 18 notwithstanding that the Option Cutoff Date has passed, provided that Tenant only have the right to exercise the Option for the Applicable Option Space set forth in such Option Notice if Tenant shall simultaneously exercise the Renewal Option.

(E) Tenant’s right to lease the Applicable Option Space as set forth in this Article 18 shall be subject to any rights thereto that have been granted on or prior to the date hereof to other tenants of the Building.

(F) Subject to the terms of this Section 18.4(F), any Option Response Notice that Tenant gives to Landlord shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant delivers to Landlord by the thirtieth (30th) day after the date Tenant gives the Option Response Notice to Landlord, an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that increases the amount of the Letter of Credit by an amount equal to the product obtained by multiplying (x) an amount equal to the first monthly installment of Fixed Rent for a full calendar month that becomes payable hereunder for the Applicable Option Space, by (y) the quotient obtained by dividing (I) the Security Amount required pursuant to Article 26 hereof on the Option Space Commencement Date (other than the amount of any security required to be deposited by Tenant for the Applicable Option Space pursuant to this Section 18.4(F)), by (II) the monthly installment of Fixed Rent that is payable hereunder for the Premises on the Option Space Commencement Date (other than the monthly installment of Fixed Rent that is payable hereunder for the Applicable Option Space). Landlord and Tenant shall calculate initially the amount of the aforesaid increase in the Letter of Credit assuming that (1) the Fixed Rent for the Applicable Option Space is an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (x) the Fixed Rent that is payable hereunder at such time (other than the Fixed Rent that is payable hereunder for the Applicable Option Space), by (y) the number of square feet of Rentable Area comprising the Premises at such time (other than the Rentable Area comprising the Applicable Option Space), by (II) the number of square feet of Rentable Area comprising the Applicable Option Space, and (2) the Security Amount required on the Option Space Commencement Date is the Security Amount required on the date of the Option Response Notice. Landlord and Tenant shall adjust the amount of the aforesaid increase in the Letter of Credit to the extent (if any) necessary within fifteen (15) Business Days after the date that the parties determine the Fair Market Rent for the Applicable Option Space in accordance with the terms of Article 21 hereof and/or within fifteen (15) Business Days after the Option Space Commencement Date (if there is a change to the Security Amount required on the Option Space Commencement Date in accordance with the terms of Article 26 hereof).

105

18.5. Lease Provisions Apply.

If Tenant exercises the Option in accordance with the provisions of this Article 18, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

(A) The Applicable Option Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 18.5).

(B) The Tax Payment for each Tax Year during the Term from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Applicable Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the fiscal year during which the Option Space Commencement Date occurs.

(C) The Operating Expense Payment for each Operating Expense Year during the Term from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year during which the Option Space Commencement Date occurs.

(D) Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor provided such space shall be separately demised. Promptly after the Option Space Commencement Date, Landlord shall deliver to Tenant an ACP-5 (or the then current equivalent thereof) stating that there are no asbestos containing materials in the Premises, duly executed by the appropriate party and covering the Applicable Option Space.

(E) The Fixed Rent for the Applicable Option Space shall be an amount equal to the Fair Market Rent therefor.

(F) To the extent then available and upon Tenant’s request, the condenser water capacity that Tenant has the right to use under Section 4.7 hereof shall be increased by an amount equal to the number of tons of condenser water capacity to which the Premises is then connected multiplied by a fraction the numerator of which is the number of square feet of Rentable Area contained in the Option Space and the denominator of which is the Rentable Area of the Premises as of the Option Space Commencement Date (other than the Applicable Option Space).

106

(G) Tenant shall have the right to use additional shaft locations reasonably designated by Landlord as may be reasonably required to connect the Option Space to the remainder of the Premises which use shall be subject to the terms and conditions of Section 3.4 hereof.

18.6. Delivery.

(A) Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date; provided, however, that (x) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence to cause vacant and exclusive possession of the Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option Space to Tenant as contemplated by this Section 18.6, being referred to herein as the “Option Space Commencement Date”), and (y) if such Person’s right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Option (except as expressly set forth in Section 18.6(B) hereof) or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date (it being understood, however, for the avoidance of doubt, that Tenant shall have no obligation to pay any Rental for the Applicable Option Space leased pursuant to an Option for any period prior to the Option Space Commencement Date therefor). Landlord and Tenant intend that this Section 18.6 constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law.

(B) If the Option Space Commencement Date for Applicable Option Space does not occur on or prior to the two hundred seventieth (270th) day after the Scheduled Option Space Commencement Date for such Applicable Option Space, as such date may be adjourned by periods of Unavoidable Delays (but not by more than ninety-five (95) days in the aggregate) (such date, as so adjourned, the “Option Space Outside Date”), then Tenant shall have the right to rescind Tenant’s election to lease the Applicable Option Space by giving notice thereof to Landlord not later than the twentieth (20th) day after the Option Space Outside Date (it being understood that time shall be of the essence as to the date by which Tenant has the right to rescind Tenant’s election to lease the Applicable Option Space). If Tenant exercises Tenant’s aforesaid right to rescind Tenant’s election to lease the Applicable Option Space, then (x) the Applicable Option Space shall not be added to the Premises as contemplated by this Article 18, and (y) neither Landlord nor Tenant shall have any further obligations or liabilities in connection with such Applicable Option Space.

107

Article 19
TENANT’S RIGHT TO LEASE ADDITIONAL SPACE

19.1. Additional Space.

(A) The term “Additional Space” shall mean the space located on a portion of the ninth (9th) floor of the Building, as shown on Exhibit “19.1” attached hereto and made a part hereof.

(B) The term “Scheduled Additional Space Commencement Date” shall mean February 1, 2025; provided, however, that if (i) the tenant leasing the Additional Space as of the date hereof (the “Existing 9th Floor Tenant”) shall propose to sublease the Additional Space to a third party and Landlord has the right under the lease for such Existing 9th Floor Tenant (the “Existing 9th Floor Tenant’s Lease”) to sublease the Additional Space for the remainder of the term of the Existing 9th Floor Tenant’s Lease or to terminate the Existing 9th Floor Tenant’s Lease with respect to the Additional Space, or (ii) the entire Existing 9th Floor Tenant’s Lease terminates earlier than the expiration of the term thereof on account of an event of default by or bankruptcy or insolvency of the existing tenant thereunder (and not due to a voluntary termination mutually agreed upon between Landlord and such existing Tenant, except with respect to a termination of the entire Existing 9th Floor Tenant’s Lease as may be voluntarily agreed upon following an event of default by or bankruptcy or insolvency of the Existing 9th Floor Tenant), then, in either case, Landlord shall have the right to accelerate the Scheduled Additional Space Commencement Date by giving notice thereof (“Additional Space Acceleration Notice”) to Tenant. Landlord shall specify in the Additional Space Acceleration Notice whether Landlord is accelerating the Scheduled Additional Space Commencement Date pursuant to clause (i) or (ii) of this Section 19.1(B).

108

19.2. Option.

Tenant shall have the option (the “Additional Space Option”) to lease the Additional Space for a term (the “Additional Space Term”) commencing on the Additional Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the “Additional Space Notice”) to Landlord on or prior to the earlier of (x) November 1, 2023, and (y) the tenth (10th) day after the date that Landlord gives Tenant the Additional Space Acceleration Notice as described in Section 19.1(B) hereof to accelerate the Scheduled Additional Space Commencement Date (such date that is the tenth (10th) day after the date Landlord gives the Additional Space Acceleration Notice to Tenant, the “Accelerated Notice Date”; such earlier date, the “Additional Space Notice Date”). Time shall be of the essence as to the date by which Tenant must give the Additional Space Notice to Landlord to exercise the Additional Space Option. Except as expressly set forth in this Section 19.2, if Tenant does not give the Additional Space Notice to Landlord on or prior to the Additional Space Notice Date, then Landlord shall thereafter have the right to lease the Additional Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Additional Space under this Article 19. Notwithstanding the foregoing to the contrary, if (I) Landlord shall give the Additional Space Acceleration Notice to Tenant, (II) such Additional Space Acceleration Notice shall specify that Landlord is electing to accelerate the Scheduled Additional Space Commencement Date pursuant to clause (i) of Section 19.1(B) hereof, and (III) Tenant does not elect to lease the Additional Space by giving the Additional Space Notice to Landlord by the Accelerated Notice Date, then, in such event only, Tenant shall thereafter continue to have the right to lease the Additional Space subject to and in accordance with the provisions of this Article 19 as if such Acceleration Notice was never sent (it being understood that if the Additional Space Acceleration Notice shall specify that Landlord is electing to accelerate the Scheduled Additional Space Commencement Date pursuant to clause (ii) of Section 19.1(B) hereof and Tenant shall fail to give the Additional Space Notice to Landlord by the Accelerated Notice Date or if Landlord does not elect to accelerate the Scheduled Additional Space Commencement Date and Tenant fails to give the Additional Space Notice to Landlord by the Additional Space Notice Date, then, in either case, Tenant shall thereafter no longer have any rights to lease the Additional Space pursuant to this Article 19). Tenant shall not have the right to revoke an Additional Space Notice given to Landlord pursuant to this Article 19; provided, however, that if (x) Tenant exercises the Additional Space Option, and (y) Landlord subsequently exercises Landlord’s rights under Section 19.1(B) hereof to accelerate the Scheduled Additional Space Commencement Date, then Tenant shall have the right to revoke Tenant’s exercise of the Additional Space Option by giving notice thereof to Landlord on or prior to the fifteenth (15th) day after the date that Landlord gives Tenant notice of such acceleration of the Scheduled Additional Space Commencement Date. Tenant shall not have the right to exercise the Additional Space Option for only a portion of the Additional Space.

19.3. Certain Limitations.

(A) Tenant shall have the right to exercise the Additional Space Option only during the period that the Minimum Demise Requirement is satisfied, the Minimum Occupancy Requirement is satisfied, and the Initial Tenant Requirement is satisfied.

(B) Tenant’s exercise of the Additional Space Option shall be ineffective if, on the date that Tenant gives the Additional Space Notice to Landlord, an Event of Default has occurred and is then continuing. If (i) Tenant exercises the Additional Space Option, and (ii) at any time prior to the Additional Space Commencement Date, an Event of Default has occurred and is then continuing, the Minimum Demise Requirement is not satisfied, the Minimum Occupancy Requirement is not satisfied, or the Initial Tenant Requirement is not satisfied, then, at any time prior to the Additional Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the Additional Space Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Additional Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.

109

(C) Subject to the terms of this Section 19.3(C), an Additional Space Notice that Tenant gives to Landlord shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant delivers to Landlord, on or before the thirtieth (30th) day after the date that Tenant gives the Additional Space Notice to Landlord, an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that increases the amount of the Letter of Credit by an amount equal to the product obtained by multiplying (x) an amount equal to the first monthly installment of Fixed Rent for a full calendar month that becomes payable hereunder for the Additional Space, by (y) the quotient obtained by dividing (I) the Security Amount required pursuant to Article 26 hereof on the Additional Space Commencement Date (other than the amount of any security required to be deposited by Tenant for the Additional Space pursuant to this Section 19.3(C)), by (II) the monthly installment of Fixed Rent that is payable hereunder for the Premises on the Additional Space Commencement Date (other than the monthly installment of Fixed Rent that is payable hereunder for the Additional Space). Landlord and Tenant shall calculate initially the amount of the aforesaid increase in the Letter of Credit assuming that (1) the Fixed Rent for the Additional Space is an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (x) the Fixed Rent that is payable hereunder at such time (other than the Fixed Rent that is payable hereunder for the Additional Space), by (y) the number of square feet of Rentable Area comprising the Premises at such time (other than the Rentable Area comprising the Additional Space), by (II) the number of square feet of Rentable Area comprising the Additional Space, and (2) the Security Amount required on the Additional Space Commencement Date is the Security Amount required on the date of the Additional Space Notice. Landlord and Tenant shall adjust the amount of the aforesaid increase in the Letter of Credit to the extent (if any) necessary within fifteen (15) Business Days after the date that the parties determine the Fair Market Rent for the Additional Space in accordance with the terms of Article 21 hereof and/or within fifteen (15) Business Days after the Additional Space Commencement Date (if there is a change to the Security Amount required on the Option Space Commencement Date in accordance with the terms of Article 26 hereof).

19.4. Lease Provisions Apply.

If Tenant exercises the Additional Space Option in accordance with the provisions of this Article 19, then, on the Additional Space Commencement Date, the following provisions shall become effective:

(A) The Additional Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 19.4).

(B) The Tax Payment for each Tax Year during the Term from and after the Additional Space Commencement Date shall be increased to reflect the inclusion of the Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Additional Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the fiscal year that immediately follows the fiscal year during which the Additional Space Commencement Date occurs.

(C) The Operating Expense Payment for each Operating Expense Year during the Term from and after the Additional Space Commencement Date shall be increased to reflect the inclusion of the Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Additional Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year that immediately follows the calendar year during which the Additional Space Commencement Date occurs.

110

(D) Landlord shall not be obligated to perform any work or make any installations in the Additional Space or grant Tenant a work allowance therefor.

(E) The Fixed Rent for the Additional Space shall be an amount equal to the Fair Market Rent therefor.

(F) To the extent then available and upon Tenant’s request, the condenser water capacity that Tenant has the right to use under Section 4.7 hereof shall be increased by an amount equal to the number of tons of condenser water capacity to which the Premises is then connected multiplied by a fraction the numerator of which is the number of square feet of Rentable Area contained in the Additional Space and the denominator of which is the Rentable Area of the Premises as of the Additional Space Commencement Date (other than the Additional Space).

(G) Tenant shall have the right to use additional shaft locations reasonably designated by Landlord as may be reasonably required to connect the Additional Space to the remainder of the Premises which use shall be subject to the terms and conditions of Section 3.4 hereof.

19.5. Delivery.

(A) If Tenant exercises the Additional Space Option pursuant to this Article 19, then Landlord shall deliver vacant and exclusive possession of the Additional Space to Tenant on the Scheduled Additional Space Commencement Date; provided, however, that (x) if a Person remains in occupancy of the Additional Space (or any portion thereof) on the Scheduled Additional Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence to cause vacant and exclusive possession of the Additional Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Additional Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Additional Space to Tenant as contemplated by this Section 19.5(A), being referred to herein as the “Additional Space Commencement Date”), and (y) if such Person’s right to remain in occupancy of the Additional Space (or a portion thereof) terminates prior to the Scheduled Additional Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Additional Space Option (except as set forth in Section 19.5(B) hereof) or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Additional Space to Tenant on the Scheduled Additional Space Commencement Date (it being understood, however, for the avoidance of doubt, that Tenant shall have no obligation to pay any Rental for the Additional Space leased for any period prior to the Additional Space Commencement Date). Landlord and Tenant intend that this Section 19.5(A) constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law.

111

(B) If the Additional Space Commencement Date does not occur on or prior to the two hundred seventieth (270th) day after the Scheduled Additional Space Commencement Date, as such date may be adjourned by periods of Unavoidable Delays (but not by more than ninety-five (95) days in the aggregate) (such date, as so adjourned, the “Additional Space Outside Date”), then Tenant shall have the right to rescind Tenant’s election to lease the Additional Space by giving notice thereof to Landlord not later than the twentieth (20th) day after the Additional Space Outside Date (it being understood that time shall be of the essence as to the date by which Tenant has the right to rescind Tenant’s election to lease the Additional Space). If Tenant exercises Tenant’s aforesaid right to rescind Tenant’s election to lease the Additional Space, then (x) the Additional Space shall not be added to the Premises as contemplated by this Article 19, and (y) neither Landlord nor Tenant shall have any further obligations or liabilities in connection with the Additional Space.

Article 20
RENEWAL

20.1. Renewal Option.

(A) Subject to the terms of this Article 20, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for the entire Premises demised by this Lease on the Fixed Expiration Date for one (1) additional period of five (5) years (the “Renewal Term”), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date (the “Renewal Term Commencement Date”) and end on the day that is five (5) years after the Fixed Expiration Date, provided that as of the date that Tenant gives Landlord notice (the “Renewal Notice”) of Tenant’s election to exercise the Renewal Option: (a) this Lease has not been previously terminated, (b) no monetary or material non-monetary Event of Default has occurred and is then continuing, (c) the Minimum Demise Requirement is satisfied, (d) the Minimum Occupancy Requirement is satisfied, and (e) the Initial Tenant Requirement is satisfied.

(B) The Renewal Option shall be exercisable only by Tenant’s delivering the Renewal Notice to Landlord not later than the four hundred fiftieth (450th) day before the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant’s exercise of the Renewal Option ineffective if as of the Fixed Expiration Date: (a) a monetary or material non-monetary Event of Default has occurred and is then continuing, (b) the Minimum Demise Requirement is not satisfied, (c) the Minimum Occupancy Requirement is not satisfied, or (d) the Initial Tenant Requirement is not satisfied, in any case by giving notice thereof to Tenant during the period commencing on the Fixed Expiration Date and ending on the date that is fifteen (15) days after the Fixed Expiration Date (it being understood that (x) if Landlord so declares Tenant’s exercise of the Renewal Option ineffective, then the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant notice of such declaration (in which case Tenant shall pay the Rental due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 20.1(B) limits Landlord’s other rights or remedies after the occurrence of an Event of Default).

112

20.2. Lease Provisions Apply.

If Tenant exercises the Renewal Option, then the leasing of the Premises during the Renewal Term shall be upon the terms set forth herein, except that:

(A) the Fixed Rent for the Premises during the Renewal Term shall be the Fair Market Rent thereof;

(B) (x) the Base Tax Year shall be the Tax Year during which the Renewal Term Commencement Date Occurs, and (y) the Base Operating Expense Year shall be the calendar year during which the Renewal Term Commencement Date occurs.

(C) Landlord shall have no obligation to perform any work in connection with Tenant’s exercise of the Renewal Option;

(D) Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant’s exercise of the Renewal Option; and

(E) the provisions of this Article 20 shall not be applicable to permit Tenant to further extend the Term.

Article 21
FAIR MARKET RENT

21.1. Certain Definitions.

(A) The term “Fair Market Rent” shall mean annual fair market rental value.

(B) The term “Applicable Area” shall mean:

(1) the Premises, in connection with the determination of the Fair Market Rent thereof,

(2) the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof, and

(3) the Additional Space, in connection with the determination of the Fair Market Rent thereof.

(C) The term “Applicable Date” shall mean:

(1) the Fixed Expiration Date, in connection with the determination of the Fair Market Rent of the Premises,

(2) the applicable Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space, and

113

(3) the Scheduled Additional Space Commencement Date, in connection with the determination of the Fair Market Rent for the Additional Space.

21.2. Fair Market Rent Assumptions.

The Fair Market Rent shall be determined as of the Applicable Date assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that the Applicable Area is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.

21.3. Fair Market Procedure.

If Tenant exercises the Renewal Option, Tenant exercises the Option for the Applicable Option Space, or Tenant exercises an Additional Space Option, then Landlord and Tenant shall each deliver simultaneously to the other, at Landlord’s office, a notice (each, a “Rent Notice”), on a date mutually agreed upon, but in no event later than:

(1) one hundred eighty (180) days before the Fixed Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises,

(2) the later to occur of (I) three (3) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space, and

(3) the later to occur of (I) three (3) months before the Scheduled Additional Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the Additional Space Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Additional Space,

as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord’s determination of the Fair Market Rent is referred to as “Landlord’s Determination” and Tenant’s determination of the Fair Market Rent is referred to as “Tenant’s Determination”). If (i) Landlord fails to give Landlord’s Determination to Tenant, and (ii) Tenant tenders Tenant’s Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant’s Determination. If (i) Tenant fails to give Tenant’s Determination to Landlord, and (ii) Landlord tenders Landlord’s Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord’s Determination.

114

(B) If Tenant’s Determination and Landlord’s Determination are less than five percent (5%) apart, then the Fair Market Rent for the Applicable Area shall be the average of Landlord’s Determination and Tenant’s Determination. If Tenant’s Determination and Landlord’s Determination are five percent (5%) or more apart, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and Tenant gives Tenant’s Determination to Landlord. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and the date that Tenant gives Tenant’s Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such appraiser being referred to herein as the “Appraiser”). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser’s fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an Expedited Arbitration Proceeding for the sole purpose of designating the Appraiser.

(C) The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord’s Determination or Tenant’s Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser’s aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 21. The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.

(D) If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 21, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Determination and Tenant’s Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the thirtieth (30th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the thirtieth (30th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate (it being agreed that if Landlord fails to make such payment within forty-five (45) days after Tenant’s demand therefor, then Tenant shall have the right to apply against the Rental thereafter coming due hereunder a credit in an aggregate amount equal to such excess and such interest, until such credit is exhausted).

Article 22
DEFAULT

22.1. Events of Default.

The term “Event of Default” shall mean the occurrence of any of the following events:

(A) Tenant fails to pay any installment of Rental when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant;

115

(B) a Permitted Party’s interest under the applicable Occupancy Agreement devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, and such Transfer is not reversed within ten (10) days after the date that such Transfer occurs;

(C) Tenant defaults in respect of Tenant’s obligations under Section 4.11 hereof, and such default continues for more than three (3) Business Days after Landlord gives Tenant notice thereof;

(D) Tenant defaults in respect of Tenant’s obligations under Section 7.5(A)(4) hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant notice thereof;

(E) (i) Landlord presents the Letter of Credit for payment in accordance with the terms hereof, (ii) the issuer thereof fails to make payment thereon in accordance with the terms thereof, and (iii) either Tenant or such issuer fails to make such payment to Landlord within two (2) Business Days after the date that Landlord gives Tenant notice of such failure of such issuer;

(F) Tenant fails to provide Landlord with a replacement Letter of Credit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default as provided in Section 26.2 hereof within five (5) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replacement;

(G) an Insolvency Event occurs;

(H) Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default; or

(I) the Premises are abandoned; provided, however, that if (i) Tenant continues to comply with all provisions of this Lease (including, but not limited to, the obligation to pay any Rental due hereunder, Tenant’s repair and maintenance obligations and Tenant’s obligation to maintain insurance) or (ii) during any period in which there is an abatement of Fixed Rent due hereunder, Tenant has not notified Landlord or Landlord is not otherwise aware of Tenant’s unwillingness or inability to fulfill its obligations hereunder, then Tenant’s failure to occupy the Premises shall not be deemed abandonment.

116

22.2. Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the eleventh (11th) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the eleventh (11th) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof; provided, however, that if the Event of Default derives from an Insolvency Event, then the provisions of Article 23 hereof shall apply. Notwithstanding anything to the contrary contained in this Article 22, in the event of a monetary default by Tenant under this Lease, Landlord retains its right to avail itself of any and all remedies provided for in Section 711(2) of the New York Real Property Actions and Proceedings Law (the “RPAPL”) and, in the event that Landlord elects to avail itself of its rights thereunder, no Event of Default need be declared by Landlord and no notices need be served by Landlord under this Article 22 or this Lease, instead, in such instances, Landlord shall be required to serve upon Tenant only such notice(s) as may be required by said Section 711(2) of the RPAPL, including, without limitation, a statutory demand for rent; provided however, that in no event shall Landlord be entitled to terminate this Lease as a result of Tenant’s monetary default unless and until such failure becomes an Event of Default pursuant to Section 22.1 hereof without regard to this Section 22.2.

Article 23
TENANT’S INSOLVENCY

23.1. Assignments pursuant to the Bankruptcy Code.

(A) The term “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B) If Tenant, Tenant’s trustee or Tenant as debtor-in-possession (each, an “Insolvency Party”) proposes to assign the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant’s interest under this Lease on terms acceptable to Tenant, then the Insolvency Party shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 23.1(D) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the tenant’s interest under this Lease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment.

117

(C) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in connection with Tenant’s assignment of the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Landlord’s submission to Tenant of an invoice therefor that contains reasonable supporting documentation for the charges described therein.

(D) A Person that submits a bona fide offer to take by assignment the tenant’s interest under this Lease as described in Section 23.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee’s taking by assignment the tenant’s interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant’s obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person’s financial statements, audited by a certified public accountant in accordance with GAAP, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may not be construed as a lease of real property in a shopping center).

(E) If Tenant’s interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(F) Nothing contained in this Article 23 limits Landlord’s rights against Tenant under Article 17 hereof.

118

23.2. Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 23.2, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord’s rights under this Section 23.2, being referred to herein as a “Predecessor Tenant”) shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant’s rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 23.2 only by giving notice thereof to Tenant and to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant’s default thereunder.

23.3. Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A) a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B) a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C) any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of sixty (60) days; or

119

(D) any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E) a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F) a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor’s assets, and such appointment is not vacated or stayed within fifteen (15) Business Days (the events described in this Section 23.3 being collectively referred to herein as “Insolvency Events”).

The term “Tenant Obligor” shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guarantied all or any part of the obligations of Tenant hereunder, and (f) any Person that previously constituted Tenant hereunder. If this Lease terminates pursuant to this Section 23.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof.

23.4. Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord’s right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant’s obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 23.1(D) hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

120

23.5. Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant’s payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 24
REMEDIES AND DAMAGES

24.1. Certain Remedies.

(A) If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 22 hereof, or (y) this Lease terminates as provided in Section 23.3 hereof, then:

(1) Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2) Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B) Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord’s part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C) In the event of a breach or reasonable threat of breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

121

24.2. No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

24.3. Calculation of Damages.

(A) If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

(1) all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

(2) the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 24.1(A) hereof for any part of such period (such excess being referred to herein as a “Deficiency”), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent or Escalation Rent (as the case may be), and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding); and

122

(3) regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by (X) deducting from the fair and reasonable rental value of the Premises the customary expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (Y) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord to any Person other than an Affiliate of Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.

(B) If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 24.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C) Nothing contained in this Article 24 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in this Section 24.3.

Article 25
LANDLORD’S EXPENSES AND LATE CHARGES

25.1. Landlord’s Costs.

(A) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) to the extent that such legal proceeding derives from the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(A) shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).

123

(B) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(B) shall be adjusted appropriately to reflect the extent to which Landlord is successful in defending against such claim).

25.2. Tenant’s Costs.

(A) Landlord shall pay to Tenant an amount equal to the reasonable Out-of-Pocket Costs that Tenant incurs in instituting or prosecuting any legal proceeding against Landlord to the extent that such legal proceeding derives from the occurrence of Landlord’s default hereunder, together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor together with reasonable supporting documentation therefor (it being understood that (x) Tenant shall have the right to collect such amount from Landlord as damages and (y) the amount that Tenant has the right to collect from Landlord under this Section 25.2(A) shall be adjusted appropriately to reflect the extent to which Tenant is successful in such legal proceeding).

(B) Landlord shall pay to Tenant an amount equal to the reasonable Out-of-Pocket Costs that Tenant incurs in defending successfully against a claim made by Landlord against Tenant that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor together with reasonable supporting documentation therefor (it being understood that (x) Tenant shall have the right to collect such amount from Landlord as damages and (y) the amount that Tenant has the right to collect from Landlord under this Section 25.2(B) shall be adjusted appropriately to reflect the extent to which Tenant is successful in defending against such claim).

25.3. Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the third (3rd) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment, provided that no such late charge shall be due the first time Tenant makes a late payment in each twelve (12) month period. Nothing contained in this Section 25.3 limits Landlord’s rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.

124

Article 26
SECURITY

26.1. Security Deposit.

Subject to the terms of this Article 26, Tenant, on the date hereof, shall deposit with Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) that (i) is in the amount of Four Million One Hundred Twenty-Eight Thousand One Hundred Fifty Dollars and No Cents ($4,128,150.00) (the “Security Amount”) (which amount shall be adjusted in accordance with the provisions of Section 26.6 hereof), (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, (vi) allows Landlord the right to draw thereon in part from time to time or in full, and (vii) is issued by, and drawn on, a bank that (a) has a Standard & Poor’s rating of at least “AA” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof), (b) has not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (c) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the “Bank Requirements”). Landlord hereby approves of JP Morgan Chase as the Letter of Credit issuing bank on the date hereof. Landlord hereby approves of the form of Letter of Credit attached hereto as Exhibit “26.1”.

26.2. Landlord’s Rights.

If (a) an Event of Default occurs and is continuing, (b) an Insolvency Event occurs, or (c) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Rental that then remains unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of such Event of Default or such Insolvency Event or Tenant’s aforesaid failure to vacate the Premises or surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date. If Landlord so applies any part of the proceeds of the Letter of Credit prior to the Expiration Date, then Tenant, within five (5) Business Days after Landlord’s demand, shall provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor’s hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor’s a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 26.1 hereof) within fifteen (15) Business Days after the date that Landlord gives Tenant notice of such issuer’s failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) Business Days, then Landlord, in addition to Landlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 26.2 limits Landlord’s rights or remedies in equity, at law, or as otherwise set forth herein.

125

26.3. Return of Security.

Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) and/or the cash proceeds thereof then being held by Landlord and not applied as aforesaid, within thirty (30) days after Tenant performs (or Landlord has applied the proceeds of the Letter of Credit for, if later) all of the obligations of Tenant hereunder upon the expiration or earlier termination of the Term. Landlord’s obligations under this Section 26.3 shall survive the expiration or earlier termination of the Term.

26.4. Transfer of Letter of Credit.

Tenant, at Tenant’s expense, shall cooperate with Landlord to the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord’s assignment of Landlord’s rights under this Lease to a Person that succeeds to Landlord’s interest in the Real Property, promptly after Landlord’s request from time to time.

26.5. Renewal of Letter of Credit.

If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 26 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring (subject to any automatic annual extension of such Letter of Credit as set forth in such Letter of Credit for which Landlord has not received a notice of non-renewal from the issuer of such Letter of Credit), then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the sixtieth (60th) day after the Expiration Date.

126

26.6. Adjustments to the Security Amount.

(A) The following terms shall be defined as follows:

(i) “Tenant’s Cash Operating Income” shall mean an amount equal to Tenant’s operating income minus Tenant’s depreciation and amortization, as set forth on Tenant’s Financial Statement.

(ii) “Cash Operating Income Threshold” shall mean an amount equal to the product obtained by multiplying (i) the annual Fixed Rent due hereunder, by (ii) fifteen (15).

(iii) For purposes of clarity, all references in this Section 26.6 to the “Fixed Rent due hereunder” shall be deemed to include the Fixed Rent for the entire Premises, including, without limitation, any Fixed Rent payable with respect to any Option Space and/or the Additional Space then so demised hereunder.

(B) Subject to the terms of this Section 26.6(B), if, at any time during the period commencing on March 1, 2022 and ending on the day immediately preceding the date that is five (5) years after the Space B Rent Commencement Date both (I) the closing price of Tenant’s stock that is publicly traded on a recognized stock exchange is less than Ten Dollars and No Cents ($10.00) per share at the end of any regular trading day based upon a three (3) consecutive day weighted average, and (II) Tenant’s Cash Operating Income for the most recently ended fiscal year as shown on Tenant’s Financial Statement given or directed to Landlord by Tenant pursuant to Section 26.6(C) hereof is less than the Cash Operating Income Threshold, then Tenant shall immediately upon Landlord’s demand therefor deliver to Landlord an amendment to the existing Letter of Credit or a new Letter of Credit that complies with the terms of this Article 26, in either case, that increases the Security Amount to an amount equal to the product obtained by multiplying (i) the monthly installment of Fixed Rent then due hereunder, by (ii) fifteen (15).

(C) Tenant shall provide to Landlord, within sixty (60) days after the end of each fiscal year of Tenant that occurs during the period commencing on the date hereof and ending on the date that is five (5) years after the Space B Rent Commencement Date, a copy of Tenant’s audited financial statement, in each case dated as of the last day of the most recently ended fiscal year, which shows Tenant’s Cash Operating Income for such most recently ended fiscal year (such financial statements being collectively referred to herein as “Tenant’s Financial Statements”). Tenant shall cause Tenant’s Financial Statements to be prepared in accordance with GAAP, and to be accompanied by an unqualified opinion of a certified public accountant. As of the date hereof, Tenant’s fiscal year ends on December 31. In the event that Tenant shall fail to provide Tenant’s Financial Statement for a particular fiscal year by the sixtieth (60th) day after the end of such fiscal year, Landlord shall give a reminder notice to Tenant to provide Tenant’s Financial Statement and Tenant shall give Tenant’s Financial Statement to Landlord within five (5) Business Days after Landlord gives such reminder notice to Tenant. In the event that Tenant adopts a different period as Tenant’s fiscal year, Tenant shall promptly give notice thereof to Landlord. Notwithstanding the foregoing to the contrary, during the period that (x) the stock of Tenant is publicly traded on a recognized stock exchange, and (y) Tenant’s Financial Statements (which are for Tenant only and not consolidated with the financial statements of any other entity) are available to the general public under filings that Tenant makes with the Securities and Exchange Commission, Tenant shall be permitted to direct Landlord to the location of such public filing of Tenant’s Financial Statements in lieu of providing a hard copy of Tenant’s Financial Statements to Landlord as provided in this Section 26.6(C).

127

(D) Subject to the terms of Section 18.4(F) hereof, Section 19.3(C) hereof, and this Section 26.6, from and after the date that is five (5) years after the Space B Rent Commencement Date, Tenant shall have the right to amend the existing Letter of Credit or deliver a new Letter of Credit that complies with the terms of this Article 26, in either case, to reduce the Security Amount to an amount equal to the product obtained by multiplying (i) the monthly installment of Fixed Rent then due hereunder, by (ii) nine (9), provided that on the date that Tenant requests such reduction or the date that Landlord consummates such reduction pursuant to Section 26.6(E) hereof: (I) the Initial Tenant Requirement is satisfied, (II) neither a monetary nor material non-monetary Event of Default has occurred and is then continuing, (III) Landlord has not theretofore applied all or any portion of the security deposited hereunder (the requirements set forth in clauses (I) through (III) hereof, collectively, the “Security Reduction Requirements”).

(E) Tenant shall have the right to request any such reduction only by giving notice thereof to Landlord at any time from and after the tenth (10th) day before the date that Tenant is entitled to such reduction. Tenant shall not be entitled to reduce the amount of the Letter of Credit if any of the Security Reduction Requirements are not satisfied on the date that Tenant requests such reduction or the date that Landlord consummates such reduction. If Tenant requests and is entitled to any such reduction in accordance with the terms of this Section 26.6, then Landlord shall permit Tenant, at Tenant’s expense, to amend or replace the Letter of Credit to reflect such reduction.

Article 27
END OF TERM

27.1. End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 27.

27.2. Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to one hundred fifty percent (150%) of the aggregate Rental that was payable under this Lease during the last month of the Term, except that Tenant shall pay an amount equal to two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term for the period commencing on the sixtieth (60th) day of such holdover period. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date); provided, however, that Landlord shall not have the right to recover such damages unless Tenant’s holdover extends for more than sixty (60) days. Nothing contained in this Section 27.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise. Landlord’s acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 27.

128

Article 28
NO WAIVER

28.1. No Surrender.

(A) Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B) No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant’s account, then Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant’s obligations under this Lease.

28.2. No Waiver by Landlord.

(A) Landlord’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(B) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(C) Landlord’s failure during the Term to prepare and deliver any invoices, and Landlord’s failure during the Term to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

129

(D) No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

28.3. No Waiver by Tenant.

(A) Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

(B) Tenant’s failure during the Term to make a demand for payment under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any amount which may have become due during the Term (except to the extent otherwise expressly set forth herein). Landlord’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

Article 29
JURISDICTION

29.1. Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

29.2. Submission to Jurisdiction.

Tenant and Landlord each hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by the other against the consenting party concerning any matters relating to this Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

130

29.3. Waiver of Trial by Jury; Counterclaims.

(A) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise.

(B) If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Tenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant. Nothing contained in this Section 29.3(B) limits Tenant’s right to assert claims against Landlord in a separate proceeding.

Article 30
NOTICES

30.1. Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:

if to Tenant before the Commencement Date, at:

1330 Avenue of the Americas

New York, New York 10019

Attn.: Gina Sheldon, Esq.

with a copy to:

1330 Avenue of the Americas

New York, New York 10019

Attn.: Marina Anoshin

if to Tenant on or after the Commencement Date, at the Building, Attn.: Gina Sheldon, Esq.

131

with a copy to:

Tenant, at the Building, Attn.: Marina Anoshin

and

Davis & Gilbert LLP

1675 Broadway

New York, New York 10019

Attn. Mark E. Maltz, Esq.

if to Landlord, at:

c/o Vornado Office Management LLC

888 Seventh Avenue

New York, New York 10019

Attn.: Vice Chairman

with a copy to:

c/o Vornado Realty Trust

210 Route 4 East

Paramus, New Jersey 07652

Attn: Chief Financial Officer

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 30. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given on the date that it is delivered or such attempted delivery is rejected. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 30 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager’s right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant).

Article 31
BROKERAGE

31.1. Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank (the “Broker”). Landlord shall pay all fees and commissions due and owing to Broker in connection with this lease pursuant to a separate agreement between Landlord and Broker. The provisions of this Section 31.1 shall survive the expiration or earlier termination of the Term.

132

Article 32
INDEMNITY

32.1. Tenant’s Indemnification of the Landlord Indemnitees.

(A) Subject to the terms of this Section 32.1, to the fullest extent permitted by law, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a “Claim Against Landlord”) made by a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1) a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party’s conducting such Permitted Party’s business in the Premises) (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);

(2) an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Recapture Space);

(3) the breach of any covenant to be performed by Tenant hereunder;

(4) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 31.1 hereof);

(5) a Person with whom a Permitted Party has dealt making a claim for a leasing commission or other similar compensation in connection with a Transfer;

(6) a Compliance Challenge (or Tenant’s delaying Tenant’s compliance with a Requirement during the pendency of a Compliance Challenge); or

(7) Landlord’s cooperating with Tenant as contemplated by Section 7.4(A) hereof.

Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Landlord. Nothing contained in this Section 32.1 limits the provisions of Section 34.19 hereof.

133

(B) The term “Landlord Indemnitees” shall mean, collectively, Landlord, Landlord’s managing agent, each Lessor, each Mortgagee and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(C) The term “Tenant Indemnitees” shall mean each Permitted Party and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(D) The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 32.1.

32.2. Landlord’s Indemnification of the Tenant Indemnitees.

(A) Subject to the terms of this Section 32.2, to the fullest extent permitted by law, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a “Claim Against Tenant”) made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1) the breach of any covenant to be performed by Landlord hereunder;

(2) a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 31.1 hereof);

(3) Landlord’s failure to pay the Broker a commission or other compensation in connection herewith; or

(4) a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Recapture Space by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Tenant.

(B) The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 32.2.

134

32.3. Indemnification Procedure.

(A) If at any time a Claim Against Tenant is made or threatened against a Tenant Indemnitee, or a Claim Against Landlord is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 32 (the “Indemnitee”) shall give to the other party (the “Indemnitor”) notice of such Claim Against Tenant or such Claim Against Landlord, as the case may be (the “Claim”); provided, however, that the Indemnitee’s failure to provide such notice shall not impair the Indemnitee’s rights to indemnity as provided in this Article 32 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B) The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor designates and that the Indemnitee approves (it being understood that (I) the Indemnitee shall not unreasonably withhold, condition or delay such approval, (II) the Indemnitee shall be deemed to have approved such attorneys if the Indemnitee fails to respond within ten (10) days to the Indemnitor’s request for approval, and (III) the attorneys designated by the Indemnitor’s insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor’s failure to notify the Indemnitee of the Indemnitor’s election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.

(C) Subject to the terms of this Section 32.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 32.3(B) hereof, then the Indemnitee may participate, at the Indemnitee’s expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as otherwise provided in this Section 32.3(C), the Indemnitor shall not be required to pay the costs that Indemnitee otherwise incurs in engaging counsel to consult with Indemnitee in connection with the Claim.

(D) If the Claim is a Claim Against Landlord, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Claim Against Tenant, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E) The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a “Settlement”). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee’s approval of a proposed Settlement, provided that (I) the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), or (II) the Person making the Claim releases the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof). If (x) the terms of the Settlement do not provide for the Indemnitor’s making payment, in cash, to the Person making the Claim, the entire amount of the Settlement, contemporaneously with the Indemnitee’s approval thereof (so that either the Indemnitor or the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), (y) the Person making the Claim does not release the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof, and (z) the Indemnitee does not approve the proposed Settlement, then the Indemnitor’s aggregate liability under this Article 32 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

135

(F) If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 32.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 32.

Article 33
LANDLORD’S CONSENTS; ARBITRATION

33.1. Certain Limitations.

Subject to the terms of Section 33.2 hereof, Tenant hereby waives any claim for damages against Landlord for Landlord’s unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 33.

33.2. Expedited Arbitration.

(A) If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord’s consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval, or the thirtieth (30th) day after the date that Tenant claims that Landlord’s delaying such consent or approval first became unreasonable, as the case may be.

136

(B) The sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

(C) The term “Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-4(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(c) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-7 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator’s fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator’s fees).

Article 34
ADDITIONAL PROVISIONS

34.1. Tenant’s Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property.

34.2. Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed counterpart of this Lease to each other.

137

34.3. No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.

34.4. Extent of Landlord’s Liability.

(A) The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.

(B) The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder.

(C) The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the rents and proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

34.5. Extent of Tenant’s Liability.

If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant’s obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder.

34.6. Survival.

Subject to the terms hereof, Tenant’s liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date.

34.7. Recording.

Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord’s submission thereof to Tenant.

138

34.8. Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

34.9. Counterparts and Electronic Signature.

This Lease may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement. An executed counterpart of this Lease transmitted by facsimile, email or other electronic transmission or using electronic signature technology (e.g., via DocuSign or similar electronic technology) shall be (i) deemed an original counterpart of this Lease and (ii) legally binding upon the parties hereto to the same extent as delivery of an original counterpart of this Lease.

34.10. Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

34.11. Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

34.12. Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

34.13. Vault Space.

If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

34.14. Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental. Landlord acknowledges that Landlord’s right to access the Premises as provided in this Section 34.14 is subject to the provisions of Article 9 hereof.

139

34.15. Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

34.16. Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

34.17. Authority.

(A) Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of the state in which it was formed, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) to Tenant’s knowledge, the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.

(B) Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

140

34.18. Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

34.19. Consequential Damages.

Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers (it being understood, however, that nothing contained in this Section 34.19 limits Landlord’s right to recover damages as expressly provided in Section 24.3(A) hereof and in Section 27.2 hereof). Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.

34.20. Tenant’s Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant’s letterhead or promotional materials without Landlord’s prior approval.

34.21. Specially Designated Nationals; Blocked Persons; Embargoed Persons.

(A) Tenant represents and warrants to Landlord that (a) Tenant and, to Tenant’s knowledge, each person or entity directly or indirectly owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Requirements or that this Lease is in violation of Requirements, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of Requirements.

141

(B) Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with Requirements.

(C) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be an Event of Default. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

142

This page constitutes the signature page to the Lease, dated as of the 23rd day of February, 2021, between HWA 1290 III LLC, HWA 1290 IV LLC and HWA 1290 V LLC, as landlord, and FUBOTV INC., as tenant, for certain space in the building known by the street address of 1290 Avenue of the Americas, New York, New York 10104

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

HWA 1290 III LLC, a Delaware limited liability company

By:	Hudson Waterfront Associates III, L.P., a Delaware limited partnership, as sole equity member

	By:	Hudson Waterfront III Corporation, a Delaware corporation, its sole general partner

By:	/s/ Michael J. Franco
Name: Michael J. Franco
Title: President

HWA 1290 IV LLC, a Delaware limited liability company

By:	Hudson Waterfront Associates IV, L.P., a Delaware limited partnership, as sole equity member

	By:	Hudson Waterfront IV Corporation, a Delaware corporation, its sole general partner

By:	/s/ Michael J. Franco
Name: Michael J. Franco
Title: President

HWA 1290 V LLC, a Delaware limited liability company

By:	Hudson Waterfront Associates V, L.P., a Delaware limited partnership, as sole equity member

	By:	Hudson Waterfront V Corporation, a Delaware corporation, its sole general partner

By:	/s/ Michael J. Franco
Name: Michael J. Franco
Title: President

FUBOTV INC.

By:	/s/ David Gandler
Name: David Gandler
Title: Chief Executive Officer

Tenant’s EIN #:	[***]